EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

FIFTH AMENDED AND RESTATED 3-YEAR REVOLVING CREDIT AGREEMENT

Among

GENERAL MOTORS COMPANY,

GENERAL MOTORS FINANCIAL COMPANY, INC.,

THE SUBSIDIARY BORROWERS FROM TIME TO TIME PARTIES HERETO,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

Dated as of March 31, 2023

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Global Coordinator, Joint Lead Arranger and Joint Bookrunner	CITIBANK, N.A., as Syndication Agent, Global Coordinator, Joint Lead Arranger and Joint Bookrunner

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED NEW YORK BRANCH[1,2]	LLOYDS BANK PLC[1,2]	THE TORONTO DOMINION BANK, NEW YORK BRANCH[1,2]

as Asian Pacific Regional Coordinator	as European Regional Coordinator	as North American Regional Coordinator

BARCLAYS BANK PLC[1,2]	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH[1,2]	BNP PARIBAS[1,2]	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK [1,2]

DEUTSCHE BANK SECURITIES INC.[1,2]	GOLDMAN SACHS BANK USA[1,2]	INTESA SANPAOLO S.P.A.—NEW YORK BRANCH[1,2]	BANK OF AMERICA, N.A.[1] as Co-Syndication Agent	MIZUHO BANK, LTD.[1,2]

MORGAN STANLEY SENIOR FUNDING, INC.[1,2]	RBC CAPITAL MARKETS[1] ROYAL BANK OF CANADA[2]	SANTANDER , BANK, N.A.[1]	SUMITOMO MITSUI BANKING CORPORATION[1,2]	SOCIÉTÉ GÉNÉRALE[1,2]	THE BANK OF NOVA SCOTIA[1,2]

As Joint Bookrunners and Joint Lead Arrangers when noted (1) and as Documentation Agents when noted (2).

i

3.4	L/C Participations	73
3.5	Reimbursement Obligation of the Company and the Applicable Account Party	74
3.6	Obligations Absolute	75
3.7	Letter of Credit Payments	75
3.8	Applications	75
3.9	Collateralization	76
3.10	New Issuing Lenders; L/C Commitments	76
3.11	Existing Letters of Credit and Designated Letters of Credit	77
3.12	Conflicts	78

SECTION 4.	REPRESENTATIONS AND WARRANTIES	78

4.1	Financial Condition	78
4.2	No Change	79
4.3	Existence	79
4.4	Power; Authorization; Enforceable Obligations	79
4.5	No Legal Bar	79
4.6	Litigation	79
4.7	No Default	79
4.8	Ownership of Property	79
4.9	Intellectual Property	80
4.10	Federal Regulations	80
4.11	ERISA	80
4.12	Investment Company Act	80
4.13	Ownership of the Subsidiary Borrowers	80
4.14	Use of Proceeds	80
4.15	Anti-Corruption Laws and Sanctions	80

SECTION 5.	CONDITIONS PRECEDENT	81

5.1	Conditions to Closing Date	81
5.2	Conditions to Each Extension of Credit	81

SECTION 6.	AFFIRMATIVE COVENANTS	82

6.1	Financial Statements	82
6.2	Compliance Certificates	82
6.3	Maintenance of Business; Existence	83
6.4	Maintenance of Insurance	83
6.5	Notices	83
6.6	Guarantors, etc.	83
6.7	Books and Records	83
6.8	Ratings	83

SECTION 7.	NEGATIVE COVENANTS	83

7.1	Minimum Liquidity	84
7.2	Indebtedness	84
7.3	Asset Sale Restrictions	84
7.4	Fundamental Changes	84
7.5	Anti-Corruption Laws and Sanctions	85

SECTION 8.	EVENTS OF DEFAULT	85

SECTION 9.	THE AGENTS	87

9.1	Appointment	87
9.2	Delegation of Duties	87
9.3	Exculpatory Provisions	87
9.4	Reliance by Administrative Agent	88
9.5	Notice of Default	88
9.6	Non-Reliance on Agents and Other Lenders	88
9.7	Indemnification	89
9.8	Administrative Agent in Its Individual Capacity	89
9.9	Successor Administrative Agent	89
9.10	[Reserved].	90
9.11	Bookrunners, Lead Arrangers, Global and Regional Coordinators, Documentation Agents, Syndication Agent and Co-Syndication Agent	90
9.12	Certain ERISA Matters.	90
9.13	Acknowledgements of Lenders and Issuing Lenders	91

SECTION 10.	MISCELLANEOUS	93

10.1	Amendments and Waivers	93
10.2	Notices	95
10.3	No Waiver; Cumulative Remedies	98
10.4	Survival of Representations and Warranties	98
10.5	Payment of Expenses; Limitation of Liability; Indemnity	98
10.6	Successors and Assigns; Participations and Assignments	100
10.7	Adjustments	103
10.8	Counterparts; Electronic Execution	103
10.9	Severability	104
10.10	Integration	104
10.11	GOVERNING LAW	105
10.12	Submission to Jurisdiction; Waivers	105
10.13	Judgment	105
10.14	Acknowledgments	106
10.15	Releases of Guarantees.	106
10.16	Confidentiality	107
10.17	WAIVERS OF JURY TRIAL	107
10.18	USA Patriot Act	108
10.19	No Novation	108
10.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	108
10.21	Acknowledgement Regarding Any Supported QFCs	108
10.22	Interest Rate Limitations	109

SCHEDULES:

1.1A	Commitments; Scheme Reference Number and Jurisdiction of Tax Residence
1.1B	Initial Excluded Subsidiaries
1.1C	Applicable Pricing Grid
1.1D	Existing Liens
1.1E	Excluded Subsidiary Businesses
4.6	Litigation

EXHIBITS:

A	Form of Guarantee
B	[Reserved]
C	[Reserved]
D	[Reserved]
E	Form of Incremental Loan Activation Notice
F	Form of Closing Certificate
G	Form of Assignment and Assumption
H	Form of Borrower Joinder Agreement
I-1	Form of Exemption Certificate for Non-Partnership Non-U.S. Lenders
I-2	Form of Exemption Certificate for Partnership Non-U.S. Lenders
I-3	Form of Exemption Certificate for Non-Partnership Non-U.S. Participants
I-4	Form of Exemption Certificate for Partnership Non-U.S. Participants
J	Form of Compliance Certificate
K	Form of Note
L	Form of Borrowing Request
M	Form of Company Consent
N	Form of Letter of Credit Acknowledgment

FIFTH AMENDED AND RESTATED THREE YEAR REVOLVING CREDIT AGREEMENT, dated as of March 31, 2023 (this “Agreement”), among GENERAL MOTORS COMPANY, a Delaware corporation (the “Company”), GENERAL MOTORS FINANCIAL COMPANY, INC., a Texas corporation (“GMF”), the other Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time parties hereto, as lenders (collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A. (and any of its branches and affiliates acting on its behalf in such capacity), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and BANK OF AMERICA, N.A., as co-syndication agent (in such capacity, the “Co-Syndication Agent”).

WHEREAS, the Company entered into that certain Fourth Amended and Restated Three Year Revolving Credit Agreement, dated as of April 7, 2021 (the “Existing Three Year Credit Agreement”), with GMF, the other subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents party thereto;

WHEREAS, the parties have agreed to amend and restate the Existing Three Year Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction (or waiver pursuant to Section 10.1) of the conditions set forth in Section 5.1;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that on the Closing Date (as defined below), the Existing Three Year Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2022 10-K” has the meaning assigned to such term in Section 4.1.

“364-Day Revolving Credit Agreement” means that certain Fifth Amended and Restated 364-Day Revolving Credit Agreement, dated as of March 31, 2023, among the Company, GMF, certain other subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“5-Year Revolving Credit Agreement” means (i) that certain Fourth Amended and Restated Five Year Revolving Credit Agreement, dated as of March 31, 2023, among the Company, GMF, certain other subsidiaries of the Company from time to time party thereto as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as administrative agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation, irrespective of the amount thereof or any combination of any one or more of the foregoing, that has been incurred to extend, replace, renew, defease, exchange, repay, refinance or refund in whole or in part the Indebtedness and other obligations outstanding under the Fourth Amended and Restated Five Year Revolving Credit Agreement referred to in clause (i) above or any other agreement or instrument referred to in this clause (ii) unless the Company notifies the Administrative Agent that it is not intended to be a “5-Year Revolving Credit Agreement” hereunder. All references to the “5-Year Revolving Credit Agreement” in this Agreement shall refer to any 5-Year Revolving Credit Agreement then extant.

“5-Year Total Available Commitments” means the “Total Available Commitments” (or equivalent term) under, and as defined in, the 5-Year Revolving Credit Agreement (it being understood that if there is more than one 5-Year Revolving Credit Agreement in effect at any time, references hereunder to “5-Year Total Available Commitments” shall be deemed to mean the sum of the “5-Year Total Available Commitments” (as defined above) under each such agreement).

“5-Year Total Commitments” means the “Total Commitments” (or equivalent term) under, and as defined in, the 5-Year Revolving Credit Agreement (it being understood that if there is more than one 5-Year Revolving Credit Agreement in effect at any time, references hereunder to “5-Year Total Commitments” shall be deemed to mean the sum of the “5-Year Total Commitments” (as defined above) under each such agreement).

“5-Year Total Extensions of Credit” means the “Total Extensions of Credit” (or equivalent term) under, and as defined in, the 5-Year Revolving Credit Agreement (it being understood that if there is more than one 5-Year Revolving Credit Agreement in effect at any time, references hereunder to “5-Year Total Extensions of Credit” shall be deemed to mean the sum of the “5-Year Total Extensions of Credit” (as defined above) under each such agreement).

“ABR” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day), plus 1.00%; provided, that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.18 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.18(b)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the rate determined pursuant to this definition of “ABR” shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.7.

“Agent” means the Administrative Agent.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Ancillary Borrower” has the meaning assigned to such term in Section 2.30(a).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which such Ancillary Facility is first made available, which date shall be a Business Day within the Commitment Period for the applicable Ancillary Lender in respect of the Multicurrency Facility.

“Ancillary Commitment” means, with respect to any Ancillary Lender and Ancillary Facility, the maximum Dollar Equivalent of the amount that such Ancillary Lender has agreed to make available from time to time prior to the Termination Date under such Ancillary Facility pursuant to Section 2.30 (to the extent such amount is not cancelled or reduced under this Agreement or the Ancillary Facility Documents relating to that Ancillary Facility and, in each case, such Dollar Equivalent amount to be determined as of the applicable Ancillary Commencement Date, without giving effect to any currency fluctuations after such date); provided, that, at no time shall (a) the aggregate Ancillary Commitments of such Ancillary Lender plus the Multicurrency Extensions of Credit of such Ancillary Lender exceed (b) the Multicurrency Commitment of such Ancillary Lender (determined without giving effect to any reduction of such Commitment pursuant to Section 2.30).

“Ancillary Document” has the meaning assigned to it in Section 10.8.

“Ancillary Facility” means (a) any overdraft, automated payment, check drawing and/or other current account facility, (b) any credit order or short term loan facility, (c) any foreign exchange or foreign currency facility, (d) any documentary or stand-by letter of credit facility, suretyship, guarantee and/or bonding facility or any other instrument to provide a contingent liability, (e) any derivatives or hedging facility and/or (f) any other facility or financial accommodation that may be entered into by any Ancillary Borrower in connection with the business of the Company and/or any of its Subsidiaries, in each case made available by an Ancillary Lender in accordance with Section 2.30.

“Ancillary Facility Document” means, with respect to any Ancillary Facility, each document or instrument between any Ancillary Borrower and the applicable Ancillary Lender thereunder governing such Ancillary Facility.

“Ancillary Facility Outstandings” means, at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, the Dollar Equivalent of the sum of the following amounts outstanding under such Ancillary Facility: (a) the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balance on any account of any Ancillary Borrower under any Ancillary Facility with the relevant Ancillary Lender to the extent that such credit balance is freely available to be set-off by such Ancillary Lender against liabilities owing by such Ancillary Borrower under such Ancillary Facility); (b) the face amount of each guarantee, bond and letter of credit under such Ancillary Facility (net of any cash collateral and otherwise as the maximum liability thereunder is reduced in accordance with its terms and by calls thereon which have been satisfied, and excluding any liability in respect of amounts of interest, fees and similar charges); and (c) the amount fairly representing the aggregate exposure (excluding interest, fees and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Facility Document.

“Ancillary Lender” means, with respect to any Ancillary Facility, the Lender (or an affiliate of such Lender) that has made (in its sole discretion) such Ancillary Facility available under Section 2.30.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act.

“Applicable Account Party” has the meaning assigned to such term in Section 3.1(a).

“Applicable Lending Office” means, for any Lender, such Lender’s office, branch or affiliate designated for Term Benchmark Loans denominated in the applicable Currency, Daily Simple SOFR Loans, ABR Loans, L/C Obligations or Letters of Credit denominated in the applicable Currency, as applicable, as notified to the Administrative Agent and the Company or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 2.23, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Company.

“Applicable Facility Rating” has the meaning set forth in the Applicable Pricing Grid.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, for any day, with respect to any ABR Loan, Daily Simple SOFR Loan, Term Benchmark Loan, as the case may be, the applicable rate per annum set forth under the relevant column heading in the Applicable Pricing Grid, based upon the Applicable Rating in effect on such day.

“Applicable Pricing Grid” means in the case of any Loan or Facility Fee, the table set forth on Schedule 1.1C.

“Applicable Rating” means the Index Debt Rating; provided, that in the event the Company has obtained or maintained an Applicable Facility Rating from at least two of Moody’s, S&P or Fitch, the “Applicable Rating” shall be the Applicable Facility Rating in effect at any time of determination; provided further that the Applicable Rating that applied under the Existing Three Year Credit Agreement immediately prior to the Closing Date shall be deemed to continue to apply until (but not including) the earlier of (i) June 15, 2023 and (ii) the first date upon which at least two of S&P, Moody’s and Fitch have issued an Index Debt Rating that is lower than the Index Debt Rating issued by such rating agency as of the Closing Date.

“Application” means, with respect to an Issuing Lender, a customary application consistent with this Agreement, in such form as such Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Electronic Platform” has the meaning assigned to such term in Section 10.2(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in revolving bank loans and similar revolving extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Arrangers” has the meaning assigned to such term in Section 9.11.

“Assignee” has the meaning assigned to such term in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit G.

“Available Multicurrency Commitment” means, on any date of determination with respect to any Lender, (a) such Lender’s Multicurrency Commitment in effect on such date minus (b) its Multicurrency Extensions of Credit on such date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.18.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated, and (c) and any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Benchmark” means, initially, with respect to any (i) Daily Simple SOFR Loan, the Adjusted Daily Simple SOFR or (ii) Term Benchmark Loan, the Relevant Rate for such Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.18.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan subject to the occurrence of a Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.18.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” has the meaning assigned to such term in Section 10.7.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means the Company, GMF or any other Subsidiary Borrower designated from time to time by the Company until (in the case of any Subsidiary Borrower) such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.1(d).

“Borrower Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H.

“Borrowing” means Loans of the same Type and Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Company or any Subsidiary Borrower as a date on which the Company or such Subsidiary Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” means a request by any Borrower for a Domestic Loan, L/C Tranche Loan or Multicurrency Loan, in substantially the form of Exhibit L.

“Brazilian Incremental Facility” has the meaning assigned to such term in Section 2.28(d).

“Brazilian New Local Facility” has the meaning assigned to such term in Section 2.27(c).

“Brazilian Reais” and “R$” mean the lawful currency of the Federative Republic of Brazil.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (d) in relation to Daily Simple SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such Daily Simple SOFR Loans or any other dealings of such Daily Simple SOFR Loans, any such day that is a U.S. Government Securities Business Day and (e) in relation to any Ancillary Facility, any day (other than a Saturday or Sunday) on which banks are open for dealings in deposits of the applicable currency in the interbank market.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.

“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (b) any other Optional Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) any other Optional Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Optional Currency for a maturity of one month.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.20, by any lending office of such Lender or Issuing Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. For purposes of this definition and Section 2.20, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case described in clauses (x) and (y) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or (b) Continuing Directors cease to constitute at least a majority of the members of the board of directors of the Company.

“CLO” means any person that is primarily engaged in the issuance of securities based on, collateralized by or otherwise backed by one or more pools of assets consisting primarily of bank loans.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is March 31, 2023.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateralized” means, with respect to any Letter of Credit, that such Letter of Credit is secured by cash collateral arrangements and/or backstop letters of credit entered into on terms (and, with respect to any such backstop letters of credit, from issuers) reasonably satisfactory to the relevant Issuing Lender; and the terms “Collateralize” and “Collateralization” shall have correlative meanings.

“Commitment” means, individually and collectively, the Domestic Commitments, the L/C Tranche Commitments and the Multicurrency Commitments. To the extent any Incremental Facility or New Local Facility is established, the “Commitments” shall, to the extent appropriate, include commitments under such Facilities.

“Commitment Increase” has the meaning assigned to such term in Section 2.28(a).

“Commitment Increase Date” means, as to any Commitment Increase, the date (which shall be a Business Day) specified in the related Incremental Loan Activation Notice as the date on which such Commitment Increase shall be effective.

“Commitment Period” means with respect to any Lender in any Facility, the period from and including the Closing Date (or in the case of a Lender that becomes a Lender under such Facility after the Closing Date, the date on which such Lender becomes a Lender under such Facility) to, but excluding, the Termination Date applicable to such Lender under such Facility.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its affiliates, or the transactions contemplated by this Agreement or the other Loan Documents.

“Company” has the meaning assigned to such term in the preamble hereto.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit J.

“Consolidated Domestic Liquidity” means, as of any date of determination, the sum of (a) the Total Available Commitments as of such date plus (b) the 5-Year Total Available Commitments at such date plus (c) the total available commitments (after giving effect to any applicable borrowing base limitations) under other then-effective committed credit facilities of the Company or any Domestic Subsidiary (including any Ancillary Commitments, which may at such time be reallocated to provide availability to the Company or any Domestic Subsidiary, but excluding any warehouse facility of GMF) plus (d) total cash (other than restricted cash), cash equivalents, and Marketable Securities of the Company and its Domestic Subsidiaries (other than Domestic Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as determined by the Company based on adjustments to the amount of total cash (other than restricted cash), cash equivalents and Marketable Securities, as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC.

“Consolidated Global Liquidity” means as of any date of determination, the sum of (a) the Total Available Commitments as of such date plus (b) the 5-Year Total Available Commitments as of such date plus (c) the total available commitments (after giving effect to any applicable borrowing base limitations) under other then-effective committed credit facilities of the Company or any of its Subsidiaries (including any Ancillary Commitments available to the Company or any of its Subsidiaries, if applicable, but excluding any warehouse facility of GMF) plus (d) total cash (other than restricted cash), cash equivalents and Marketable Securities of the Company and its Subsidiaries (other than Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC.

“Consolidated Tangible Assets” means the aggregate amount of the Company’s consolidated assets after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case as set forth in the most recent financial statements of the Company and its consolidated Subsidiaries delivered pursuant to Section 6.1 prepared in accordance with GAAP.

“Consolidated Total Assets” means, at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries.

“Continuing Director” means, at any date, an individual (a) who is a member of the board of directors of the Company on the Closing Date or (b) who has been nominated or appointed to be a member of such board of directors, or approved or otherwise ratified, by a majority of the other Continuing Directors then in office.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 10.21.

“Currency” means Dollars or any Optional Currency.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower.

“Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, at any time, a Lender (a) that has defaulted in its obligation to make Loans or participate in Letters of Credit under this Agreement, (b) that has, or the direct or indirect parent company of which has, notified the Administrative Agent or the Company, or has stated publicly, that it will not comply with any such funding obligation under this Agreement or that it will not comply with its funding obligations generally under other agreements in which it is obligated to extend credit, (c) that has, for three or more Business Days, failed to confirm in writing to the Company, in response to a written request of the Company after the Company has a reasonable basis to believe such Lender will not comply with its funding obligations under this Agreement, that it will comply with its funding obligations under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Company’s receipt of such confirmation, (d) with respect to which a Lender Insolvency Event has occurred and is continuing or (e) which has become the subject of a Bail-In Action.

“Designated Letters of Credit” has the meaning assigned to such term in Section 3.11(b).

“Designated Principal Trade Name” means a Principal Trade Name, designated by the Company as the “Designated Principal Trade Name” in a written notice to the Administrative Agent pursuant to the terms hereof; provided, that, for the avoidance of doubt, only one Principal Trade Name may be designated as a “Designated Principal Trade Name” during the term of this Agreement.

“Designation Date” has the meaning assigned to such term in Section 3.11(b).

“Disposition” means, with respect to any property, any sale, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings; provided, that, for the avoidance of doubt, (a) the pledge or collateral assignment of property, or the granting of a Lien on property, and (b) the licensing and sublicensing of intellectual property and other general intangibles on customary terms and conditions in the ordinary course of business of the licensing or sublicensing party shall not constitute a “Disposition”.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to an amount denominated in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent, and such determination shall be conclusive in the absence of manifest error. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Company or any Subsidiary Borrower delivers a request for a Loan or Letter of Credit or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Commitment” means as to any Lender, the obligation of such Lender, if any, to make Domestic Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Domestic Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Domestic Extensions of Credit” means, as to any Domestic Lender at any time, an amount equal to the aggregate principal amount of all Domestic Loans held by such Lender then outstanding.

“Domestic Facility” means the Domestic Commitments and the extensions of credit made thereunder.

“Domestic Lender” means each Lender that has a Domestic Commitment or that holds Domestic Loans or other Loans made under the Domestic Facility.

“Domestic Loans” has the meaning assigned to such term in Section 2.1.

“Domestic Percentage” means as to any Domestic Lender at any time, the percentage which such Lender’s Domestic Commitment then constitutes of the aggregate amount of the Domestic Commitments then in effect or, at any time after the Domestic Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of Domestic Extensions of Credit of such Lender then outstanding constitutes of the aggregate Outstanding Amount of Domestic Extensions of Credit of the Domestic Lenders then outstanding.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not (a) a Foreign Subsidiary or (b) a Subsidiary that is owned, directly or indirectly, by a Foreign Subsidiary. Unless otherwise qualified, all references to a “Domestic Subsidiary” or to “Domestic Subsidiaries” in this Agreement shall refer to a Domestic Subsidiary or Domestic Subsidiaries of the Company.

“Domestic Subsidiary Borrower” means any Subsidiary Borrower which is a Domestic Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of the applicable Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any and all foreign, federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b) or (c) of the Code or any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Default” means (a) any of the following (i) the occurrence of a nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan to which the Company or any ERISA Affiliate is a “party in interest” (within the meaning of Section 3(14) of ERISA) or a “disqualified person” (within the meaning of Section 4975 of the Code); (ii) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (v) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; or (vi) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; and (b) in each case in clauses (i) through (vi), such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBOR Screen Rate shall be less than zero, the EURIBOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Euro” and “€” means the single currency of the Participating Member States.

“Event of Default” means any of the events specified in Section 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exchange Rate” means, for any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into Dollars, as set forth at 11:00 A.M., London time, on such day on the applicable Reuters currency page with respect to such currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London interbank market or other market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means (a) GM Holdings, (b) each of the Initial Excluded Subsidiaries, (c) each Subsidiary of the Company that (i) is prohibited by any applicable requirement of law or Governmental Authority from guaranteeing the obligations of the Loan Parties or (ii) is acquired after the Closing Date and, at the time of acquisition, is a party to, or is bound by, any contract, agreement, instrument, indenture or other Contractual Obligation pursuant to which such Subsidiary’s agreement to guarantee the obligations of the Loan Parties is prohibited by, or would constitute a default or breach of, or would result in the termination of, such contract, agreement, instrument, indenture or other Contractual Obligation; provided, that such contract, agreement, instrument, indenture or other Contractual Obligation shall not have been entered into in contemplation of such acquisition; provided, further, that such Subsidiary shall cease to be an Excluded Subsidiary upon the termination of such contract, agreement, instrument, indenture or other Contractual Obligation, and will become a Subsidiary Guarantor only if required by and pursuant to this Agreement, (d) each Foreign Subsidiary, (e) each Subsidiary of a Foreign Subsidiary, (f) each Foreign Subsidiary Holding Company, (g) each Unconsolidated Subsidiary, (h) each Finance Subsidiary of the Company, (i) each Subsidiary that is a dealership and (j) each Subsidiary acquired or formed after the Closing Date primarily to operate an Excluded Subsidiary Business; provided, that such Subsidiary shall cease to be an Excluded Subsidiary if such Subsidiary no longer operates an Excluded Subsidiary Business or the Company elects, in its sole discretion, in writing to the Administrative Agent that it no longer intends that such Subsidiary shall do so.

“Excluded Subsidiary Businesses” means the businesses and/or Subsidiaries indicated on Schedule 1.1E.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by income or profits (including franchise taxes imposed in lieu of or in addition to net income Taxes) imposed as a result of a present or former connection between the Recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profit Taxes imposed by the United States or any similar Tax imposed by any other Governmental Authority in a jurisdiction described in clause (a) above, (c) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.24) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.21, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.21(d) to the extent such Recipient is legally entitled to so comply and (e) any Taxes imposed under FATCA.

“Existing Five Year Credit Agreement” means that certain Third Amended and Restated Five Year Revolving Credit Agreement, dated as of April 18, 2018, as amended by that certain Amendment No. 1 thereto, dated as of April 7, 2021, by and among GMF, GMB, the other subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Banco do Brasil S.A., as the Brazilian administrative agent, and the other agents party thereto.

“Existing Letters of Credit” has the meaning assigned to such term in Section 3.11.

“Existing Loan” means any “Loan” under and as defined in the Existing Three Year Credit Agreement.

“Existing Required Lenders” means the “Required Lenders” under and as defined in the Existing Three Year Credit Agreement.

“Existing Three Year Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Extending Lender” has the meaning assigned to such term in Section 2.29(a).

“Extensions of Credit” means, (a) as to any Domestic Lender, such Lender’s Domestic Extensions of Credit, (b) as to any L/C Tranche Lender, such Lender’s L/C Tranche Extensions of Credit and (c) as to any Multicurrency Lender, such Lender’s Multicurrency Extensions of Credit. To the extent any Incremental Facility or New Local Facility is established, “Extensions of Credit” shall, to the extent appropriate, include the Outstanding Amount of any extensions of credit under such Facilities.

“Facility” means each of (a) the Domestic Facility, (b) the L/C Tranche Facility, (c) the Multicurrency Facility, (d) any New Local Facility and (e) any Incremental Facility.

“Facility Fee” has the meaning assigned to such term in Section 2.10(a).

“Facility Fee Rate” means, for any day relating to each of the Domestic Facility, the Multicurrency Facility and the L/C Tranche Facility, with respect to the Facility Fees payable hereunder, the applicable rate per annum set forth under the column heading “Facility Fee Rate” in the Applicable Pricing Grid, based upon the Applicable Rating in effect on such day.

“Facility Rating” means, as of any date, the credit rating provided by Moody’s, S&P or Fitch, as applicable, for the Facilities provided hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), including any regulations or official interpretations thereof whether issued before or after the date of this Agreement, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into between the United States and any other Governmental Authority in connection with the implementation of such Section of the Code (or any such amended or successor version thereof) and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement with respect to the foregoing.

“Federal Funds Effective Rate” means for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date” means (a) the first day of each January, April, July and October (or, if any such day is not a Business Day, the next succeeding Business Day) and (b) the last day of the final Fee Payment Period.

“Fee Payment Period” means, initially, the period from and including the Closing Date to but excluding the first Fee Payment Period End Date to occur after the Closing Date, and thereafter, each period commencing on and including a Fee Payment Period End Date to but excluding the succeeding Fee Payment Period End Date (except that the final Fee Payment Period for any Lender shall end on the date on which the Commitment of such Lender terminates and its Extensions of Credit have been paid in full or Collateralized).

“Fee Payment Period End Date” means the fifteenth day of each March, June, September and December of each year.

“Finance Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is primarily engaged in leasing or financing activities including (a) lease and purchase financing provided by such Subsidiary to dealers and consumers, (b) leasing or financing of installment receivables or otherwise providing banking, financial or insurance services to the Company and/or its affiliates or others or (c) financing the Company’s and/or its affiliates’ operations. For the avoidance of doubt, GMGTC shall not be considered a Finance Subsidiary.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, a financial vice president, treasurer, assistant treasurer, or controller of such Person.

“Fitch” means Fitch Ratings, a business segment of Fitch Group, Inc. and its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR, the Adjusted TIBOR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR, the Adjusted TIBOR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Japanese Prime Rate or the Central Bank Rate shall be 0.00%.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction outside the United States. Unless otherwise qualified, all references to a “Foreign Subsidiary” or to “Foreign Subsidiaries” in this Agreement shall refer to a Foreign Subsidiary or Foreign Subsidiaries of the Company.

“Foreign Subsidiary Borrower” means any Subsidiary Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means a Subsidiary substantially all of the Net Book Value of whose assets consists of Capital Stock (or other interests that could reasonably be characterized as equity for U.S. federal income tax purposes) or indebtedness of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies.

“Funding Office” means the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office with respect to any Facility or Facilities by written notice to the Company, any relevant Subsidiary Borrower and the applicable Lenders.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GM Holdings” means General Motors Holdings LLC, a Delaware limited liability company.

“GMB” means General Motors do Brasil Ltda., a Brazilian limited liability company.

“GMF” has the meaning assigned to such term in the preamble hereto.

“GMGTC” means GM Global Treasury Centre Limited, a private limited company incorporated under the laws of England and Wales.

“Governmental Authority” means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any federal, state or municipal court, in each case whether of the United States or a foreign jurisdiction, including any applicable supranational bodies (such as the European Union or European Central Bank).

“Guarantee” means the Fifth Amended and Restated Guarantee Agreement to be executed and delivered by the Company, substantially in the form of Exhibit A.

“Guarantee Joinder” means a joinder agreement substantially in the form of Annex I to the Guarantee.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), if the primary purpose or intent thereof is to provide assurance that the Indebtedness of another Person will be paid or discharged, any obligation of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to advance or supply funds for the purchase or payment of any such primary obligation (b) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (c) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation”

shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by such guaranteeing person in accordance with GAAP.

“Guarantors” means, collectively, the Company (with respect to the Obligations and Ancillary Facility Outstandings of any Subsidiary Borrower or Ancillary Borrower, as applicable) and the Subsidiary Guarantors (if applicable). For the avoidance of doubt, GM Holdings does not and shall not constitute a Guarantor.

“Hedging Obligations” means any of the following: (a) a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (b) which is a type of transaction that is similar to any transaction referred to in clause (a) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made.

“Incremental Commitment” means, as to each Incremental Lender, in respect of any Commitment Increase or Incremental Facility, the obligation of such Incremental Lender on and after the applicable Commitment Increase Date or Incremental Facility Closing Date to make Incremental Loans under the relevant Facility in a principal amount equal to the amount set forth under the heading “Incremental Commitment” opposite such Incremental Lender’s name on the applicable Incremental Loan Activation Notice.

“Incremental Facility” means any series of Incremental Commitments (other than any Commitment Increase) and the extensions of credit thereunder as provided in any Incremental Loan Activation Notice.

“Incremental Facility Closing Date” means, as to any Incremental Facility, the date (which shall be a Business Day) specified in the related Incremental Loan Activation Notice as the first date on which Incremental Loans will be made available thereunder.

“Incremental Lender” means (a) any Lender designated by the Company (in the case of a Commitment Increase with respect to the L/C Tranche Facility, with the consent of each Material Issuing Lender (unless such Lender is (A) an L/C Tranche Lender or (B) any other bank, financial institution or any other Person that has an investment grade rating from two of S&P, Moody’s and Fitch at the time of such Commitment Increase, in each case, such consents not to be unreasonably withheld)), (b) any other bank, financial institution or other Person that does not have an investment grade rating from two of S&P, Moody’s and Fitch at the time of such Commitment Increase which becomes a signatory to an Incremental Loan Activation Notice with the consent of the Company (in its sole discretion), the Administrative Agent and in the case of a Commitment Increase with respect to the L/C Tranche Facility, each Material Issuing Lender at such time (such consents not to be unreasonably withheld), and (c) each Lender which has made, or acquired pursuant to an assignment made in accordance with Section 10.6, an Incremental Commitment.

“Incremental Loan Activation Notice” means a notice substantially in the form of Exhibit E.

“Incremental Loan Maturity Date” means, as to any Incremental Facility, the maturity date specified in the Incremental Loan Activation Notice relating thereto.

“Incremental Loans” has the meaning assigned to such term in Section 2.28(b).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of (x) solely for purposes of Section 7.2, obligations of the kind referred to in clause (a) above and (y) for all other purposes, obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) all obligations of such Person in respect of Hedging Obligations.

“Indemnified Liabilities” has the meaning assigned to such term in Section 10.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.5.

“Index Debt Rating” means, as of any date, the credit rating provided by Moody’s, S&P or Fitch, as applicable, for senior, unsecured, long-term Indebtedness of the Company.

“Ineligible Assignee” means (a) any Person that is a hedge fund or a captive finance company, (b) any Person, or affiliate of any such Person, which is a captive finance company of, or which is engaged in, automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution irrespective of whether such Person (or an affiliate thereof) is a direct competitor of the Company or any of its Subsidiaries, (c) any CLO, (d) any person that is not a commercial bank, (e) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person or (f) any Defaulting Lender. For purposes of determining if a Person is an Ineligible Assignee, an institutional investor which is a passive investor in the financing of equipment or facilities used in automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution shall not, solely by reason of such investment, be deemed to be engaged in such businesses.

“Ineligible Participant” means any Person that is engaged in automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution and is a direct competitor of the Company or any of its Subsidiaries or any captive finance company controlled by such Person. For purposes of determining if a Person is an Ineligible Participant, an institutional investor which is a passive investor in the financing of equipment or facilities used in automotive vehicle manufacturing, automotive vehicle distribution, automotive vehicle parts manufacturing or automotive vehicle parts distribution shall not, solely by reason of such investment, be deemed to be engaged in such businesses.

“Initial Excluded Subsidiary” means each Subsidiary listed on Schedule 1.1B.

“Intellectual Property” means the collective reference to all rights, priorities and privileges with respect to intellectual property, arising under the laws of the United States or any State thereof, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.14, which shall be in a form approved by the Administrative Agent.

“Interest Payment Date” means (a) as to any ABR Loan, the fifteenth day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) with respect to any Daily Simple SOFR Loan, (1) initially the date that is one week after the date of the borrowing of such Daily Simple SOFR Loan and, thereafter, each successive date that is on the same weekday as such initial date (provided that if such initial date or any such successive date is a day other than a Business Day, the applicable Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar week, in which case such Interest Payment Date shall occur on the next preceding Business Day and (2) the Termination Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Termination Date and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof (to the extent of such repayment or prepayment).

“Interest Period” means, as to any Term Benchmark Loan (i), the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Currency), as selected by the Company or relevant Subsidiary Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Currency), as selected by the Company or relevant Subsidiary Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)	the Company or relevant Subsidiary Borrower may not select an Interest Period under a particular Facility that would extend beyond the earliest Termination Date then in effect for such Facility;

(C)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D)

no tenor that has been removed from this definition pursuant to Section 2.18(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices (1998), International Chamber of Commerce Publication No. 590 and any subsequent revision thereof adhered to by the Issuing Lenders.

“Issuing Lender” means, with respect to a Letter of Credit, the Lender or the Applicable Lending Office thereof that is requested to issue, or that issues, such Letter of Credit pursuant to an L/C Issuing Commitment.

“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“Japanese Yen” means the official currency of Japan.

“Judgment Currency” has the meaning assigned to such term in Section 10.13.

“L/C Fee Letter” means that certain Fourth Amended and Restated L/C Fee Letter, dated as of the date hereof, among the Company, each L/C Tranche Lender and each Issuing Lender.

“L/C Issuing Commitment” means, as to any L/C Tranche Lender (or Applicable Lending Office thereof), the obligation of such Person to issue Letters of Credit pursuant to Section 3 (including any Existing Letters of Credit issued by such L/C Tranche Lender) in an aggregate Outstanding Amount at any time not to exceed the amount set forth under the heading “L/C Issuing Commitment” opposite such Person’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party thereto, in each case, as the same may be changed from time to time pursuant to the terms hereof, including Section 3.10.

“L/C Obligations” means, at any time, the Dollar Equivalent of the aggregate Outstanding Amount of all Letters of Credit, after giving effect to Section 3.9.

“L/C Participants” means, with respect to any Letter of Credit issued by an Issuing Lender, the collective reference to all of the L/C Tranche Lenders (other than the Issuing Lender with respect to such Letter of Credit).

“L/C Tranche Commitment” means as to any Lender, the obligation of such Lender, if any, to make L/C Tranche Loans and participate in Letters of Credit in an aggregate principal and/or face amount the Dollar Equivalent of which shall not exceed the amount set forth under the heading “L/C Tranche Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“L/C Tranche Extensions of Credit” means, as to any L/C Tranche Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate principal amount of all L/C Tranche Loans held by such Lender then outstanding and (b) an amount equal to such Lender’s applicable L/C Tranche Percentage of the aggregate L/C Obligations then outstanding.

“L/C Tranche Facility” means the L/C Tranche Commitments and the extensions of credit made thereunder.

“L/C Tranche Lender” means each Lender that has a L/C Tranche Commitment or that holds L/C Tranche Loans.

“L/C Tranche Loans” has the meaning assigned to such term in Section 2.7(a).

“L/C Tranche Percentage” means as to any L/C Tranche Lender at any time, the percentage which such Lender’s L/C Tranche Commitment then constitutes of the aggregate amount of the L/C Tranche Commitments then in effect or, at any time after all the L/C Tranche Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of L/C Tranche Extensions of Credit of such Lender then outstanding constitutes of the aggregate Outstanding Amount of L/C Tranche Extensions of Credit of the L/C Tranche Lenders then outstanding.

“Lender Insolvency Event” means, with respect to any Lender, that such Lender or its direct or indirect parent company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment. For the avoidance of doubt, a Lender that participates in a government support program will not be considered to be the subject of a proceeding of the types described in this definition solely by reason of its participation in such government support program.

“Lenders” has the meaning assigned to such term in the preamble hereto and shall include, individually and in the aggregate, the Domestic Lenders, the L/C Tranche Lenders, the Issuing Lenders and the Multicurrency Lenders. To the extent any Incremental Facility or New Local Facility is established, “Lenders” shall, to the extent appropriate, include any Lender under such Facilities.

“Letter of Credit” has the meaning assigned to such term in Section 3.1(a), after giving effect to Section 3.9.

“Letter of Credit Acknowledgment” means an acknowledgment signed by any Applicable Lending Office of an Issuing Lender that issues a Letter of Credit, the Applicable Account Party and the Company pursuant to the terms of Section 3.10(b), substantially in the form of Exhibit N hereto; provided, that only one such acknowledgment shall be required to be executed as between any Applicable Lending Office of an Issuing Lender, the Company and any Applicable Account Party (and shall be delivered in connection with the first issuance of a Letter of Credit by such Applicable Lending Office for the benefit of such Applicable Account Party), unless and until such Applicable Lending Office shall reasonably request an additional acknowledgment be executed to reflect changes to the terms of any Letter of Credit to the extent permitted pursuant to Section 3.12(a)(ii).

“Liabilities” means any losses, claims (including interparty claims), demands, damages or liabilities of any kind.

“Lien” means any mortgage, pledge, lien, security interest, charge, conditional sale or other title retention agreement or other similar encumbrance.

“Loan Documents” means this Agreement, the L/C Fee Letter, the Guarantee, the Notes, each Borrower Joinder Agreement, each Guarantee Joinder and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means, collectively, the Company, each Subsidiary Borrower and each Subsidiary Guarantor (if any); provided, however, that the term “Loan Parties” shall not include any such Person from and after the date such Person ceases to be a party to the Loan Documents in accordance with the terms thereof until the date such Person becomes or is required to become a party to any Loan Document.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Domestic Loans, L/C Tranche Loans, and Multicurrency Loans. To the extent any Incremental Facility or New Local Facility is established, “Loans” shall, to the extent appropriate, include Loans made under such Facilities.

“Local Facility Amendment” has the meaning assigned to such term in Section 2.27(a).

“Local Time” means (i) New York City time in the case of a Loan or other disbursement denominated in Dollars and (ii) London time in the case of a Loan or other disbursement denominated in an Optional Currency (or any such other local time as otherwise notified to or communicated by the Administrative Agent).

“Majority Facility Lenders” means with respect to any Facility, the holders of more than 50% of the aggregate amount of Commitments outstanding under such Facility (or at any time after all of the Commitments thereunder shall have expired or terminated, the holders of more than 50% of the aggregate amount of Extensions of Credit thereunder).

“Marketable Securities” means, with respect to any Person, investments by such Person in fixed income securities with original maturities greater than 90 days that have a determinable fair value, are liquid and are readily convertible into cash. For avoidance of doubt, (i) such investments are passive investments, purchased by such Person in the ordinary course of business as part of its liquidity and/or cash management activities, and (ii) for all purposes of the Loan Documents, the amount of Marketable Securities of the Company and its Subsidiaries as of the last day of any fiscal quarter or fiscal year of the Company is equal to the amount reported on the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q consolidated balance sheet for such fiscal quarter or fiscal year, as the case may be, as the line “Marketable Securities”, less any adjustment for securities that do not satisfy the requirements of the first sentence of this definition.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition of the Company and its Domestic Subsidiaries, taken as a whole or (b) the validity or enforceability of the Loan Documents, taken as a whole, or the rights and remedies of the Administrative Agent and the Lenders hereunder or thereunder, taken as a whole.

“Material Indebtedness” means, with respect to the Company or any Principal Domestic Subsidiary, indebtedness for borrowed money of, or guaranteed by, such Person having an aggregate principal amount, individually or in the aggregate, the Dollar Equivalent of which exceeds $1 billion.

“Material Issuing Lender” means any Issuing Lender with an L/C Issuing Commitment of $200 million or more.

“Material Loan Party” means (a) the Company and (b) any Subsidiary Guarantor (if any) that, at the time of determination, has Consolidated Total Assets equal to at least 10% of the Consolidated Total Assets of the Company at such time, as reflected initially in the 2022 10-K and thereafter in the most recent annual consolidated financial statements of the Company delivered or deemed delivered pursuant to Section 6.1.

“Maximum Rate” has the meaning specified in Section 10.22.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multicurrency Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Multicurrency Loans in an aggregate principal amount, the Dollar Equivalent of which shall not exceed the amount set forth under the heading “Multicurrency Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including, with respect to any Lender that has utilized its Multicurrency Commitment to provide any Ancillary Facility, other than for purposes of determining the Required Lenders, the Majority Facility Lenders or Sections 9.7 or 10.6, (x) as reduced by such Ancillary Commitment of such Lender then in effect and (y) as increased by any such Ancillary Commitment to the extent such Ancillary Commitment is reduced or cancelled).

“Multicurrency Extensions of Credit” means, as to any Multicurrency Lender at any time, an amount equal to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Loans held by such Lender then outstanding.

“Multicurrency Facility” means the Multicurrency Commitments and the extensions of credit made thereunder.

“Multicurrency Lender” means each Lender that has a Multicurrency Commitment or that holds Multicurrency Loans or other Loans made under the Multicurrency Facility.

“Multicurrency Loans” has the meaning assigned to such term in Section 2.3.

“Multicurrency Percentage” means, as to any Multicurrency Lender at any time, the percentage which such Lender’s Multicurrency Commitment then constitutes of the aggregate amount of the Multicurrency Commitments then in effect or, at any time after all of the Multicurrency Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of Multicurrency Extensions of Credit of such Lender then outstanding constitutes of the aggregate Outstanding Amount of Multicurrency Extensions of Credit of the Multicurrency Lenders then outstanding.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 4001(a)(3) or Section 3(37) of ERISA to which contributions are required to be made by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate may have any direct or indirect liability or obligation contingent or otherwise.

“Net Book Value” means with respect to any asset of any Person (a) other than accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation in respect of such asset on such balance sheet and (b) with respect to accounts receivable, the gross book value thereof, minus any specific reserves attributable thereto.

“New Local Facility” has the meaning assigned to such term in Section 2.27(a).

“New Local Facility Lender” has the meaning assigned to such term in Section 2.27(a).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.29(b).

“Non-U.S. Lender” means any Lender that is not a U.S. Person.

“Notes” has the meaning assigned to such term in Section 2.19(g).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, collectively, the unpaid principal of and interest on the Loans, Reimbursement Obligations and all other obligations and liabilities of the Company, any other Borrower, any Subsidiary Guarantor or any Applicable Account Party (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Reimbursement Obligations and Post-Petition Interest) to the Administrative Agent, any Lender or any Issuing Lender hereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents, in each case whether on account of principal, interest, reimbursement obligations, fees, prepayment premiums, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent, the Lenders or the Issuing Lenders that are required to be paid by the Company, any of the Subsidiary Borrowers, any of the Subsidiary Guarantors or any of the Applicable Account Parties pursuant to the terms of any of the Loan Documents).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Optional Currency” means, (i) with respect to Loans made under each Facility (other than the Domestic Facility), at any time, Euro, Japanese Yen and such other lawful currencies which are not restricted and freely convertible into Dollars and are freely traded and readily available with the consent of the Administrative Agent and the Lenders under the applicable Facility and (ii) with respect to Letters of Credit issued under the L/C Tranche Facility, the currencies specified in the L/C Fee Letter).

“Optional Currency Equivalent” means, for any amount of any Optional Currency, at the time of determination thereof, (a) if such amount is expressed in such Optional Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Optional Currency determined by using the rate of exchange for the purchase of such Optional Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Optional Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“Original Currency” has the meaning assigned to such term in Section 10.13.

“Other Taxes” means any and all present or future stamp or documentary Taxes and any other excise or property, intangible or mortgage recording Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24) as a result of a present or former connection between the recipient of such payment and the jurisdiction imposing such Taxes.

“Outstanding Amount” means (a) with respect to indebtedness for borrowed money, the aggregate outstanding principal amount thereof, (b) with respect to banker’s acceptances, letters of credit or letters of guarantee, the aggregate undrawn, unexpired face amount thereof plus the aggregate unreimbursed drawn amount thereof, (c) with respect to Hedging Obligations, the aggregate amount recorded by the applicable obligor as its termination liability thereunder and (d) with respect to any other obligations, the aggregate outstanding amount thereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate; provided, that if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Participant” has the meaning assigned to such term in Section 10.6(c)(i).

“Participant Register” has the meaning assigned to such term in Section 10.6(c)(i).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment” has the meaning assigned to it in Section 9.13(c).

“Payment Notice” has the meaning assigned to it in Section 9.13(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Percentage” means as to any Lender, the applicable Domestic Percentage of such Lender, the applicable L/C Tranche Percentage of such Lender or the applicable Multicurrency Percentage of such Lender. To the extent any Incremental Facility or New Local Facility is established, the “Percentage” of any Lender in respect of such Facility shall be determined on a comparable basis.

“Permitted Liens” means:

(a) Liens for Taxes, assessments, governmental charges and utility charges, in each case that (i) are not yet delinquent, (ii) are not yet subject to penalties or interest for non-payment, (iii) are due, but the Liens imposed for such Taxes, assessments or charges are unenforceable or (iv) are being contested in good faith by appropriate actions or proceedings, provided, that if and to the extent required by GAAP, adequate reserves with respect thereto are maintained on the books of the relevant Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, landlord’s or other like Liens imposed by law or arising in the ordinary course of business (including deposits made to obtain the release of such Liens) that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate actions or proceedings;

(c) Liens securing Hedging Obligations not entered into for speculative purposes;

(d) statutory, common law or customary Liens (or similar rights) in favor of trustees and escrow agents, and netting and statutory or common law Liens, set-off rights, banker’s Liens, Liens arising under Section 4-210 of the UCC and the like in favor of counterparties to financial obligations and instruments;

(e) permits, licenses, leases or subleases granted to others, encroachments, covenants, use agreements, easements, rights-of-way, reservations of rights, title defects, servitudes, zoning and environmental restrictions, other restrictions and other similar encumbrances and other agreements incurred or entered into in the ordinary course of business or imposed by law that, individually or in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and the Principal Domestic Subsidiaries, taken as a whole;

(f) Liens arising under leases or subleases of real or personal property that do not, individually or in the aggregate, materially interfere with the ordinary conduct of business of the Company and the Principal Domestic Subsidiaries, taken as a whole;

(g) Liens, pledges or deposits made in the ordinary course of business or imposed by law in connection with workers’ compensation, unemployment or other insurance (including self-insurance arrangements) or other types of social security or pension benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), licenses, leases (other than capital lease obligations), statutory or regulatory obligations and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested taxes or import or customs duties or similar obligations or for the payment of rent, in each case, incurred in the ordinary course of business;

(h) Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under (i) leases entered into by the Company or any Principal Domestic Subsidiary in the ordinary course of business or (ii) sales of accounts, payment intangibles, chattel paper, receivables and/or instruments;

(i) purchase money Liens granted by the Company or any Principal Domestic Subsidiary and Liens in respect of Capital Lease Obligations (including the interest of a lessor under any Capital Lease Obligation and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Company or such Principal Domestic Subsidiary’s acquisition thereof including acquisitions through amalgamation, merger or consolidation) limited, in each case, to the property purchased with the proceeds of such purchase money indebtedness or subject to such Capital Lease Obligations, or Liens granted to secure Indebtedness provided or guaranteed by a Governmental Authority to finance research and development, limited to the property purchased or developed with the proceeds of such Indebtedness;

(j) Liens in existence on the Closing Date and listed on Schedule 1.1D, provided, that no such Lien is spread to cover any unrelated property acquired by the Company or any Principal Domestic Subsidiary after the Closing Date and that the amount of Indebtedness or other obligations secured thereby is not increased (except as otherwise permitted by this Agreement);

(k) Liens on property or Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Principal Domestic Subsidiary;

(l) Liens on property at the time the Company or any Principal Domestic Subsidiary acquires the property, including any acquisition by means of a merger or consolidation with or into the Company or such Principal Domestic Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Principal Domestic Subsidiary;

(m) any Lien securing the renewal, extension, refinancing, replacing, amending, extending, modifying or refunding of any indebtedness or obligation secured by any Lien permitted by clause (i), (j), (k), (l) or (p) or this clause (m) without any change in the assets subject to such Lien;

(n) any Lien arising out of claims under a judgment rendered, decree or claim filed so long as such judgments, decrees or claims do not constitute an Event of Default;

(o) any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;

(p) Liens in favor of lessors pursuant to Sale/Leaseback Transactions;

(q) Liens securing Indebtedness or other obligations comprising or Guarantee Obligations with respect to (i) letters of credit, bankers’ acceptances and similar instruments issued in the ordinary course of business in respect of the financing of insurance premiums, customs, stay, performance, bid, surety or appeal bonds and similar obligations, (ii) completion guaranties, (iii) “take or pay” obligations in supply agreements, (iv) reimbursement obligations regarding workers’ compensation claims, (v) indemnification, adjustment of purchase price and similar obligations incurred in connection with (A) the acquisition or disposition of any business or assets or (B) sales contracts, (vi) coverage of long term counterparty risk in respect of insurance companies, (vi) purchasing and supply agreements, (viii) rental deposits, (ix) judicial appeals and (x) service contracts;

(r) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or any Principal Domestic Subsidiary;

(s) statutory and other Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Company or any Subsidiary of the Company under Environmental Laws to which any assets of the Company or such Subsidiary are subject;

(t) Liens securing Indebtedness or other obligations incurred in the ordinary course of business in connection with banking, cash management (including automated clearinghouse transactions), custody and deposit accounts and operations, netting services, employee credit card programs and similar arrangements and Liens securing indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(u) Liens under industrial revenue, municipal or similar bonds;

(v) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the properties and assets of the Company or any Principal Domestic Subsidiary consisting of real or personal property;

(w) Liens arising from security interests granted by Persons who are not affiliates of the Company or any Subsidiary in such Person’s co-ownership interest in Intellectual Property that such Person co-owns together with the Company or any Subsidiary;

(x) Liens under licensing agreements for use of Intellectual Property or licenses or sublicenses of Intellectual Property, in each case, entered into in the ordinary course of business;

(y) Liens of sellers of goods to any Loan Party arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business; and

(z) so long as no Event of Default shall have occurred and be continuing, Liens in favor of any finance party granted by the Company or any Principal Domestic Subsidiary on company cars and receivables (and other Collateral evidencing, securing, or relating to such company cars or receivables including Supporting Obligations and Letter-of-Credit Rights, in each case, as such terms are defined in the UCC).

“Permitted Principal Trade Name Transfer” means the transfer of the Designated Principal Trade Name to a Qualified IP Holding Company so long as, immediately prior to and after giving effect to such transfer, no Default or Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means, at a particular time, an employee pension benefit plan covered by Title IV of ERISA or Section 412 of the Code or Section 303 of ERISA, but excluding any Multiemployer Plan, (a) which is sponsored, established, contributed to or maintained by the Company or any ERISA Affiliate, (b) for which the Company or any ERISA Affiliate could have any liability, whether actual or contingent (whether pursuant to Section 4069 of ERISA or otherwise) or (c) for which the Company or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Post-Petition Interest” shall mean all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any bankruptcy, insolvency or reorganization proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such bankruptcy, insolvency or reorganization proceeding.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Domestic Subsidiary” means (a) GM Holdings, (b) each Subsidiary Guarantor (if any) and (c) each Domestic Subsidiary of the Company, other than an Excluded Subsidiary, that (A) has Consolidated Total Assets with a Net Book Value in excess of $500 million as of the most recent audited annual financial statements delivered pursuant to Section 6.1 (or, prior to the first such required delivery, as of the 2022 10-K), (B) at least 80% or more of the Capital Stock or Voting Stock of such Domestic Subsidiary is owned, directly or indirectly, by the Company and (C) none of the Capital Stock of such Domestic Subsidiary is publicly held.

“Principal Trade Names” means GM, GMC, Chevrolet, Cadillac, and Buick and any variation thereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.21.

“Qualified IP Holding Company” means any wholly-owned Foreign Subsidiary of the Company to which the Designated Principal Trade Name is transferred.

“Receiving Party” has the meaning assigned to such term in Section 10.16.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if such Benchmark is Daily Simple SOFR, then two Business Days prior to such setting or (5) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBOR Rate or the TIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 10.6(b)(iv).

“Regulation D” means Regulation D of the Board as in effect from time to time.

“Regulation T” means Regulation T of the Board as in effect from time to time.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Regulation X” means Regulation X of the Board as in effect from time to time.

“Reimbursement Date” has the meaning assigned to such term in Section 3.5.

“Reimbursement Obligation” means the obligation of the Company or the Applicable Account Party to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Japanese Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other Optional Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, as applicable, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the Adjusted TIBOR Rate, as applicable and (iv) with respect to any Daily Simple SOFR Borrowing, the Adjusted Daily Simple SOFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the TIBOR Screen Rate, as applicable.

“Required Lenders” means, at any time, the holders of more than 50% of the aggregate amount of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the holders of more than 50% of the sum of the Total Extensions of Credit plus the aggregate Ancillary Facility Outstandings).

“Requirements of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief accounting officer, chief financial officer, controller, assistant controller, treasurer or assistant treasurer of the Company.

“S&P” means Standard & Poor’s Ratings Service and its successors.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by any Loan Party or Principal Domestic Subsidiary of real or personal property that has been or is to be sold or transferred by the applicable Loan Party or Principal Domestic Subsidiary to such Person, including any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the applicable Loan Party or Principal Domestic Subsidiary.

“Sanctioned Country” has the meaning assigned to such term in Section 4.15.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“Sanctions List” has the meaning assigned to such term in Section 4.15.

“SEC” means the Securities and Exchange Commission, and any analogous Governmental Authority.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity have or shall have the right to have voting power by reason of the happening of any contingency) is at the time directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Borrower” means GMF and any other Subsidiary that becomes a party hereto pursuant to Section 10.1(d) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.1(d).

“Subsidiary Guarantor” means each Principal Domestic Subsidiary that became a party to the Guarantee pursuant to Section 6.6(a) or Section 10.1(b).

“Supported QFC” has the meaning assigned to it in Section 10.21.

“Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any taxes, charges or assessments, including but not limited to income, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate.

“Term Benchmark Tranche” means the collective reference to Term Benchmark Loans under a particular Facility and denominated in the same Currency, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day) (it being understood that any such group of Term Benchmark Loans that constitutes one Term Benchmark Tranche pursuant to the foregoing shall be amalgamated and deemed to be one Term Benchmark Loan for all purposes of this Agreement).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate per annum based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means as to any Lender, initially, the third anniversary of the Closing Date, as such date for such Lender may be extended from time to time pursuant to Section 2.29.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen and for any Interest Period, the TIBOR Screen Rate, two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period. If the TIBOR Screen Rate shall be less than 0.0%, the TIBOR Screen Rate shall be deemed to be 0.0% for purposes of this Agreement.

“Total Available Commitments” means, at any time, an amount equal to the excess, if any, of (a) the Total Commitments then in effect, over (b) the Total Extensions of Credit then outstanding.

“Total Available Domestic Commitments” means, at any time, an amount equal to the excess, if any, of (a) the Total Domestic Commitments then in effect, over (b) the Total Domestic Extensions of Credit then outstanding.

“Total Available L/C Tranche Commitments” means, at any time, an amount equal to the excess, if any, of (a) the Total L/C Tranche Commitments then in effect, over (b) the Total L/C Tranche Extensions of Credit then outstanding.

“Total Available Multicurrency Commitments” means, at any time, an amount equal to the excess, if any, of (a) the Total Multicurrency Commitments then in effect, over (b) the Total Multicurrency Extensions of Credit then outstanding.

“Total Commitments” means, at any time, the aggregate amount of the Commitments then in effect. The original amount of the Total Commitments is $4,100,000,000.

“Total Domestic Commitment” means, at any time, the aggregate amount of the Domestic Commitments then in effect. The original amount of the Total Domestic Commitment is $167,000,000.

“Total Domestic Extensions of Credit” means, at any time, the aggregate Outstanding Amount of the Domestic Extensions of Credit of the Domestic Lenders at such time.

“Total Extensions of Credit” means, at any time, the aggregate Outstanding Amount of the Extensions of Credit of the Lenders at such time.

“Total L/C Tranche Commitment” means, at any time, the aggregate amount of the L/C Tranche Commitments then in effect. The original amount of the Total L/C Tranche Commitment is $1,145,000,000.

“Total L/C Tranche Extensions of Credit” means, at any time, the aggregate Outstanding Amount of the L/C Tranche Extensions of Credit of the L/C Tranche Lenders at such time.

“Total Multicurrency Commitment” means, at any time, the aggregate amount of the Multicurrency Commitments then in effect. The original amount of the Total Multicurrency Commitment is $2,788,000,000.

“Total Multicurrency Extensions of Credit” means, at any time, the aggregate Outstanding Amount of the Multicurrency Extensions of Credit of the Multicurrency Lenders at such time.

“Transferee” means any Assignee or Participant.

“Type” means as to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Alternate Base Rate or the Adjusted Daily Simple SOFR.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any subsequent revision thereof adhered to by the Issuing Lenders.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” means the United States of America and its territories and possessions.

“Unconsolidated Subsidiary” means a subsidiary of the Company or other Person whose financial results are not, in accordance with GAAP, included in the consolidated financial statements of the Company.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.21.

“URDG” means the Uniform Rules for Demand Guarantees, ICC Publication 758, and any subsequent revision thereof adhered to by the Issuing Lenders.

“USA Patriot Act” has the meaning assigned to such term in Section 10.18.

“Voting Stock” means, with respect to any Person, such Person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such Person under ordinary circumstances.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, (vi) references to any Person shall include its successors and permitted assigns, (vii) references to any law, treaty, statute, rule or regulation shall (unless otherwise specified) be construed as including all statutory provisions, regulatory provisions, rulings, opinions, determinations or other provisions consolidating, amending, replacing, supplementing or interpreting such law, treaty, statute, rule or regulation and (viii) unless otherwise specified, references to fiscal periods shall be deemed to be references to fiscal periods of the Company.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement (or the Schedules and Exhibits hereto), and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Conversion of Foreign Currencies.

(a) The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error using the procedure set forth in the definition of “Dollar Equivalent” and Section 1.3(b). The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent.

(b) For purposes of determining compliance with Section 7.2, with respect to any amount of any Indebtedness that is denominated in a currency other than Dollars, the Dollar Equivalent thereof shall be determined based on the Exchange Rate in effect at the time such Indebtedness was incurred unless the specific restriction or covenant provides a different method or time for valuation. For purposes of Section 3.1, the Dollar Equivalent of an outstanding Letter of Credit shall be determined on its issuance date and thereafter on the last day of each subsequent Fee Payment Period.

(c) The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

1.4 Other Interpretive Provisions. If a Lien satisfies the requirements of two or more clauses of the definition of Permitted Lien, the Company may, at any time and from time to time designate or redesignate such Lien as a Permitted Lien in any of such clauses and the Company need not classify such Lien solely by reference to one such clause.

1.5 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Optional Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.18(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the

Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Domestic Commitments. (a) Subject to the terms and conditions hereof, each Domestic Lender severally agrees to make (or cause its Applicable Lending Office to make) revolving loans (“Domestic Loans”) in Dollars to the Company or any Domestic Subsidiary Borrower from time to time during the Commitment Period of such Domestic Lender; provided, that, after giving effect to such borrowing and the use of proceeds thereof, (i) such Lender’s Domestic Extensions of Credit do not exceed the amount of such Lender’s Domestic Commitments, (ii) the Total Domestic Extensions of Credit shall not exceed the Total Domestic Commitments then in effect and (iii) the Total Extensions of Credit shall not exceed the Total Commitments then in effect. During the Commitment Period of the applicable Domestic Lenders for the Domestic Facility, the Company and any Domestic Subsidiary Borrower may use the Domestic Commitments by borrowing, prepaying the Domestic Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Domestic Loans may from time to time be Term Benchmark Loans, Daily Simple SOFR Loans or ABR Loans or any combination of the foregoing, as determined by the Company or the relevant Domestic Subsidiary Borrower and notified to the Administrative Agent in accordance with Section 2.2 and 2.14.

(b) The Company and, to the extent of its borrowings, any relevant Domestic Subsidiary Borrower shall repay all outstanding Domestic Loans of a Lender on the Termination Date for such Lender under the Domestic Facility.

2.2 Procedure for Domestic Loan Borrowing. The Company and any Domestic Subsidiary Borrower may borrow under the Domestic Commitments during the applicable Commitment Period on any Business Day, provided, that, the Company or the relevant Domestic Subsidiary Borrower shall give the Administrative Agent a written Borrowing Request prior to (a) 1:00 p.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, (b) in the case of Daily Simple SOFR Loans, 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date or (c) 1:00 p.m., New York City time, on the date of the proposed borrowing, in the case of ABR Loans, specifying (i) the amount and Type of Domestic Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Term Benchmark Loans, the respective lengths of the initial Interest Period(s) therefor; provided further, that, any such Borrowing Request submitted by a Domestic Subsidiary Borrower shall include the written consent of the Company. If no election as to the Type of a Domestic Loan is specified in any such notice, then the requested borrowing shall be an ABR Loan. If no Interest Period with respect to a Term Benchmark Loan is specified in any such notice, then the Company or the relevant Domestic Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Domestic

Commitments shall be in an amount equal to $25 million (or, if the Total Available Domestic Commitments at such time are less than $25 million, such lesser amount) or a whole multiple of $5 million in excess thereof. Upon receipt of any such notice from the Company or the relevant Domestic Subsidiary Borrower, the Administrative Agent shall promptly notify each Domestic Lender thereof. Each Domestic Lender will make (or cause its Applicable Lending Office to make) the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Company or the relevant Domestic Subsidiary Borrower at the Funding Office prior to 1:00 P.M. (or, in the case of an ABR Loan requested on the proposed Borrowing Date, 3:00 P.M.), New York City time, on the Borrowing Date requested (or deemed requested) by the Company or the relevant Domestic Subsidiary Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company or the relevant Domestic Subsidiary Borrower by the Administrative Agent crediting the account of the Company or the relevant Domestic Subsidiary Borrower on the books of such office or such other account as the Company or the relevant Domestic Subsidiary Borrower may specify to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Domestic Lenders and in like funds as received by the Administrative Agent.

2.3 Multicurrency Commitments. (a) Subject to the terms and conditions hereof, each Multicurrency Lender severally agrees to make (or cause its Applicable Lending Office to make) revolving loans (“Multicurrency Loans”) in Dollars or any Optional Currency to the Company, GMF or any Foreign Subsidiary Borrower from time to time during the Commitment Period of such Multicurrency Lender; provided, that, after giving effect to such borrowing and the use of proceeds thereof, (i) such Lender’s Multicurrency Extensions of Credit do not exceed the amount of such Lender’s Multicurrency Commitments, (ii) the Total Multicurrency Extensions of Credit shall not exceed the Total Multicurrency Commitments then in effect and (iii) the Total Extensions of Credit shall not exceed the Total Commitments then in effect. During the Commitment Period of the applicable Multicurrency Lenders for the Multicurrency Facility, the Company and any relevant Subsidiary Borrower may use the Multicurrency Commitments by borrowing, prepaying the Multicurrency Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Multicurrency Loans shall be Term Benchmark Loans or (if made to the Company and denominated in Dollars), Daily Simple SOFR Loans or ABR Loans, in each case, as notified to the Administrative Agent in accordance with Section 2.4 and 2.14.

(b) The Company and, to the extent of its borrowings, any relevant Subsidiary Borrower shall repay all outstanding Multicurrency Loans of a Lender on the Termination Date for such Lender under the Multicurrency Facility.

(c) Subject to the terms of this Agreement and the relevant Ancillary Facility Document(s), any Lender may make all or part of its Multicurrency Commitment available to any Ancillary Borrower as an Ancillary Facility. For the avoidance of doubt, any reference to a Multicurrency Loan, Loan or Letter of Credit shall not include any utilization of any Ancillary Facility.

2.4 Procedure for Multicurrency Loan Borrowing. The Company and any relevant Subsidiary Borrower may borrow under the Multicurrency Commitments during the applicable Commitment Period on any Business Day, provided, that the Company or the relevant Subsidiary Borrower shall deliver to the Administrative Agent (x) in the case of any Multicurrency Loan denominated in Dollars, a written Borrowing Request prior to (a) in the case of Term Benchmark Loans and Daily Simple SOFR Loans, 1:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date or (b) 1:00 P.M., New York City time, on the date of the proposed borrowing, in the case of ABR Loans requested by the Company, (y) in the case of any Multicurrency Loan denominated in an Optional Currency (other than Japanese Yen), a written Borrowing Request prior to 1:00 P.M., London time, three Business Days prior to the requested Borrowing Date and (z) in the case of any Multicurrency Loan denominated in Japanese Yen, a written Borrowing Request prior to 1:00 P.M., London time, four Business Days prior to the requested Borrowing Date, in each case, specifying (a) the amount, Type and Currency of Multicurrency Loans to be borrowed, (b) the requested Borrowing Date and (c) the respective lengths of the initial Interest Period(s) therefor, if applicable; provided further, that, any such Borrowing Request submitted by a Subsidiary Borrower shall include the written consent of the Company. If no election as to the Type of a Multicurrency Loan denominated in Dollars and requested by the Company is specified in any such notice, then the requested borrowing shall be a Daily Simple SOFR Loan. If no Interest Period with respect to any Term Benchmark Loan is specified in any such notice, then the Company or the relevant Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Multicurrency Commitments shall be in an amount that is an integral multiple of 5 million of the relevant Currency and no less than an amount which is equal to the Dollar Equivalent of $25 million (or, if the Total Available Multicurrency Commitments are less than $25 million at such time, such lesser amount). Upon receipt of any such notice from the Company or the relevant Subsidiary Borrower, the Administrative Agent shall promptly notify each Multicurrency Lender holding Multicurrency Commitments of such notice. Each Multicurrency Lender holding Multicurrency Commitments will make (or cause its Applicable Lending Office to make) the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company or the relevant Subsidiary Borrower at the Funding Office prior to (x) in the case of any Multicurrency Loan denominated in Dollars, 1:00 P.M. (or, in the case of an ABR Loan requested on the proposed Borrowing Date, 3:00 P.M.), New York City time, on the Borrowing Date requested by the Company or the relevant Subsidiary Borrower and (y) in the case of any Multicurrency Loan denominated in an Optional Currency, 2:00 P.M., London time, on the Borrowing Date requested by the Company or such Subsidiary Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company or the relevant Subsidiary Borrower by the Administrative Agent crediting the account of the Company or the relevant Subsidiary Borrower on the books of such office or such other account as the Company or relevant Subsidiary Borrower may specify to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the applicable Multicurrency Lenders and in like funds as received by the Administrative Agent.

2.5 [Reserved].

2.6 [Reserved].

2.7 L/C Tranche Commitments. (a) Subject to the terms and conditions hereof, each L/C Tranche Lender severally agrees to make (or cause its Applicable Lending Office to make) revolving loans (“L/C Tranche Loans”) in Dollars or any Optional Currency to the Company or any Foreign Subsidiary Borrower from time to time during the Commitment Period of such L/C Tranche Lender; provided, that, after giving effect to such borrowing and the use of proceeds thereof, (i) such Lender’s L/C Tranche Extensions of Credit do not exceed the amount of such Lender’s L/C Tranche Commitments and (ii) the Total Extensions of Credit shall not exceed the Total Commitments then in effect. During the Commitment Period for the applicable L/C Tranche Lenders for the L/C Tranche Facility, the Company and any relevant Subsidiary Borrower may use the L/C Tranche Commitments by borrowing, prepaying the L/C Tranche Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The L/C Tranche Loans shall be Term Benchmark Loans or (if made to the Company and denominated in Dollars), Daily Simple SOFR Loans or ABR Loans, in each case, as notified to the Administrative Agent in accordance with Section 2.8 and 2.14.

(b) The Company and, to the extent of its borrowings, any relevant Subsidiary Borrower shall repay all outstanding L/C Tranche Loans of a Lender on the Termination Date for such Lender under the L/C Tranche Facility.

2.8 Procedure for L/C Tranche Loan Borrowing. The Company and any relevant Subsidiary Borrower may borrow under the L/C Tranche Commitments during the applicable Commitment Period on any Business Day, provided, that, except in the case of a deemed request for an ABR Loan (i) on the Reimbursement Date of a Reimbursement Obligation as contemplated by Section 3.5 and (ii) for payment of fees due pursuant to the L/C Fee Letter as contemplated by Section 3.3, the Company or the relevant Subsidiary Borrower shall deliver to the Administrative Agent (x) in the case of any L/C Tranche Loan denominated in Dollars, a written Borrowing Request prior to (a) in the case of Term Benchmark Loans and Daily Simple SOFR Loans, 1:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date or (b) 1:00 P.M., New York City time, on the date of the proposed borrowing, in the case of ABR Loans requested by the Company, (y) in the case of any L/C Tranche Loan denominated in an Optional Currency (other than Japanese Yen), a written Borrowing Request prior to 1:00 P.M., London time, three Business Days prior to the requested Borrowing Date, and (z) in the case of any L/C Tranche Loan denominated in Japanese Yen, a written Borrowing Request prior to 1:00 P.M., London time, four Business Days prior to the requested Borrowing Date, in each case, specifying (a) the amount, Type and Currency of L/C Tranche Loans to be borrowed, (b) the requested Borrowing Date and (c) the respective lengths of the initial Interest Period(s) therefor, if applicable; provided further, that, any such Borrowing Request submitted by a Subsidiary Borrower shall include the written consent of the Company. If no election as to the Type of an L/C Tranche Loan denominated in Dollars and requested by the Company is specified in any such notice, then the requested borrowing shall be a Daily Simple SOFR Loan. If no Interest Period with respect to any Term Benchmark Loan is specified in any such notice, then the Company or the relevant Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. Except as otherwise contemplated by Sections 3.3 and 3.5, each borrowing under the L/C Tranche Commitments shall be in an amount that is an integral multiple of $10 million of the relevant Currency and no less than an amount which is equal to the Dollar Equivalent of $50 million (or, if the Total Available L/C Tranche Commitments are less than $50 million at such time, such lesser amount). Upon receipt of any such notice from the Company or the relevant Subsidiary Borrower (or, as provided in Sections 3.3 and 3.5, deemed notice), the Administrative Agent shall promptly notify each L/C Tranche Lender holding L/C Tranche Commitments of such notice. Each L/C Tranche Lender holding L/C Tranche Commitments will make (or cause its Applicable Lending Office to make) the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company or the relevant Subsidiary Borrower at the Funding Office prior to (x) in the case of any L/C Tranche Loan denominated in Dollars, 1:00 P.M. (or, in the case of an ABR Loan requested by the Company on the proposed Borrowing Date, 3:00 P.M.), New York City time, on the Borrowing Date requested by the Company or the relevant Subsidiary Borrower and (y) in the case of any L/C Tranche Loan denominated in an Optional Currency, 2:00 P.M., London time, on the Borrowing Date requested by the Company or such Subsidiary Borrower in funds immediately available to the Administrative Agent. Subject to Sections 3.3 and 3.5 (where the proceeds of such borrowing shall be applied to repay fees due pursuant to the L/C Fee Letter or the related Reimbursement Obligation, as applicable), such borrowing will then be made available to the Company or the relevant Subsidiary Borrower by the Administrative Agent crediting the account of the Company or the relevant Subsidiary Borrower on the books of such office or such other account as the Company or relevant Subsidiary Borrower may specify to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the applicable L/C Tranche Lenders and in like funds as received by the Administrative Agent.

2.9 [Reserved].

2.10 Facility Fees, etc.. (a) The Company agrees to pay to the Administrative Agent a facility fee (the “Facility Fee”) for the account of each Domestic Lender, Multicurrency Lender and L/C Tranche Lender (for the period from and including the Closing Date (or such later date as of which such Lender shall become a Lender under the Domestic Facility, the Multicurrency Facility or the L/C Tranche Facility, as applicable) to the date on which all Extensions of Credit of such Lender under such Facility have been paid in full (or Collateralized) and the Commitments of such Lender under such Facility have been terminated, computed at the Facility Fee Rate on the average daily amount of the Commitments of such Domestic Lender, Multicurrency Lender or L/C Tranche Lender, as applicable (whether used or unused) under such Facility, or, if such Commitments have been terminated, on the daily average Extensions of Credit of such Lender under such Facility during the related Fee Payment Period for which payment is made, payable in arrears on each Fee Payment Date (or, with respect to any such Facility Fee paid in respect of the L/C Tranche Facility, the later of (x) the related Fee Payment Date and (y) the date that is ten days after the Administrative Agent has provided the Company an invoice relating to such Fee Payment Period for such fees), commencing on the first such date to occur after the Closing Date; provided that, for the avoidance of doubt, any such Facility Fee paid in respect of the L/C Tranche Facility for any period shall be paid without duplication of any “Facility Fees” owing under the L/C Fee Letter with respect to such period.

(b) The Company agrees to pay or cause the Applicable Account Party to pay to the L/C Tranche Lenders, the Issuing Lenders or the Administrative Agent, as applicable, the fees in the amounts and on the dates as set forth in the L/C Fee Letter.

(c) [Reserved].

(d) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Administrative Agent Fee Letter, dated as of January 25, 2023 between the Company and the Administrative Agent.

(e) The amount and timing of payments of fees in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the applicable Foreign Subsidiary under such Ancillary Facility.

2.11 Termination, Reduction and Reallocation of Commitments.

(a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments under any Facility or, from time to time, to reduce the amount of Commitments under any Facility; provided, that no such termination or reduction of such Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans (if applicable) made on the effective date thereof, (w) the Total Domestic Extensions of Credit would exceed the Total Domestic Commitments then in effect, (x) the Domestic Extensions of Credit of any Lender would exceed such Lender’s Domestic Commitment then in effect, (y) the Total L/C Tranche Extensions of Credit would exceed the Total L/C Tranche Commitments then in effect, or (z) the Total Multicurrency Extensions of Credit would exceed the Total Multicurrency Commitments then in effect. In the event that the Administrative Agent receives such notice, the Administrative Agent shall give notice thereof to the relevant Lenders as soon as practicable thereafter. Any such reduction shall be in an amount equal to $25 million or a whole multiple of $10 million in excess thereof and shall reduce permanently the Commitments then in effect under such Facility. Each notice delivered by the Company pursuant to this Section 2.11 shall be irrevocable; provided, that a notice to terminate any Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in which case, such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a termination notice shall not affect the Company’s obligation to indemnify any Lender in accordance with Section 2.22 for any loss or expense sustained or incurred as a consequence thereof.

(b) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to require the Lenders under the Multicurrency Facility or L/C Tranche Facility, as applicable, to reallocate the Multicurrency Commitments or L/C Tranche Commitments, as applicable, to the Domestic Facility; provided, that after giving effect to any such reallocation, (x) in the case of a reallocation of Multicurrency Commitments, (A) the Total Multicurrency Extensions of Credit shall not exceed the Total Multicurrency Commitments then in effect and (B) the Multicurrency Extensions of Credit of any Lender shall not exceed the amount of such Lender’s Multicurrency Commitments then in effect and (y) in the case of a reallocation of L/C Tranche Commitments, the Total L/C Tranche Extensions of Credit shall not exceed the Total L/C Tranche Commitments then in effect. Except as provided in Section 2.24, any such reallocation shall be in an amount equal to $25 million or a whole multiple of $1 million in excess thereof. Any such reallocation shall reduce the Multicurrency Commitments or L/C Tranche Commitments, as applicable, of Lenders pro rata in accordance with their existing Multicurrency Commitments or L/C Tranche Commitments, as applicable, at such time and increase such Lender’s Domestic Commitment by such amount; provided, that if such reallocation would result in amounts being payable by the Company or any Subsidiary Borrower to any Lender under Section 2.20 or 2.21, such Lender shall use reasonable efforts (subject to Section 2.23) to change its Applicable Lending Office to avoid such result. On the date of any such reallocation, (i) each relevant Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine are necessary in order to cause, after giving effect to such increased Domestic Commitments and the application of such amounts to prepay Domestic Loans of other Domestic Lenders, the Domestic Loans to be held ratably by all Domestic Lenders in accordance with their respective Domestic Commitments after giving effect to such reallocation, (ii) the Company and any relevant Subsidiary Borrower shall be deemed to have prepaid and reborrowed all outstanding Domestic Loans and (iii) the Company and any relevant Subsidiary Borrower shall pay to the relevant Domestic Lenders the amounts, if any, payable under Section 2.22 as a result of such prepayment.

(c) The Company may at any time or from time to time after the Closing Date, by notice to the Administrative Agent and the Lenders, request that one or more of the Lenders under the Domestic Facility or L/C Tranche Facility, as applicable, reallocate a portion of their respective Domestic Commitments or L/C Tranche Commitments, as applicable, to the Multicurrency Facility; provided, that, after giving effect to any such reallocation and any prepayment of the Domestic Loans or L/C Tranche Loans, as applicable (which, notwithstanding anything to the contrary contained herein, may include a non pro rata prepayment of the Lenders agreeing to such reallocation), (i) in the case of a reallocation of Domestic Commitments, (A) the Total Domestic Extensions of Credit shall not exceed the Total Domestic Commitments then in effect and (B) the Domestic Extensions of Credit of any Lender shall not exceed the amount of such Lender’s Domestic Commitments then in effect and (ii) in the case of a reallocation of L/C Tranche Commitments, the Total L/C Tranche Extensions of Credit shall not exceed the Total L/C Tranche Commitments then in effect. Each notice from the Company pursuant to this paragraph (c) shall set forth the requested amount of such reallocation and date of such reallocation (which shall be at least three Business Days after the date of such request) and shall also set forth the agreement of the relevant Domestic Lenders or the L/C Tranche Lenders, as applicable, to such reallocation. The relevant Lenders agreeing to reallocate a portion of their Domestic Commitments or L/C Tranche Commitments, as applicable, to the Multicurrency Facility shall have such portion of their Domestic Commitment or L/C Tranche Commitments, as applicable, reallocated as provided in such notice. On the date of any such reallocation, (i) each relevant Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine is necessary in order to cause, after giving effect to such reallocation and the application of such amounts to prepay Multicurrency Loans of the other Multicurrency Lenders, the Multicurrency Loans to be held ratably by all Multicurrency Lenders in accordance with their respective Multicurrency Commitments after giving effect to such reallocation, (ii) the Company and any relevant Subsidiary Borrower shall be deemed to have prepaid and reborrowed all outstanding Multicurrency Loans and (iii) the Company and any relevant Subsidiary Borrower shall pay to the relevant Lenders the amounts, if any, payable under Section 2.22 as a result of such prepayment(s). Notwithstanding anything in this clause (c) to the contrary, no Domestic Lender or L/C Tranche Lender, as applicable, shall be obligated to reallocate any portion of its Domestic Commitments or L/C Tranche Commitments, as applicable, to the Multicurrency Facility unless such Lender agrees.

(d) The Company may at any time or from time to time after the Closing Date, by notice to the Administrative Agent and the Lenders, request that one or more of the Lenders under the Domestic Facility or Multicurrency Facility, as applicable, reallocate a portion of their respective Domestic Commitments or Multicurrency Commitments, as applicable, to the L/C Tranche Facility; provided, that, (i) after giving effect to any such reallocation and any prepayment of the Domestic Loans or Multicurrency Loans, as applicable (which, notwithstanding anything to the contrary contained herein, may include a non pro rata prepayment of the Lenders agreeing to such reallocation), (x) in the case of a reallocation of Domestic Commitments, (A) the Total Domestic Extensions of Credit shall not exceed the Total Domestic Commitments then in effect and (B) the Domestic Extensions of Credit of any Lender shall not exceed the amount of such Lender’s Domestic Commitments then in effect and (y) in the case of a reallocation of Multicurrency Commitments, (A) the Total Multicurrency Extensions of Credit shall not exceed the Total Multicurrency Commitments then in effect and (B) the Multicurrency Extensions of Credit of any Lender shall not exceed the amount of such Lender’s Multicurrency Commitments then in effect and (ii) such reallocation shall have been consented to by each Material Issuing Lender to the extent such consent would be required for an assignment to such Lender pursuant to Section 10.6(b). Each notice from the Company pursuant to this paragraph (d) shall set forth the requested amount of such reallocation and date of such reallocation (which shall be at least three Business Days after the date of such request) and shall also set forth the agreement of the relevant Domestic Lenders or the Multicurrency Lenders, as applicable, to such reallocation. The relevant Lenders agreeing to reallocate a portion of their Domestic Commitments or Multicurrency Commitments, as applicable, to the L/C Tranche Facility shall have such portion of their Domestic Commitments or Multicurrency Commitments, as applicable reallocated as provided in such notice. On the date of any such reallocation, (i) each relevant Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine is necessary in order to cause, after giving effect to such reallocation and the application of such amounts to prepay L/C Tranche Loans of the other L/C Tranche Lenders, the L/C Tranche Loans to be held ratably by all L/C Tranche Lenders in accordance with their respective L/C Tranche Commitments after giving effect to such reallocation, (ii) the Company and any relevant Subsidiary Borrower shall be deemed to have prepaid and reborrowed all outstanding L/C Tranche Loans and (iii) the Company and any relevant Subsidiary Borrower shall pay to the relevant Lenders the amounts, if any, payable under Section 2.22 as a result of such prepayment(s). Notwithstanding anything in this clause (d) to the contrary, no Domestic Lender or Multicurrency Lender, as applicable, shall be obligated to reallocate any portion of its Domestic Commitments or Multicurrency Commitments, as applicable, to the L/C Tranche Facility unless such Lender agrees.

2.12 Optional Prepayments. The Company and any relevant Subsidiary Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (x) with respect to Domestic Loans, (i) 1:00 p.m., New York City time, three Business Days prior thereto, in the case of Term Benchmark Loans and Daily Simple SOFR Loans and (ii) 1:00 P.M., New York City time, on the day of such prepayment, in the case of ABR Loans, (y) with respect to L/C Tranche Loans and Multicurrency Loans (other than L/C Tranche Loans and Multicurrency Loans denominated in Japanese Yen), 11:00 A.M., London time, three Business Days prior thereto and (z) respect to L/C Tranche Loans and Multicurrency Loans denominated in Japanese Yen, 11:00 A.M., London time, four Business Days prior thereto, in each case which notice shall specify the applicable Facility, the date and amount of prepayment and whether the prepayment is of Term Benchmark Loans, ABR Loans or Daily Simple SOFR Loans; provided, that if a Term Benchmark Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Company or the relevant Subsidiary Borrower shall also pay any amounts owing pursuant to Section 2.22; provided, further, that such notice to prepay the Loans delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or a Change of Control, in either case, which such notice may be revoked by the Company (by further notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Notwithstanding the foregoing, the revocation of a prepayment notice shall not affect the Company’s or any relevant Subsidiary Borrower’s obligation to indemnify any Lender in accordance with Section 2.22 for any loss or expense sustained or incurred as a consequence thereof. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given (and not revoked as provided herein), the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an integral multiple of 1 million units of the Currency of such Loan and no less than the Dollar Equivalent of $25 million.

2.13 Mandatory Prepayments. (a) On each Fee Payment Date, the Administrative Agent shall determine the Total Multicurrency Extensions of Credit as of the last day of the related Fee Payment Period. If, as of the last day of any Fee Payment Period, the Total Multicurrency Extensions of Credit exceeds the Total Multicurrency Commitments then in effect by 5% or more, then the Administrative Agent shall notify the Company and, within five Business Days of such notice, the Company or the relevant Subsidiary Borrower shall prepay Multicurrency Loans in an aggregate principal amount at least equal to such excess; provided, that the failure of the Administrative Agent to determine the Total Multicurrency Extensions of Credit as provided in this Section 2.13(a) shall not subject the Administrative Agent to any liability hereunder.

(b) On each Fee Payment Date, the Administrative Agent shall determine the Total L/C Tranche Extensions of Credit as of the last day of the related Fee Payment Period. If, as of the last day of any Fee Payment Period, the Total L/C Tranche Extensions of Credit exceeds the Total L/C Tranche Commitments then in effect by 5% or more, then the Administrative Agent shall notify the Company and, within five Business Days of such notice, the Company or the relevant Subsidiary Borrower shall prepay L/C Tranche Loans or Collateralize outstanding Letters of Credit in an aggregate principal or face amount at least equal to such excess; provided, that the failure of the Administrative Agent to determine the Total L/C Tranche Extensions of Credit as provided in this Section 2.13(b) shall not subject the Administrative Agent to any liability hereunder.

2.14 Conversion and Continuation Options(a) . (a) The Company or any Subsidiary Borrower may elect from time to time to convert Term Benchmark Loans in Dollars to Daily Simple SOFR Loans or ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date, provided, that any such conversion of Term Benchmark Loans that is not made on the last day of an Interest Period with respect thereto shall be subject to Section 2.20. The Company or any Subsidiary Borrower may elect from time to time to convert (x) Daily Simple SOFR Loans to ABR Loans or (y) ABR Loans to Daily Simple SOFR Loans, in each case, by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date. The Company or any Subsidiary Borrower may elect from time to time to convert ABR Loans or Daily Simple SOFR Loans to Term Benchmark Loans denominated in Dollars by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no ABR Loan may be converted into a Term Benchmark Loan denominated in Dollars when (after giving effect to such Loan and to the application of proceeds thereof) any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions (and the Administrative Agent shall notify the Company within a reasonable amount of time of any such determination). Upon receipt of any such conversion notice, the Administrative Agent shall promptly notify each relevant Lender, the Company and any relevant Subsidiary Borrower thereof.

(b) Any Term Benchmark Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company or relevant Subsidiary Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period(s) to be applicable to such Loans; provided, that notwithstanding any contrary provision hereof, if (after giving effect to such Loan and to the application of proceeds thereof) an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Facility Lenders in respect of any Facility or in its sole discretion, so notifies the Company, then, so long as an Event of Default is continuing, other than to the extent repaid, (i) each Term Benchmark Loan denominated in Dollars under the relevant Facility shall be converted to an ABR Loan at the end of the Interest Period applicable thereto and (ii) each Term Benchmark Loan denominated in an Optional Currency under the applicable Facility shall be converted at the end of the Interest Period applicable thereto to a Term Benchmark Loan with an Interest Period of one month; and provided, further, that if the Company or such Subsidiary Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically continued as a Term Benchmark Loan, on the last day of such then expiring Interest Period and shall have an Interest Period of the same duration as the expiring Interest Period. Upon receipt of any such continuation notice (or any such automatic continuation), the Administrative Agent shall promptly notify each relevant Lender, the Company and any relevant Subsidiary Borrower thereof.

2.15 Limitations on Term Benchmark Tranches and Daily Simple SOFR Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term Benchmark Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than 30 Term Benchmark Tranches shall be outstanding at any one time. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Daily Simple SOFR Loans shall be in such amounts and be made pursuant to such elections so that no more than 10 Daily Simple SOFR Borrowings shall be outstanding at any one time.

2.16 Interest Rates and Payment Dates. (a) Each (w) Term Benchmark Loan denominated in Dollars shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate plus the Applicable Margin (x) Term Benchmark Loan denominated in Euro shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted EURIBOR Rate plus the Applicable Margin, (y) Term Benchmark Loan denominated in Japanese Yen shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted TIBOR Rate plus the Applicable Margin, and (z) Daily Simple SOFR Loan shall bear interest for each day at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.16 plus 2% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2% per annum and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Facility Fee payable hereunder or any fees payable pursuant to the L/C Fee Letter shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount (in the case of any Reimbursement Obligations denominated in an Optional Currency, converted into Dollars on the applicable Reimbursement Date if necessary) shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to Section 2.16(c) shall be payable from time to time on demand.

(e) The amount and timing of payments of interest in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the applicable Ancillary Borrower under such Ancillary Facility.

(f) All interest hereunder shall be paid in the Currency in which the Loan giving rise to such interest is denominated.

2.17 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest computed by reference to (x) ABR at times when ABR is based on the Prime Rate and (y) the TIBOR Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Adjusted Daily Simple SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall as soon as practicable notify the Company or relevant Subsidiary Borrower and the Lenders of each determination of the Term SOFR Rate and Adjusted Term SOFR Rate. Any change in the interest rate resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company or relevant Subsidiary Borrower and the Lenders of each determination of a Relevant Rate. Any change in the interest rate resulting from a change in the ABR or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company or relevant Subsidiary Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) The Administrative Agent shall, at the request of the Company or any Subsidiary Borrower, deliver to the Company or such Subsidiary Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to this Section 2.17.

2.18 Inability to Determine Interest Rate; Illegality. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.18, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Optional Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate, as applicable, for the applicable Optional Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Optional Currency and such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Company and any relevant Subsidiary Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and any relevant Subsidiary Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the relevant Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.14 or a new Borrowing Request in accordance with the terms of Section 2.2, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.18(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.18(a)(i) or (ii) above and (2) any Borrowing Request that requests a Daily Simple SOFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing and (B) for Loans denominated in an Optional Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan in any Optional Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.18(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the relevant Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.16 or a new Borrowing Request in accordance with the terms of Section 2.2, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.18(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.18(a)(i) or (ii) above, on such day and (2) any Daily Simple SOFR Loans shall on and from such day be converted by the Administrative Agent to, and shall constitute an, ABR Loan and (B) for Loans denominated in an Optional Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Optional Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Optional Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Optional Currency shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by the applicable Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Optional Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.18.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or TIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Company’s and any relevant Subsidiary Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any request for a Term Benchmark Borrowing or Daily Simple SOFR Borrowing, or any request for the conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (i) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (2) a Daily Simple SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing or (y) any Term Benchmark Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or Daily Simple SOFR Loan is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or Daily Simple SOFR Loan, then until such time as a Benchmark Replacement for such Currency is implemented pursuant to this Section 2.18, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any Daily Simple SOFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan and (B) for Loans denominated in an Optional Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Optional Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Optional Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Optional Currency shall, at the applicable Borrower’s election prior to such day: (a) be prepaid by the applicable Borrower on such day or (b) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Optional Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

2.19 Pro Rata Treatment and Payments; Evidence of Debt. (a) Each borrowing of Loans under any Facility by the Company or any Subsidiary Borrower from the Lenders under such Facility, each payment by the Company or any Subsidiary Borrower on account of any Facility Fee or any fee payable pursuant to the L/C Fee Letter, and any reduction of the Commitments of the Lenders under any Facility shall be made pro rata according to the respective Percentages under such Facility, of the relevant Lenders in such Facility except to the extent required or permitted pursuant to Sections 2.11, 2.24, 2.25, 2.27, 2.29 and 2.30 and except, in the case of the L/C Tranche Facility, as otherwise provided in the L/C Fee Letter.

(b) Each payment (including each prepayment) by the Company or any Subsidiary Borrower on account of principal of and interest on the Loans under any Facility shall be made pro rata to the Lenders under such Facility according to the respective outstanding principal amounts of the Loans under such Facility then held by the Lenders under such Facility except to the extent required or permitted pursuant to Sections 2.11, 2.24, 2.25, 2.27, 2.29 and 2.30. Except as otherwise provided in Section 8, each such payment shall be paid in the relevant Currency in which such Loan was made.

(c) All payments (including prepayments) to be made by the Company or any Subsidiary Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., Local Time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in the applicable Currency and in immediately available funds, except that payment of fronting fees owing to any Issuing Lender shall be made as provided in the L/C Fee Letter. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, except as otherwise provided with respect to the payment of interest at the expiration of an Interest Period for a Term Benchmark Loan as provided in the proviso to the definition of Interest Period. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Company or any Subsidiary Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, (A) in the case of amounts denominated in Dollars, at a rate up to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of amounts denominated in any other Currency, at a rate determined by the Administrative Agent to be the cost to it of funding such amount, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon (A) in the case of amounts denominated in Dollars, at the rate per annum applicable to ABR Loans under the relevant Facility and (B) in the case of amounts denominated in any other Currency, at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the Company or the relevant Subsidiary Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Company or relevant Subsidiary Borrower prior to the date of any payment due to be made by the Company or such Subsidiary Borrower under any Facility that the Company or such Subsidiary Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Company or such Subsidiary Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders under such Facility their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Company or relevant Subsidiary Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each such Lender to which any amount was made available pursuant to the preceding sentence, (A) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate and (B) in the case of amounts denominated in other Currencies, such amount with interest thereon at a rate per annum reasonably determined by the Administrative Agent to be the cost to it of funding such amount. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Company or any Subsidiary Borrower.

(f) Unless all of the Obligations have become due and payable (whether at the stated maturity, by acceleration or otherwise), payments under the Guarantee shall be applied to the Obligations in such order of application as the Company may from time to time specify, subject however, to the provisions of Sections 2.19(a) and (b) (applied as if such payments were made by the Company) and Section 10.7.

(g) Each of the Company and the Subsidiary Borrowers agrees that, upon the request to the Administrative Agent by any Lender, the Company or the applicable Subsidiary Borrower shall promptly execute and deliver to such Lender a promissory note of the Company and/or such Subsidiary Borrower evidencing the Loans of such Lender, substantially in the forms of Exhibit K (a “Note”), with appropriate insertions as to date and principal amount.

2.20 Requirements of Law.

(a) If any Change in Law shall:

(i) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender that is not otherwise included in the determination of the Adjusted Term SOFR, Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable; or

(ii) impose on such Lender or Issuing Lender or any interbank market any other condition;

and the result of any of the foregoing is to increase the cost to the Administrative Agent, such Lender (or its affiliate, as the case may be) or Issuing Lender, by an amount that the Administrative Agent or such Lender or Issuing Lender reasonably deems material, of making, converting into, continuing or maintaining Term Benchmark Loans, issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company and any relevant Subsidiary Borrower shall pay the Administrative Agent or such Lender or Issuing Lender, within 15 Business Days of receipt of notice from the Administrative Agent or the relevant Lender or Issuing Lender as described below, any additional amounts necessary to compensate the Administrative Agent or such Lender or Issuing Lender for such increased cost or reduced amount receivable (it being understood that the provisions set forth in this Section 2.20(a) are not intended to derogate from the Company’s rights provided in Section 2.23 and Section 2.24). If the Administrative Agent or any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Company or the relevant Subsidiary Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled (including a reasonably detailed calculation of such amounts).

(b) If any Lender or Issuing Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s, or an entity controlling such Lender’s or Issuing Lender’s, capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or Issuing Lender or such entity could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s or such entity’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time, within 15 Business Days after submission by such Lender or Issuing Lender to the Company and any relevant Subsidiary Borrower (with a copy to the Administrative Agent) of a written request therefor (together with a reasonably detailed description and calculation of such amounts), the Company and any relevant Subsidiary Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such entity for such reduction (it being understood that the provisions set forth in this Section 2.20(b) are not intended to derogate from the Company’s rights provided in Sections 2.23 and 2.24).

(c) A certificate as to any additional amounts payable pursuant to this Section 2.20 submitted by the Administrative Agent or any Lender or Issuing Lender to the Company and any relevant Subsidiary Borrower (with a copy to the Administrative Agent) shall be prima facie evidence of the amount owing in the absence of manifest error. Notwithstanding anything to the contrary in this Agreement, (i) neither the Administrative Agent nor any Lender or Issuing Lender shall be entitled to request any payment or amount under this Section 2.20 unless the Administrative Agent or such Lender or Issuing Lender is generally demanding payment (and certifies to the Company that it is generally demanding payment) under comparable provisions of its agreements with similarly situated borrowers of similar credit quality (provided, that the Administrative Agent shall not be under any obligation to verify any such request of a Lender or Issuing Lender) and (ii) the Company and any relevant Subsidiary Borrower shall not be required to compensate the Administrative Agent or a Lender or Issuing Lender pursuant to this Section 2.20 for any amounts incurred more than 90 days prior to the date that the Administrative Agent or such Lender or Issuing Lender notifies the Company or relevant Subsidiary Borrower of the Administrative Agent’s or such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such 90 day period shall be extended to include the period of such retroactive effect, but not more than 180 days prior to the date that such notice was received by the Company and the relevant Subsidiary Borrower, if any. The obligations of the Company and the Subsidiary Borrowers pursuant to this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all interest thereon and fees payable hereunder.

2.21 Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, except as required by law. If any Taxes are required to be deducted or withheld from any such amounts payable, as determined in good faith by the applicable withholding agent, the applicable withholding agent shall make such deductions or withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable laws. If such Tax is an Indemnified Tax, the amounts so payable by the applicable Loan Party shall be increased to the extent necessary so that after such deduction or withholding has been made, the applicable Recipient receives an amount equal to the sum which would have been received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay any Other Taxes over to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Indemnified Taxes are payable by any Loan Party, as promptly as practicable thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party (or other evidence reasonably satisfactory to the Administrative Agent or the relevant Lender) showing payment thereof. If (i) any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority, (ii) any Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Indemnified Taxes are imposed directly upon the Administrative Agent or any Lender, the Loan Parties shall indemnify the Administrative Agent and the Lenders for such amount and any incremental taxes, interest, additions to tax, expenses or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure in the case of clauses (i) and (ii), or any such direct imposition in the case of clause (iii). The indemnification payment under this Section 2.21 shall be made within 30 days after the date the Administrative Agent makes a written demand therefor (together with a reasonably detailed calculation of such amounts).

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.21(d)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Each Non-U.S. Lender shall deliver to the Company, any relevant Domestic Subsidiary Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit I-1, Exhibit I-2, Exhibit I-3 or Exhibit I-4, as applicable, and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Company under this Agreement and the other Loan Documents and

(B) Each Lender that is a U.S. Person shall deliver to the Company, any relevant Domestic Subsidiary Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two properly completed and duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(C) Each Lender shall deliver to the Company, any relevant Domestic Subsidiary Borrower and the Administrative Agent, any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Company, any relevant Domestic Subsidiary Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Each Lender shall promptly notify the Company and any relevant Domestic Subsidiary Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (and any other form of certification adopted by the U.S. taxing authorities for such purpose).

(D) In addition, if a payment made to a Lender under this Agreement or the other Loan Documents would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.21(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this Section 2.21, a Lender shall not be required to deliver any form pursuant to this Section 2.21 (other than clause (ii) of the first sentence of this paragraph) that such Lender is not legally able to deliver.

Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). Thereafter, each Lender shall, to the extent it is legally able to do so, deliver such forms promptly upon the obsolescence, inaccuracy or invalidity of any form previously delivered by such Lender at any other time prescribed by applicable law or as reasonably requested by the Company or any relevant Subsidiary Borrower. If any Commitment is reallocated in accordance with Section 2.11(b), then the relevant Lender (to whom such Commitment has been reallocated) shall deliver, on the effective date of such reallocation, all such forms that it is legally able to deliver.

(iii) With respect to each Foreign Subsidiary Borrower each Lender shall, to the extent it is legally able to do so, deliver to the Company (with a copy to the Administrative Agent), prior to the first date any payment is due to be paid from or by such Foreign Subsidiary Borrower to it hereunder, any form or certificate required in order that any payment by such Foreign Subsidiary Borrower under this Agreement or the other Loan Documents to such Lender may be made free and clear of, and without deduction or withholding for any Taxes imposed on such payment under the laws of the jurisdiction under which such Foreign Subsidiary Borrower is incorporated or organized. If any Commitment is reallocated in accordance with Section 2.11(c) or 2.11(d), then the relevant Lender (to whom such Commitment has been reallocated) shall deliver on the effective date of such reallocation, all such forms that it is legally able to deliver, including any form claiming a reduced rate of non-U.S. withholding tax on payments made by the relevant Foreign Subsidiary Borrower to such Lender under this Agreement and the other Loan Documents.

(e) If the Administrative Agent, any Transferee or any Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.21, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.21 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Transferee or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, such Transferee or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such

Transferee or such Lender in the event the Administrative Agent, such Transferee or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to (i) interfere with the right of the Administrative Agent, any Transferee or any Lender to arrange its tax affairs in whatever manner it sees fit, (ii) obligate the Administrative Agent, any Transferee or any Lender to claim any tax refund, (iii) require the Administrative Agent, any Transferee or any Lender to make available its tax returns (or any other information relating to its taxes or any computation in respect thereof which it deems in its sole discretion to be confidential) to any Loan Party or any other Person, or (iv) require the Administrative Agent, any Transferee or any Lender to do anything that would in its sole discretion prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f) Each Lender shall indemnify the Administrative Agent (to the extent not reimbursed by or on behalf of the Company if it is required to do so under Section 2.21(a) or 10.5 and without limiting the obligation of the Company under Section 2.21(a) or 10.5 to do so) for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(g) Each Assignee shall be bound by this Section 2.21.

(h) The agreements in this Section 2.21 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments or this Agreement and the repayment, satisfaction or discharge of the Loans and all other amounts payable hereunder and the other Loan Documents.

2.22 Indemnity. The Company and each relevant Subsidiary Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Company or relevant Subsidiary Borrower in making a borrowing of, conversion into or continuation of Term Benchmark Loans after the Company or such Subsidiary Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company or relevant Subsidiary Borrower in making any prepayment of or conversion from Term Benchmark Loans after the Company or such Subsidiary Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Term Benchmark Loans (or the conversion of a Term Benchmark Loan into a Loan of a different Type) on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Term Benchmark Loan other than on the last day of an Interest Period therefor as a result of a request by the Company pursuant to Section 2.24. Such indemnification may include an amount up to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market. A certificate as to any amounts payable pursuant to this Section 2.22 submitted to the Company and the relevant Subsidiary Borrower, if any, by any Lender (together with a reasonably detailed calculation of such amounts) shall be prima facie evidence thereof and shall be payable within 30 days of receipt of any such notice. The agreements in this Section 2.22 shall survive the termination of this Agreement, the repayment of the Loans and all other amounts payable hereunder and the other Loan Documents.

2.23 Change of Applicable Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21(a) with respect to such Lender or its Applicable Lending Office, as applicable, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Letters of Credit affected by such event with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, do not cause such Lender and its lending office(s) to suffer any material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Company or the rights of any Lender pursuant to Section 2.20 or 2.21(a).

2.24 Replacement/Termination of Lenders. The Company shall be permitted (a) to replace with a replacement financial institution or terminate the Commitments under any applicable Facility and repay any outstanding Loans at par under such Facility (and any accrued interest and fees thereon) of a Defaulting Lender or any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.20 or 2.21(a), (ii) fails to give its consent for any amendment, consent or waiver requiring the consent of 100% of the Lenders or all affected Lenders under such Facility (and such Lender is an affected Lender) and for which the Required Lenders or Majority Facility Lenders under such Facility, as applicable, have consented or (iii) fails to give its consent to an extension of the Termination Date to which the Majority Facility Lenders under such Facility have consented, (b) in the case of any Multicurrency Lender or L/C Tranche Lender that fails to give its consent to the addition of a new Optional Currency to which the Majority Facility Lenders under such Facility have consented, to reallocate such Lender’s Multicurrency Commitment or L/C Tranche Commitment, as applicable, to a Domestic Commitment pursuant to Section 2.11(b) (regardless of whether the amount of such Commitment is less than the minimum amount required under such section) and (c) in the case of any Multicurrency Lender or L/C Tranche Lender that fails to give its consent to the addition of a new Borrower pursuant to Section 10.1(d)(i) to which the Administrative Agent has agreed, to reallocate such Lender’s Multicurrency Commitment or L/C Tranche Commitment, as applicable, to a Domestic Commitment pursuant to Section 2.11(b) (regardless of whether the amount of such Commitment is less than the minimum amount required under such section); provided, in each case, that (A) the replacement financial institution or the Company, as applicable, shall purchase or repay at par, all Loans owing to such replaced or terminated Lender on or prior to the date of replacement or termination, and shall pay all accrued interest and fees thereon to such date, (B) unless otherwise agreed, the Company shall be liable to such replaced or terminated Lender under Section 2.22 if any Term Benchmark Loan owing to such replaced Lender shall be purchased or repaid other than on the last day of the Interest Period relating thereto, (C) any replacement financial institution, if not a Lender, shall be reasonably satisfactory to the Administrative Agent and if a Lender, shall not constitute a Defaulting Lender, (D) any replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided, that, unless otherwise agreed, the Company shall be obligated to pay the registration and processing fee referred to therein), (E) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21(a), as the case may be, and (F) any such replacement, termination and/or repayment shall not be deemed to be a waiver of any rights that the Company, any other Loan Party, the Administrative Agent or any other Lender shall have against the replaced Lender. Notwithstanding the foregoing, in the event that a Lender being replaced pursuant to this Section 2.24 shall not have executed an Assignment and Assumption requested by the Company reflecting such permitted replacement, such Lender shall be deemed to have approved such assignment three Business Days following receipt of notice from the Company of such replacement, and such deemed approval shall be effective for purposes of documenting an assignment pursuant to Section 10.6 without any action by any other party hereto (including the Administrative Agent), and the Administrative Agent shall record the same.

2.25 Defaulting Lender.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Facility Fees, if any, shall cease to accrue on the unfunded Commitment of such Defaulting Lender pursuant to Section 2.10;

(b) such Defaulting Lender and the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Lenders, the Required Lenders, Majority Facility Lenders under such Facility or any directly affected Lender under such Facility have taken or may take any action hereunder (including any consent to any amendment, consent, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply in the case of an amendment, waiver or other modification that has the effect of (i) increasing the amount or extending the expiration date of all or any portion of such Defaulting Lender’s Commitment or extending the final scheduled maturity date of any Loan held by such Defaulting Lender, (ii) forgiving or reducing any principal amount of any Loan or any Reimbursement Obligation owing to such Defaulting Lender, or (iii) reducing the stated rate of any interest or fees payable to such Defaulting Lender hereunder, or extending the scheduled date of any payment required hereunder (for the purpose of clarity, the foregoing clauses (i), (ii), and (iii) shall not include any waiver of a mandatory prepayment and shall not preclude a waiver of applicability of any post-default increases in interest rates);

(c) if any L/C Obligations exist at the time any L/C Tranche Lender becomes a Defaulting Lender then:

(i) so long as no Event of Default shall have occurred and be continuing at such time, all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the L/C Tranche Lenders that are not Defaulting Lenders in accordance with their L/C Tranche Percentages (calculated without regard to such Defaulting Lender) but only to the extent the sum of all non-Defaulting Lenders’ L/C Tranche Extensions of Credit plus such L/C Obligations does not exceed the total of all L/C Tranche Lenders that are not Defaulting Lenders’ L/C Tranche Commitments;

(ii) if any reallocation described in clause (i) above cannot, or can only partially, be effected, the Company or any applicable Subsidiary Borrower shall, at any time and from time to time following notice by the Administrative Agent, Collateralize for the benefit of each Issuing Lender that is not, itself, a Defaulting Lender, the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Obligations are outstanding or, if sooner, so long as such Defaulting Lender remains a Defaulting Lender (it being expressly understood and agreed that all accrued interest on such Collateralization shall be for the account of the Company or such applicable Subsidiary Borrower and shall be paid to the Company or such Subsidiary Borrower at any time and from time to time upon its request therefor; provided, that no Event of Default shall have then occurred and be continuing);

(iii) if the Company or any Subsidiary Borrower Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, neither the Company nor any relevant Subsidiary Borrower shall be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period and to the extent such Defaulting Lender’s L/C Obligations are so Collateralized;

(iv) if the L/C Obligations of the Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the non-Defaulting Lenders pursuant to Section 2.10 and Section 3.3, as applicable, shall be adjusted in accordance with such non-Defaulting Lenders’ L/C Tranche Percentages of the L/C Tranche Commitments calculated without regard to such Defaulting Lender’s L/C Tranche Percentage of the L/C Tranche Commitments; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Company or any relevant Subsidiary Borrower, the applicable Issuing Lender or any other L/C Tranche Lender hereunder, all fees payable pursuant to the L/C Fee Letter with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Lender until and to the extent that such L/C Obligations are so reallocated and/or Collateralized; and

(d) no Issuing Lender shall be required to issue, renew, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and such Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the L/C Tranche Commitments of the L/C Tranche Lenders that are not Defaulting Lenders and/or Collateralized by the Company or any applicable Subsidiary Borrower in accordance with this Section 2.25 and participating interests in any newly issued or increased Letter of Credit shall be allocated among the L/C Tranche Lenders that are not Defaulting Lenders in a manner consistent with this Section 2.25 (and such Defaulting Lender shall not participate therein).

If (i) either (x) a Lender Insolvency Event with respect to the parent company of any L/C Tranche Lender shall occur following the Closing Date or (y) the parent company of any L/C Tranche Lender shall become the subject of a Bail-In Action following the Closing Date and, in each case, for so long as such event shall continue or (ii) any L/C Tranche Lender has defaulted in fulfilling its obligations under one or more other agreements in which such L/C Tranche Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit unless such Issuing Lender shall have entered into arrangements with the Company or such L/C Tranche Lender, satisfactory to such Issuing Lender, to defease any risk to it in respect of such L/C Tranche Lender hereunder.

In the event that an L/C Tranche Lender becomes a Defaulting Lender, the Administrative Agent shall give notice to the Company and each affected Issuing Lender stating that such L/C Tranche Lender has become a Defaulting Lender. In the event that each of the Administrative Agent, the Company, each relevant Subsidiary Borrower and each affected Issuing Lender agrees that such Defaulting Lender has adequately remedied all matters that caused such Defaulting Lender to be a Defaulting Lender, then the L/C Obligations of the L/C Tranche Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s L/C Tranche Commitments and, on such date, such L/C Tranche Lender shall purchase at par such of the Loans and/or participations in the L/C Obligations of the other L/C Tranche Lenders as the Administrative Agent shall determine may be necessary in order for such L/C Tranche Lender to hold such L/C Tranche Loans and participations in the L/C Obligations in accordance with its L/C Tranche Percentage of the L/C Tranche Commitments.

2.26 Reallocation of Payments for the Account of Defaulting Lenders. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under any Facility (whether voluntary or mandatory, at or prior to maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of the L/C Tranche Facility only, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender hereunder (pro rata to the Issuing Lenders in accordance with the amounts owed by such Defaulting Lender to each Issuing Lender); third, in the case of the L/C Tranche Facility only, if so determined by the Administrative Agent or requested by the Company or an Issuing Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Company may request (so long as no Event of Default has occurred and is continuing), to the funding of any Loan under the applicable Facility in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in an interest bearing deposit account and released from time to time in order to satisfy obligations of such Defaulting Lender to fund Loans under the applicable Facility (it being understood and agreed that the accrued interest thereon shall be held as additional collateral for such obligations); sixth, to the payment of any amounts owing to the Lenders under such Facility and, in the case of the L/C Tranche Facility only, the Issuing Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to a Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans under the applicable Facility of, and Reimbursement Obligations owed to, all non-Defaulting Lenders under such Facility on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post cash collateral pursuant to this Section 2.26 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender under the applicable Facility irrevocably consents hereto.

2.27 New Local Facilities. (a) The Company may at any time or from time to time after the Closing Date, by notice to the Administrative Agent and the Lenders, request the Lenders with Commitments under any Facility to designate a portion of such Commitments to make Extensions of Credit denominated in Dollars, and/or any Optional Currency (or, with respect to any Brazilian New Local Facility, Brazilian Reais) in a jurisdiction outside of the United States pursuant to a newly established sub-facility or sub-facilities under any Facility or a separate revolving facility hereunder (each, a “New Local Facility”); provided, that (i) both at the time of any such request and upon the effectiveness of any Local Facility Amendment referred to below, no Default or Event of Default shall have occurred and be continuing; provided, further, that no Lender shall be required to make Extensions of Credit in excess of its Commitment then in effect, and (ii) after giving effect to any such New Local Facility, the Total Domestic Extensions of Credit shall not exceed the Total Domestic Commitments then in effect, the Total L/C Tranche Extensions of Credit shall not exceed the Total L/C Tranche Commitments then in effect, the Total Multicurrency Extensions of Credit shall not exceed the Total Multicurrency Commitments and the Extensions of Credit under any other Facility shall not exceed the Commitments then in effect under such Facility. Each New Local Facility shall be in a minimum Dollar Equivalent amount of $25 million. Each notice from the Company pursuant to this Section 2.27 shall set forth the requested amount and proposed terms of the relevant New Local Facility and the Facility or Facilities designated by the Company to be reduced as a result of the establishment of such New Local Facility. Lenders wishing to designate a portion of their Commitments under a designated Facility to a New Local Facility (each, a “New Local Facility Lender”) shall have such portion of their Commitment under such Facility designated to such New Local Facility on a pro rata basis in accordance with the aggregate Commitments of the other New Local Facility Lenders; provided, that no Lender may so reallocate its Commitments to a New Local Facility if such reallocation would result in amounts being payable by the Company or any Subsidiary Borrower under Section 2.20 or 2.21 unless such Lender changes its Applicable Lending Office to avoid such a result or the Company otherwise consents. The designation of Commitments to any New Local Facility shall be made pursuant to an amendment (each, a “Local Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Administrative Agent and each New Local Facility Lender. Notwithstanding anything in this Section 2.27 to the contrary, no Lender shall be obligated to transfer any portion of its Commitments to a New Local Facility unless it so agrees.

(b) Notwithstanding the terms of Section 10.1(a), any Local Facility Amendment may, without the consent of any Lenders other than the New Local Facility Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to implement the provisions of this Section 2.27, a copy of which shall be made available to each Lender.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, subject to the other terms and conditions set forth in this Agreement (including this Section 2.27), the Company may request that any such New Local Facility denominated in Brazilian Reais be made available to GMB (any such Facility, a “Brazilian New Local Facility”); provided that the provision of such Brazilian New Local Facility shall be subject to conditions to be agreed by the Company, GMB, the Administrative Agent and the Lenders providing such Brazilian New Local Facility but shall include, in any event (A) the execution and delivery by the Company, GMB and the Administrative Agent of a Borrower Joinder Agreement, providing for such Subsidiary to become a Subsidiary Borrower, (B) the agreement and acknowledgment by the Company and each Subsidiary Guarantor (if any, to the extent provided pursuant to Section 6.6) that the Guarantee covers the Obligations of GMB, (C) the delivery to the Administrative Agent of corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of GMB reasonably equivalent to comparable documents delivered on the Closing Date and (D) the delivery to the Administrative Agent of any documentation or other information reasonably requested by the Administrative Agent and necessary to satisfy obligations of the Lenders described in Section 10.18 or any applicable “know your customer” or other anti-money laundering Requirement of Law. In connection with any such Brazilian New Local Facility, the Company and the Administrative Agent may, without the input or consent of any other Lender (other than any Lender participating in such Brazilian New Local Facility), effect amendments to this Agreement as may be necessary in the reasonable opinion of the Company and the Administrative Agent to effect the provisions hereof (including any definitions relating to or necessary to effectuate the foregoing). The parties hereto hereby acknowledge and agree that such changes may include the appointment of a Brazilian Administrative Agent (subject to the consent of any such proposed agent) and other changes consistent with the terms of the “Brazilian Facility” (as defined, and as set forth, in the Existing Five Year Credit Agreement).

2.28 Incremental Commitments/Facilities. (a) The Company may from time to time notify the Administrative Agent that certain of the Lenders designated by the Company and/or that additional lenders shall be added to this Agreement as Incremental Lenders with Commitments for the purpose of either increasing the existing Commitments under any Facility (a “Commitment Increase”) or establishing an Incremental Facility by executing and delivering to the Administrative Agent an Incremental Loan Activation Notice signed by such Lenders or such additional lenders and specifying (i) the respective Incremental Commitments of such Incremental Lenders, (ii) the applicable Incremental Facility Closing Date or Commitment Increase Date, and (iii) with respect to any Incremental Facility (A) the applicable Incremental Loan Maturity Date, (B) the Currency or Currencies available under such Incremental Facility, (C) the borrower(s) thereunder (which may be the Company and/or any Subsidiary Borrowers), (D) the Applicable Margin and other fees applicable to Incremental Loans and other extensions of credit to be made available under such Incremental Facility, and (E) any additional terms applicable to such Incremental Facility, including the borrowing procedures related thereto (in each case, as agreed between the Company and the Incremental Lenders providing such Incremental Loans), and otherwise duly completed; provided, that after giving effect to such Commitment Increase or Incremental Facility (including the incurrence of any Incremental Loans on the applicable Commitment Increase Date or Incremental Facility Closing Date and use of proceeds thereof), (x) except in the case of an Incremental Facility, as otherwise agreed by the Lenders under such Facility, no Default or Event of Default shall be continuing and (y) the sum of the Total Commitments then in effect (including, for the avoidance of doubt, Incremental Commitments), the 5-Year Total Commitments then in effect (including, for the avoidance of doubt, any commitments under incremental facilities under the 5-Year Revolving Credit Agreement) and the aggregate amount of all Ancillary Commitments then in effect shall not exceed $17.0 billion.

(b) Each Incremental Lender that is a signatory to an Incremental Loan Activation Notice severally agrees, on the terms and conditions of this Agreement, to make revolving credit loans (each, an “Incremental Loan”) to the Company and/or the applicable Subsidiary Borrowers from time to time on or after the Incremental Facility Closing Date or Commitment Increase Date specified in such Incremental Loan Activation Notice in an aggregate principal amount outstanding at any time up to but not exceeding the amount of the Incremental Commitment of such Incremental Lender specified in such Incremental Loan Activation Notice, subject to the terms of this Agreement and the applicable Incremental Loan Activation Notice. Nothing in this Section 2.28 shall be construed to obligate any Lender to execute an Incremental Loan Activation Notice.

(c) On any Commitment Increase Date with respect to any Facility, in the event any Loans under such Facility are then outstanding, (i) each relevant Incremental Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine are necessary in order to cause, after giving effect to such increased Commitments and the application of such amounts to prepay Loans under such Facility of other relevant Lenders, the Loans under such Facility to be held ratably by all Lenders with Commitments in such Facility in accordance with such Commitments after giving effect to such increase, (ii) the Company and any relevant Subsidiary Borrower shall be deemed to have prepaid and reborrowed all outstanding Loans under this Agreement and (iii) the Company and any relevant Subsidiary Borrower shall pay to the relevant Lenders the amounts, if any, payable under Section 2.22 as a result of such prepayment.

(d) For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, with the consent of the Company, the Administrative Agent and each applicable Incremental Lender providing a commitment under the applicable Incremental Facility, and subject to the other terms and conditions set forth in this Agreement (including this Section 2.28), the Company may request that any such Incremental Facility be made available to GMB (which Incremental Facility would be made available in Brazilian Reais) (any such Facility, a “Brazilian Incremental Facility”); provided that the provision of such Brazilian Incremental Facility shall be subject to conditions to be agreed by the Company, GMB, the Administrative Agent and the Incremental Lenders providing such Facility but shall include, in any event (A) the execution and delivery by the Company, GMB and the Administrative Agent of a Borrower Joinder Agreement, providing for such Subsidiary to become a Subsidiary Borrower, (B) the agreement and acknowledgment by the Company and each Subsidiary Guarantor (if any, to the extent provided pursuant to Section 6.6) that the Guarantee covers the Obligations of GMB, (C) the delivery to the Administrative

Agent of corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of GMB reasonably equivalent to comparable documents delivered on the Closing Date and (D) the delivery to the Administrative Agent of any documentation or other information reasonably requested by the Administrative Agent and necessary to satisfy obligations of the Lenders described in Section 10.18 or any applicable “know your customer” or other anti-money laundering Requirement of Law. In connection with any such Brazilian Incremental Facility, the Company and the Administrative Agent may, without the input or consent of any other Lender (other than any Incremental Lender participating in such Brazilian Incremental Facility), effect amendments to this Agreement as may be necessary in the reasonable opinion of the Company and the Administrative Agent to effect the provisions hereof (including any definitions relating to or necessary to effectuate the foregoing). The parties hereto hereby acknowledge and agree that such changes may include the appointment of a Brazilian Administrative Agent (subject to the consent of any such proposed agent) and other changes consistent with the terms of the “Brazilian Facility” (as defined, and as set forth, in the Existing Five Year Credit Agreement).

2.29 Termination Date Extension. (a) The Company may at any time and from time to time, by notice to the Administrative Agent, propose an extension of the Termination Date, which proposal may include a proposal to change the Applicable Margins (including any provision of the Applicable Pricing Grid) for the Lenders as may be specified in such proposal. Upon receipt of any such proposal the Administrative Agent, shall promptly notify each Lender thereof. Each Lender shall respond to such proposal in writing within 30 calendar days after the date of such proposal and any failure of a Lender to respond within such period shall be deemed to be a rejection of such proposal. If any Lender consents to such proposal (each such consenting Lender, an “Extending Lender”), the Termination Date applicable to each Extending Lender shall be extended to the date specified in the Company’s extension proposal and the Applicable Margin with respect to each such Extending Lender shall be adjusted in the manner specified in such proposal, if any, and each Non-Extending Lender will be treated as provided in Section 2.29(b).

(b) If any Lender does not consent to any extension request that becomes effective pursuant to Section 2.29(a) (each such Lender, a “Non-Extending Lender”), then the Termination Date for such Non-Extending Lender shall remain unchanged from that applicable prior to the extension and the Commitments of each Non-Extending Lender and the existing Applicable Margins shall, subject to the terms of Section 2.18, continue in full force and effect.

(c) Notwithstanding the provisions of Section 10.1(a), the Company and the Administrative Agent (and the Extending Lenders) shall be entitled to enter into any amendments to this Agreement that the Administrative Agent believes are necessary or appropriate to reflect, or to provide for the integration of, any extension of the Termination Date or change in Applicable Margins pursuant to this Section 2.29 without the consent of any Non-Extending Lender.

2.30 Ancillary Facilities. (a) Subject to compliance with the requirements set forth in this Section 2.30, the Company may request from time to time (but in any event prior to the Termination Date for the applicable Multicurrency Lenders in respect of the Multicurrency Facility) and any Multicurrency Lender may agree (in its sole discretion) to establish an Ancillary Facility on a bilateral basis to be made available to any Loan Party or any Foreign Subsidiary (each such Loan Party or Foreign Subsidiary in such capacity, an “Ancillary Borrower”) by conversion of such Lender’s unutilized Multicurrency Commitments (or part thereof) into an Ancillary Commitment (and a corresponding reduction of such Lender’s Multicurrency Commitments then in effect by an amount equal to such Ancillary Commitment).

(b) To request the creation of an Ancillary Facility, the Company and the applicable Ancillary Borrower(s) shall deliver to the Administrative Agent not later than 3 Business Days (or such shorter period agreed to by the Administrative Agent) prior to the Ancillary Commencement Date for such Ancillary Facility:

(i) a notice in writing specifying:

(A) the Ancillary Borrower(s) to which extensions of credit will be made available thereunder;

(B) the proposed Ancillary Commencement Date and the expiration date of such Ancillary Facility (which shall be no later than the Termination Date for the applicable Lenders under the Multicurrency Facility);

(C) the type of Ancillary Facility being provided (with such type being specified based on the applicable clause of the definition of “Ancillary Facility”);

(D) the identity of the Ancillary Lender(s);

(E) the amount and currency of the proposed Ancillary Commitment with respect to such Ancillary Facility (the Dollar Equivalent of which on the Ancillary Commencement Date shall not exceed such Ancillary Lender’s Available Multicurrency Commitment (determined prior to giving effect to such Ancillary Commitment but after giving effect to any other Ancillary Commitments of such Lender)); and

(ii) a copy of the Ancillary Facility Document with respect to such Ancillary Facility; and

(iii) such other information that the Administrative Agent may reasonably request in connection with such Ancillary Facility.

The Administrative Agent shall give notice to each Lender with Multicurrency Commitments of such Ancillary Facility notice.

(c) (i) Subject to the terms of this Agreement, an affiliate of any Lender may become an Ancillary Lender, in which case such Lender and such affiliate shall be treated as a single Lender whose Multicurrency Commitments are as set forth in Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender assumed its applicable Multicurrency Commitment, as the same may be modified in accordance with the definition of “Multicurrency Commitment”; it being understood that the relevant Lender’s Multicurrency Commitment will be reduced by the amount of the Ancillary Commitment of such Lender or such affiliate for so long as such Ancillary Commitments remain outstanding.

(ii) to the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an affiliate of a Lender and not a party hereto or thereto, the relevant Lender shall ensure that such obligation is performed by such affiliate in compliance with the terms hereof or such other Loan Document.

(iii) Each Ancillary Lender, in its capacity as such, hereby appoints the Administrative Agent as its agent for purposes of the Loan Documents.

(d) (i) Each Ancillary Facility shall contain terms and conditions acceptable to the applicable Ancillary Lender(s) and the applicable Ancillary Borrower(s) thereunder; provided, that such terms shall, in the reasonable business judgment of the Company, be based upon normal commercial terms at the time of the creation of such Ancillary Facility pursuant to paragraph (b) of this Section 2.30 and such terms shall at all times (A) permit extensions of credit thereunder to be made only to the applicable Ancillary Borrower(s); (B) provide that the Ancillary Commitment of any Ancillary Lender under such Ancillary Facility shall not exceed such Ancillary Lender’s Available Multicurrency Commitment as of the Ancillary Commencement Date (determined without giving effect to any reduction pursuant to the definition thereof by the amount of such Ancillary Lender’s Ancillary Commitment in relation to such Ancillary Facility) and that, in the event and on such occasion that such Ancillary Commitment exceeds such Available Multicurrency Commitment (determined as of the Ancillary Commencement Date and without giving effect to any reduction pursuant to the definition thereof by the amount of such Ancillary Lender’s Ancillary Commitment in relation to such Ancillary Facility but after giving effect to any other Ancillary Commitments of such Lender), such Ancillary Commitment shall be automatically reduced by the amount of such excess; (C) provide that the Ancillary Facility Outstandings shall not exceed the Ancillary Commitment with respect to such Ancillary Facility, (D) provide that the Ancillary Commitment under such Ancillary Facility be canceled, and that all Ancillary Facility Outstandings under such Ancillary Facility be repaid, not later than the Termination Date for the applicable Ancillary Lenders under the Multicurrency Facility (or such earlier date as the Multicurrency Commitment of the relevant Ancillary Lender (or its affiliate) is reduced to zero) unless cash collateralized or other arrangements are made to the reasonable satisfaction of the applicable Ancillary Lender (which may take the form of an agreement for the relevant facilities to continue on a bilateral basis and not under the Loan Documents from the Termination Date of the Ancillary Lender under the Multicurrency Facility) and, in each case, the Administrative Agent is reasonably satisfied that (x) such Ancillary Facility shall continue on a bilateral basis and the Lenders other than such Ancillary Lender shall have no obligations with respect to such Ancillary Facility or the relevant Ancillary Facility Outstandings, (y) the Ancillary Facility Outstandings in respect of such Ancillary Facility shall not constitute “Guaranteed Obligations” (as defined in the Guarantee) and (z) the Administrative Agent shall have no further obligations with respect to such Ancillary Facility or the related Ancillary Facility Outstandings; and (E) provide that the conditions set forth in Section 5.2 shall be conditions to each extension of credit under such Ancillary Facility (in each case to the extent applicable).

(ii) On the relevant Ancillary Commencement Date after giving effect to the reduction of the Multicurrency Commitment of each Ancillary Lender, each Multicurrency Lender will participate in the outstanding Multicurrency Loans in an amount (as determined by the Administrative Agent) which will result as nearly as possible in the aggregate amount of its participation in the Multicurrency Loans then outstanding bearing the same proportion to the aggregate amount of the Multicurrency Loans then outstanding as its Multicurrency Commitment bears to the aggregate amount of Multicurrency Commitments.

(e) (i) An Ancillary Facility shall terminate on the Termination Date for the applicable Ancillary Lender(s) under the Multicurrency Facility (or later if cash collateral arrangements are made or other arrangements are made to the reasonable satisfaction of the applicable Ancillary Lender (which may take the form of an agreement for the relevant facilities to continue on a bilateral basis and not under the Loan Documents from the Termination Date of the Ancillary Lender under the Multicurrency Facility)) or such earlier date (A) as provided in the relevant Ancillary Facility Document or (B) on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii) If an Ancillary Facility expires or is otherwise cancelled in accordance with its terms, the Ancillary Commitment of the Ancillary Lender(s) shall be reduced to zero and the Multicurrency Commitment of those Ancillary Lender(s) (or their respective affiliates) then in effect shall be increased by the amount of such Lender’s expired Ancillary Commitment.

(iii) No Ancillary Lender may demand repayment or prepayment of, or cash collateralization of, any Ancillary Facility Outstandings prior to the expiry date of the relevant Ancillary Facility unless it gives the Company and the relevant Ancillary Borrower(s) not less than 3 Business Days’ notice and:

(A) the Termination Date for the applicable Lender(s) under the Multicurrency Facility has occurred;

(B) the Required Lenders have accelerated the Multicurrency Loans and terminated the Multicurrency Commitments and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations thereunder (or such Multicurrency Commitments have otherwise been terminated in full);

(C) the expiration date of such Ancillary Facility has occurred;

(D) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender(s) to perform any of their obligations as contemplated by this Agreement or to fund, issue or maintain their participation in the Ancillary Facility (or it becomes unlawful for the applicable affiliate of the Ancillary Lender(s) to do so); or

(E) the Ancillary Facility Outstandings, if any, under such Ancillary Facility may be refinanced by a Loan under the Multicurrency Facility and the relevant Ancillary Lender(s) provide sufficient notice to permit the refinancing of such Ancillary Facility Outstandings with such a Loan.

(f) For the purposes of repaying any Ancillary Facility Outstandings pursuant to paragraph (e)(iii)(E) of this Section 2.30:

(A) the Multicurrency Commitment of such Ancillary Lender will be increased by the amount of its Ancillary Commitment so terminated; and

(B) a Loan may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied to refinance those Ancillary Facility Outstandings).

(g) On the making of such a Loan to refinance Ancillary Facility Outstandings:

(A) each Multicurrency Lender will participate in that Loan in an amount (as determined by the Administrative Agent) which will result as nearly as possible in the aggregate amount of its participation in the Multicurrency Loans then outstanding bearing the same proportion to the aggregate amount of the Multicurrency Loans then outstanding as its Multicurrency Commitment bears to the aggregate amount of Multicurrency Commitments; and

(B) the relevant Ancillary Facility shall be cancelled.

(h) The Company and each Ancillary Borrower to which an Ancillary Facility has been made available and each Ancillary Lender shall, upon request by the Administrative Agent, promptly supply the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the Ancillary Facility Outstandings) as the Administrative Agent may reasonably request from time to time. The Company and each Ancillary Borrower consent to all such information being released to the Administrative Agent and the Lenders.

(i) The Company and each Ancillary Borrower acknowledge and consent that Sections 2.18, 2.20, 2.21 and 2.22 of this Agreement shall apply to each Ancillary Facility (unless expressly waived by the relevant Ancillary Lender in its sole discretion).

(j) To the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Borrower and such Ancillary Borrower is an affiliate of a Borrower and not a party hereto or thereto, the relevant Borrower shall ensure that such obligation is performed by such affiliate in compliance with the terms hereof or such other Loan Document.

(k) In the event of any conflict between the terms of an Ancillary Facility Document and any Loan Document, the terms of such Loan Document shall govern except for (i) the first sentence of Section 2.17(a) for the purposes of calculating fees, interest or commission relating to the relevant Ancillary Facility, (ii) any Ancillary Facility comprising more than one account where the terms of the Ancillary Facility Documents shall prevail to the extent required to permit the netting of balances in respect of such accounts and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Facility Document, in which case the relevant term of this Agreement shall be superseded by the terms of the such Ancillary Facility Document solely to the extent necessary to eliminate the subject conflict or inconsistency.

(l) No amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Lender other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, this Section 2.30), in which case Section 10.1 shall apply.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the L/C Tranche Lenders set forth in Section 3.4(a), agrees to issue (or cause its Applicable Lending Office to issue) letters of credit and bank guarantees (each a “Letter of Credit”) under the L/C Tranche Facility for the account of a Loan Party or a Subsidiary of a Loan Party (the “Applicable Account Party”) on any Business Day during the Commitment Period of such Issuing Lender in such form as may be reasonable and customary for the purpose thereof; provided, that (i) no Applicable Account Party shall request, and no Issuing Lender shall be required to issue (or cause its Applicable Lending Office to issue), any Letter of Credit if, after giving effect to such issuance (and to any concurrent funding or prepayment of a Loan and to the application of proceeds thereof and to any concurrent expiration or termination or amendment or modification of any previously issued Letter of Credit), (A) the Dollar Equivalent of the then Outstanding Amount of all Letters of Credit issued by such Issuing Lender (or any Applicable Lending Office thereof) would exceed such Issuing Lender’s L/C Issuing Commitment then in effect, (B) the Total L/C Tranche Extensions of Credit would exceed the Total L/C Tranche Commitment then in effect or (C) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in Optional Currencies plus (y) the then Outstanding Amount of the Total L/C Tranche Extensions of Credit other than Letters of Credit denominated in Optional Currencies would exceed the Total L/C Tranche Commitments then in effect and (ii) the Company shall be jointly and severally liable with respect to each Letter of Credit issued for the account of an Applicable Account Party (other than the Company). Each Letter of Credit shall (x) be denominated in Dollars or any Optional Currency; provided that Bank of America, N.A. shall not be required to issue any Letters of Credit in any Optional Currency without its prior written consent and (y) expire no later than the earlier of (A) the date that is one year after the date of issuance of such Letter of Credit and (B) five Business Days prior to the Termination Date of such Issuing Lender then in effect; provided, that any Letter of Credit with a one-year or shorter tenor may (1) provide for the subsequent or successive renewal or automatic renewal thereof for additional one-year or shorter periods (which shall in no event extend beyond the date referred to in foregoing clause (B), unless and to the extent that such Letter of Credit is Collateralized for the period following such date at 100% of the undrawn and unexpired amount of such Letter of Credit if requested by the relevant Issuing Lender) or (2) continue past such date referred to in the foregoing clause (B) to the extent that such Letter of Credit is Collateralized for the period following such date at 100% of the undrawn and unexpired amount of such Letter of Credit if requested by the relevant Issuing Lender; provided, further that, upon request of the Company and with the consent of the relevant Issuing Lender, a Letter of Credit may have a tenor of longer than one year so long as such Letter of Credit does not extend beyond the date referred to in clause (B) above (or, to the extent such Letter of Credit does extend beyond such date, it is in compliance with the parenthetical in clause (1) above). Any such Collateralization of a Letter of Credit provided by a Loan Party or Applicable Account Party, as applicable, with respect to a Letter of Credit, together with accrued interest or earnings thereon, shall be terminated and (to the extent not applied to satisfy L/C Obligations) released to such Loan Party or Applicable Account Party, as applicable, as soon as practicable after the expiration or other termination of such Letter of Credit and the reimbursement of any amount drawn thereunder; provided, that, so long as such 100% margin is maintained, the accrued interest or earnings on such Collateralization shall be released to the Loan Party or Applicable Account Party, as applicable, at any time and from time to time upon its request therefor.

(b) No Issuing Lender shall at any time be obligated to issue (or cause its Applicable Lending Office to issue) any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender (or any Applicable Lending Office thereof) or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) If the Termination Date has been extended (pursuant to Section 2.29 or otherwise) and any L/C Tranche Lenders are Non-Consenting Lenders with respect thereto, and any Letter of Credit remains outstanding on the Termination Date applicable to such Non-Extending Lenders, then (i) so long as no Event of Default shall have occurred and be continuing at such time, all or any part of the L/C Obligations of such Non-Extending Lenders shall be reallocated among the L/C Tranche Lenders that are Extending Lenders with respect thereto in accordance with their L/C Tranche Percentages (calculated after giving effect to the termination of the Commitments of the Non-Extending Lenders on such Termination Date) but only to the extent the sum of all Extending Lenders’ L/C Tranche Extensions of Credit plus such L/C Obligations does not exceed the total of all L/C Tranche Lenders that are Extending Lenders’ L/C Tranche Commitments, (ii) if any reallocation described in clause (i) above cannot, or can only partially, be effected, the Company or any applicable Subsidiary Borrower shall, at any time and from time to time following notice by the Administrative Agent, (x) prepay L/C Tranche Loans in an amount sufficient to permit such reallocation of the L/C Obligations of the Non-Extending Lenders in full or (y) Collateralize for the benefit of each Issuing Lender, the Borrowers’ obligations corresponding to such Non-Extending Lenders’ L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Obligations are outstanding (it being expressly understood and agreed that all accrued interest on such Collateralization shall be for the account of the Company or such applicable Subsidiary Borrower and shall be paid to the Company or such Subsidiary Borrower at any time and from time to time upon its request therefor; provided, that no Event of Default shall have then occurred and be continuing), and (iii) if all or any portion of such Non-Extending Lenders’ L/C Obligations is neither reallocated nor Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Lender or any other L/C Tranche Lender hereunder, all fees payable pursuant to the L/C Fee Letter with respect to such Non-Extending Lenders’ L/C Obligations shall be payable to the applicable Issuing Lender until and to the extent that such L/C Obligations are so reallocated and/or Collateralized.

3.2 Procedure for Issuance of Letters of Credit. (a) Any Applicable Account Party, with (in the case of any such Applicable Account Party other than the Company) the written consent of the Company (substantially in the form of Exhibit M hereto or as the Company may otherwise specify from time to time), may from time to time request that any Issuing Lender issue (or cause its Applicable Lending Office to issue) a Letter of Credit, or amend or extend an outstanding Letter of Credit (or cause its Applicable Lending Office to amend or extend an outstanding Letter of Credit), by delivering to such Issuing Lender at its address for notices specified in accordance with the provisions of Section 10.2 an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request consistent with its customary business practices for comparable transactions in the applicable jurisdiction (it being expressly understood and agreed by each Issuing Lender that the terms and provisions of each such Application shall be consistent with the terms and provisions of this Agreement). Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue (or cause its Applicable Lending Office to issue) the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue, amend or extend (or cause its Applicable Lending Office to issue, amend or extend) any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit (or of such amendment or extension, as applicable) to the beneficiary thereof or as otherwise may be agreed to by the relevant Issuing Lender and the Applicable Account Party. The relevant Issuing Lender shall furnish a copy of such Letter of Credit (or such amendment or extension, as applicable) to the Applicable Account Party promptly following the issuance thereof. The relevant Issuing Lender shall promptly (and in any event with 10 calendar days of such issuance, amendment or extension) furnish to the Administrative Agent notice of the issuance, amendment or extension, as the case may be, of each Letter of Credit (including the amount and currency thereof). No Issuing Lender shall issue, amend or extend (or cause its Applicable Lending Office to issue, amend or extend) any Letter of Credit during any period commencing on the first Business Day after it receives written notice from the Administrative Agent that one or more of the conditions precedent contained in Section 5.2 shall not on such date be satisfied or waived, and ending when the Administrative Agent provides written notice to the effect that such conditions are satisfied or waived. The Administrative Agent shall promptly notify the Issuing Lenders upon becoming aware that such conditions in Section 5.2 are thereafter satisfied or waived. The Issuing Lenders shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.2 have been satisfied or waived in connection with the issuance of any Letter of Credit.

(b) The Issuing Lender shall not (and shall not permit any Applicable Lending Office thereof to) (i) amend or cancel any Letter of Credit without (x) the prior written consent of the Company or the Applicable Account Party and (y) providing written notice to the Administrative Agent of such amendment or cancellation within five Business Days thereof, (ii) waive presentation of any Letter of Credit or waive any discrepancies in documents presented to effect a draw on a Letter of Credit, in each case, without the prior written consent of the Company or the Applicable Account Party, if and to the extent such waiver materially and adversely affects the Company or such Applicable Account Party, or (iii) replace any lost, mutilated or destroyed Letter of Credit, in each case, without the prior written consent of the Company or the Applicable Account Party. If requested by an Applicable Account Party or the Company, the Issuing Lender shall furnish a draft of such Letter of Credit (or any amendment thereto) to the Applicable Account Party and the Company prior to the issuance thereof to allow the Applicable Account Party and the Company to review such draft for accuracy and to provide any corrections if necessary.

3.3 Fees and Other Charges. The Company shall pay (or cause to be paid) the fees payable to the L/C Tranche Lenders and the Issuing Lenders, as applicable, set forth in the L/C Fee Letter. Notwithstanding any inconsistent provision of this Agreement or the L/C Fee Letter, (x) at the option of the Company and upon notice to the Administrative Agent, all fees payable to any Issuing Lender may, with the consent of such Issuing Lender, be paid in Dollars (regardless of the currency of such Letter of Credit) and (y) unless (i) the Company or such Applicable Account Party gives notice to the Administrative Agent that it has paid such fees by 2:00 P.M., New York City time, on the date required pursuant to the L/C Fee Letter or notifies the Administrative Agent that it does not wish to have such obligation paid with the proceeds of an ABR Loan by such time, or (ii) the Administrative Agent has actual knowledge that the conditions precedent to an ABR Loan to be made on such date which are contained in Section 5.2 have not been satisfied or waived, the Company or such Applicable Account Party shall be deemed to have requested that the L/C Tranche Lenders make an ABR Loan on the date such fees are due pursuant to the terms of the L/C Fee Letter in an aggregate principal amount equal to the amount of the related obligation, and such ABR Loan shall be made on such date. If an ABR Loan is deemed to have been requested as aforesaid, such obligation shall be paid with the proceeds of such Loan and no Default or Event of Default shall exist or be continuing in respect thereof. Notwithstanding the last sentence of Section 2.8, the proceeds of such ABR Loan shall be made available to the relevant Issuing Lender or L/C Tranche Lenders, as applicable (and not to the Company or such Applicable Account Party) to the account specified by such Issuing Lender or L/C Tranche Lenders, as applicable, in like funds as received by the Administrative Agent, and, to the extent any such fees are owing to an Issuing Lender or the L/C Tranche Lenders, the Issuing Lender or each of the L/C Tranche Lenders, as applicable, may credit its L/C Tranche Percentage of such ABR Loan to the relevant obligation in lieu of funding such amount to the Administrative Agent.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s L/C Tranche Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued, and the amount of each draft or demand paid, by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft or demand is paid under any Letter of Credit issued by such Issuing Lender for which the Issuing Lender is not reimbursed in full by the Company or other applicant in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s L/C Tranche Percentage of the Dollar Equivalent of the amount of such draft or demand, or any part thereof, that is not so reimbursed (calculated, in the case of any Letter of Credit denominated in an Optional Currency, as of the Reimbursement Date therefor); provided, that in no event shall an L/C Participant be obligated to fund an amount that would cause such L/C Participant’s Total L/C Tranche Extensions of Credit to exceed such L/C Participant’s L/C Tranche Commitment. Subject to the foregoing, each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Company, the Applicable Account Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Company, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to any Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to any Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the relevant Issuing Lender, times (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company, the Applicable Account Party or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Company and the Applicable Account Party. If any draft or demand is paid under any Letter of Credit issued for the account of an Applicable Account Party, the Company or such Applicable Account Party, on a joint and several basis, shall reimburse the Issuing Lender for the amount of the draft or demand so paid, not later than 3:00 P.M., New York City time, on the second Business Day immediately following the day that the Company receives notice of payment of such draft or demand (or if notice of such payment is received after 10:00 A.M., New York City time, on a Business Day, on the third Business Day immediately following such date of receipt) (such date, the “Reimbursement Date”). Each such payment shall be made to the relevant Issuing Lender in the currency in which such Letter of Credit is denominated and in immediately available funds; provided, that, in the case of any Letter of Credit denominated in an Optional Currency, if such payment, or obligation to make such payment, in an Optional Currency would subject the Administrative Agent, the relevant Issuing Lender or any L/C Tranche Lender to any stamp duty, ad valorem charge or any similar Tax that would not be payable if such payment were paid or required to be paid in Dollars, the Company or such Applicable Account Party shall, at its option, (A) pay the amount of such Tax to the Administrative Agent, the relevant Issuing Lender or the relevant L/C Tranche Lender or (B) pay the Dollar Equivalent of such draft or demand (calculated as of the Reimbursement Date); provided, further, that if such payment is not made on the applicable Reimbursement Date the obligation to pay such draft or demand shall be permanently converted into an obligation to pay the Dollar Equivalent amount of such draft or demand (calculated as of such Reimbursement Date). Interest shall be payable on any such amounts from the Reimbursement Date until payment in full at the rate set forth in Section 2.16(b). Notwithstanding any inconsistent provision of this Agreement, unless (x) the Company or such Applicable Account Party gives notice to the Administrative Agent that it has paid its Reimbursement Obligation by 2:00 P.M., New York City time, on the Reimbursement Date or notifies the Administrative Agent that it does not wish to have such Reimbursement Obligation paid with the proceeds of an ABR Loan by such time, or (y) the Administrative Agent has actual knowledge that the conditions precedent to an ABR Loan to be made on such Reimbursement Date which are contained in Section 5.2 have not been satisfied or waived, the Company or such Applicable Account Party shall be deemed to have requested that the L/C Tranche Lenders make an ABR Loan on such Reimbursement Date in an aggregate principal amount equal to the amount of the related Reimbursement Obligation, and such ABR Loan shall be made on such Reimbursement Date. If an ABR Loan is deemed to have been requested as aforesaid, such Reimbursement Obligation shall be paid with the proceeds of such Loan and no Default or Event of Default shall exist or be continuing in respect thereof.

Notwithstanding the last sentence of Section 2.8, the proceeds of such ABR Loan shall be made available to the relevant Issuing Lender (and not to the Company or such Applicable Account Party) to the account specified by such Issuing Lender, in like funds as received by the Administrative Agent, and the Issuing Lender may credit its L/C Tranche Percentage of such ABR Loan to the relevant Reimbursement Obligation in lieu of funding such amount to the Administrative Agent.

3.6 Obligations Absolute. The obligations of the Company and each Applicable Account Party under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company or any Applicable Account Party may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Company and each Applicable Account Party also agrees with each Issuing Lender that such Issuing Lender shall not, absent gross negligence or willful misconduct, be responsible for, and the Reimbursement Obligations under Section 3.5 of the Company and such Applicable Account Party shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company or any Applicable Account Party, and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company or any Applicable Account Party, as the case may be, against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of such Issuing Lender. The Company and each Applicable Account Party agree that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Company and such Applicable Account Party, as the case may be, and shall not result in any liability of such Issuing Lender to the Company or such Applicable Account Party.

3.7 Letter of Credit Payments. If any draft or demand shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall, within the period stipulated by the terms and conditions of the applicable Letter of Credit, examine such draft or demand presented under such Letter of Credit. After such examination, such Issuing Lender will promptly notify the Applicable Account Party, the Company and the Administrative Agent of the date and amount thereof and whether such Issuing Lender has made or will make the payment under such Letter of Credit; provided, that any failure to give or delay in giving such notice shall not relieve the Applicable Account Party or the Company of its obligation to reimburse such Issuing Lender with respect to any such payment under such Letter of Credit. The Issuing Lender will act in good faith in exercising its discretion under Section 5-109 of the UCC in honoring or refusing to honor a presentation on a Letter of Credit in cases where material fraud is asserted or alleged. The responsibility of the relevant Issuing Lenders to the Company or any other such Applicable Account Party in connection with any draft or demand presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft or demand) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. Subject to the requirements of Section 3.12, to the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of any other Loan Document, including this Section 3, the provisions of such other Loan Document or this Section 3, as the case may be, shall apply.

3.9 Collateralization. The Company or any Applicable Account Party may at its option at any time and from time to time Collateralize any Letter of Credit issued for the account of such Applicable Account Party at 100% of the undrawn and unexpired amount of such Letter of Credit. In addition, on or prior to the date that is five Business Days prior to the Termination Date then in effect for any Issuing Lender, the Company or such Applicable Account Party shall Collateralize (or, with the consent of the relevant Issuing Lender, in its sole discretion, enter into alternative arrangements on terms satisfactory to such Issuing Lender in respect of) any Letter of Credit issued for the account of such Applicable Account Party with an expiration date occurring after such Termination Date as provided in Section 3.1. Any Letter of Credit that is Collateralized or subject to such alternative arrangements as provided in this Section 3.9 shall cease to be a “Letter of Credit” outstanding hereunder effective on the date of such Collateralization or guarantee and, accordingly, the rights and obligations of Lenders in respect thereof (including pursuant to Sections 3.3 and 3.4) shall terminate and the Dollar Equivalent of the Outstanding Amount of such Letter of Credit shall no longer be included as an “L/C Obligation” or an “Extension of Credit”.

3.10 New Issuing Lenders; L/C Commitments. (a) The Company may from time to time (i) decrease the L/C Issuing Commitment of any Issuing Lender or terminate any Issuing Lender as an Issuing Lender hereunder (on a prospective basis only) for any reason upon written notice to the Administrative Agent and such Issuing Lender, (ii) add additional Issuing Lenders hereunder and (iii) increase (with the consent of the relevant Issuing Lender) the L/C Issuing Commitment of any existing Issuing Lender. If the Company shall decide to add a new Issuing Lender under this Agreement, then the Company may appoint from among the L/C Tranche Lenders (or an Applicable Lending Office thereof) a new Issuing Lender, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and such Issuing Lender, whereupon such new issuer of Letters of Credit shall be granted the rights, powers and duties of an Issuing Lender hereunder, and the term “Issuing Lender” shall mean such new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as an Issuing Lender hereunder in accordance with this Agreement or an increase of the L/C Issuing Commitment of any existing Issuing Lender, shall be evidenced by an agreement entered into by such new issuer of Letters of Credit or existing Issuing Lender, as applicable, in a form reasonably satisfactory to such Issuing Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement, such new issuer of Letters of Credit shall become an “Issuing Lender” hereunder or such increased L/C Issuing Commitment shall become effective. Any decrease of an L/C Issuing Commitment or termination of an Issuing Lender shall become effective upon the applicable Issuing Lender’s receipt of notice thereof. After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to the replacement, termination or Collateralization thereof pursuant to Section 3.9, but shall not issue additional Letters of Credit. The Administrative Agent shall promptly notify the L/C Tranche Lenders of the effectiveness of any replacement or addition of an Issuing Lender, or any changed L/C Issuing Commitment pursuant to this Section 3.10.

(b) In the event that an Issuing Lender no longer has an Applicable Lending Office in a particular jurisdiction or in the event that an Applicable Lending Office is not legally able to issue a Letter of Credit in such jurisdiction, such Issuing Lender shall use commercially reasonable efforts to arrange, subject to the terms and conditions hereof, for one or more letters of credit to be issued by an unaffiliated bank that is reasonably acceptable to such Issuing Lender, the Company and the Applicable Account Party with the same pricing and mechanics as described herein and in the L/C Fee Letter and in the manner consistent with Section 3.12 below (it being understood and agreed that the use of commercially reasonable efforts pursuant to this 3.10(b) shall not require any Issuing Lender to incur any monetary cost).

3.11 Existing Letters of Credit and Designated Letters of Credit. (a) On and as of the Closing Date the letters of credit and letters of guarantee set forth on Exhibit C to the L/C Fee Letter (the “Existing Letters of Credit”) will constitute Letters of Credit under this Agreement and for the purposes hereof will be deemed to have been issued for the account of an Applicable Account Party, for which the Company shall be jointly and severally liable, on the Closing Date and each issuer thereof shall be deemed to be an Issuing Lender hereunder solely for the purposes of Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9 (whether or not such issuer is otherwise an Issuing Lender hereunder). For the avoidance of doubt, each of the letters of credit outstanding under the Existing Three Year Credit Agreement as of the Closing Date shall be listed on Exhibit C to the L/C Fee Letter and shall be Existing Letters of Credit hereunder.

(b) Subject to any restrictions imposed by any applicable Requirement of Law, upon notice to the Administrative Agent, the Company may designate letters of credit issued by any Issuing Lender or one of its Applicable Lending Offices for the benefit of the Company or an Applicable Account Party as a Letter of Credit under this Agreement and for the purposes hereof such letter of credit will be deemed to have been issued for the account of the Company or such Applicable Account Party on the date of such designation (such date, the “Designation Date”) and each issuer thereof shall be deemed to be an Issuing Lender hereunder solely for the purposes of Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8 and 3.9 (whether or not such issuer is otherwise an Issuing Lender hereunder) (the “Designated Letters of Credit”); provided, that (i) after giving effect to such deemed issuance hereunder (and to any concurrent funding or prepayment of a Loan and to the application of proceeds thereof and to any concurrent expiration or termination or amendment or modification of any previously issued Letter of Credit), (A) the Dollar Equivalent of the then Outstanding Amount of all Letters of Credit issued by such Issuing Lender shall not exceed such Issuing Lender’s L/C Issuing Commitment then in effect, (B) the Total L/C Tranche Extensions of Credit shall not exceed the Total L/C Tranche Commitment then in effect and (C) the sum of (x) 105% of the Dollar Equivalent of Letters of Credit denominated in Optional Currencies plus (y) the then Outstanding Amount of the Total L/C Tranche Extensions of Credit other than Letters of Credit denominated in Optional Currencies shall not exceed the Total L/C Tranche Commitments then in effect, (ii) the Company shall be jointly and severally liable with respect to each such Letter of Credit deemed issued hereunder for the account of an Applicable Account Party and (iii) such deemed issuance will be an Extension of Credit for the purposes of Section 5.2. Each such Letter of Credit shall (x) be denominated in Dollars or any Optional Currency and (y) expire no later than the earlier of (A) the date that is one year after the date of issuance of such Letter of Credit and (B) five Business Days prior to the Termination Date of such Issuing Lender then in effect; provided, that any Letter of Credit with a one-year or shorter tenor may (1) provide for the subsequent or successive renewal or automatic renewal thereof for additional one-year or shorter periods (which shall in no event extend beyond the date referred to in the foregoing clause (B), unless and to the extent that such Letter of Credit is Collateralized for the period following such date at 100% of the undrawn and unexpired amount of such Letter of Credit if requested by the relevant Issuing Lender) and (2) continue past such date referred to in the foregoing clause (B) to the extent that such Letter of Credit is Collateralized for the period following such date at 100% of the undrawn and unexpired amount of such Letter of Credit if requested by the relevant Issuing Lender; provided further that, upon request of the Company and with the consent of the relevant Issuing Lender, any such Letter of Credit may have a tenor of longer than one year so long as such Letter of Credit does not extend beyond the date referred to in clause (B) above (or, to the extent such Letter of Credit does extend beyond such date, it is in compliance with the parenthetical in clause (1) above).

(c) Replacement of Letters of Credit. On the Closing Date or Designation Date, as applicable, each agreement governing the letters of credit referred to clauses (a) and (b) above that constitute Letters of Credit hereunder (other than, for the avoidance of doubt, the Letter of Credit itself) shall be deemed superseded and replaced in its entirety by the provisions of this Agreement and, if applicable, as such provisions may be modified by any Letter of Credit Acknowledgment with regard to such Letters of Credit.

(d) Termination of Existing Guarantees. To the extent any letter of credit issued outside this Agreement by any Issuing Lender or any affiliate thereof becomes a Letter of Credit hereunder pursuant to paragraph (a) or (b) above, any guarantees provided by the Company, any Loan Party or any Applicable Account Party to such Issuing Lender or such affiliate in respect of such Existing Letters of Credit or Designated Letters of Credit, as applicable (other than any such existing guarantee provided by the Company under the Existing Three Year Credit Agreement), shall automatically terminate with respect to such Existing Letters of Credit or Designated Letters of Credit, as applicable, on the Closing Date or the applicable Designation Date, as the case may be, and be of no further force or effect. Additionally, any collateral provided by the Company, any Loan Party or any Applicable Account Party with regard to such Existing Letters of Credit or Designated Letters of Credit shall be released and returned to the Company or such Applicable Account Party on the Closing Date or the applicable Designation Date, as the case may be.

3.12 Conflicts. (a) In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application or any other application, reimbursement agreement, instrument, certificate or other document submitted by an Applicable Account Party to, or entered into by an Applicable Account Party with the Issuing Lender relating to any Letter of Credit (including any Existing Letters of Credit), (i) with respect to any Letter of Credit issued in the United States, the terms and conditions of this Agreement shall control and (ii) with respect to any Letter of Credit issued in a jurisdiction other than the United States, the terms and conditions of this Agreement shall control, except for (A) operational terms required by such Applicable Lending Office or unaffiliated bank for similarly situated applicants that do not have a material impact on the ability of such Applicable Lending Office or unaffiliated bank to issue such Letters of Credit and are not materially inconsistent with this Agreement and the L/C Fee Letter or (B) if required pursuant to a Requirement of Law. Additionally, each Applicable Lending Office shall sign a Letter of Credit Acknowledgment.

(b) Unless otherwise agreed by the Issuing Lender, the Company and the Applicable Account Party, (i) each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York or such other jurisdiction requested by the beneficiary and acceptable to the Issuing Lender and the Company, provided, that in the case of a Letter of Credit that is issued in a jurisdiction outside of the United States, such Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of a jurisdiction as specified in the applicable Letter of Credit Acknowledgment or such other jurisdiction requested by the beneficiary and acceptable to the Issuing Lender and the Company, except with respect to terms and conditions of this Agreement that control as provided in Section 3.12(a) above or in any Letter of Credit Acknowledgment, which shall be governed by, and construed in accordance with, the laws of the State of New York, and (ii) to the extent not prohibited by such laws and not materially inconsistent with this agreement, the ISP shall apply to each standby Letter of Credit, the UCP shall apply to each commercial Letter of Credit, and the URDG shall apply to each bank guarantee. The Company or any Applicable Account Party may request that a Letter of Credit contain modifications to, or that modify or exclude the application of specific provisions of, the ISP, the UCP or the URDG.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit the Company hereby represents and warrants to each Lender that:

4.1 Financial Condition. The consolidated financial statements of the Company included in its Annual Report on Form 10-K, for the twelve-month period ended December 31, 2022 (the “2022 10-K”) as most recently updated or amended on or before the Closing Date and filed with the SEC, present fairly, in all material respects, in accordance with GAAP, the financial condition and results of operations of the Company and its Subsidiaries as of, and for, the twelve-month period ended on December 31, 2022; provided, that the foregoing representation shall not be deemed to have been incorrect if, in the event of a subsequent restatement of such financial statements, the changes reflected in such restatement(s) do not reflect a change in the financial condition or results of operation of the Company and its Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect.

4.2 No Change. Between the date of the financial statements included in the 2022 10-K and the Closing Date, there has been no development or event which has had a Material Adverse Effect.

4.3 Existence. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to conduct the business in which it is currently engaged and (c) is duly qualified and in good standing in each jurisdiction where it is required to be so qualified and in good standing, except to the extent all failures with respect to the foregoing clauses (a), (b) and (c) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party (a) has the requisite organizational power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party, (b) has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance thereof, (c) has duly executed and delivered each Loan Document to which it is a party and (d) each such Loan Document constitutes a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party that is party to such documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Loan Party, or any Contractual Obligation of such Loan Party, except to the extent all such violations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as set forth on Schedule 4.6 and except as set forth in the 2022 10-K or on any Current Report on Form 8-K of the Company filed with the SEC after December 31, 2022 and prior to the Closing Date, no litigation, investigation, proceeding or arbitration is pending, or to the best of the Company’s knowledge, is threatened against the Company or any Loan Party as of the Closing Date that would reasonably be expected to have a Material Adverse Effect.

4.7 No Default. As of the Closing Date no Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property. As of the Closing Date, the Company and each Principal Domestic Subsidiary, as applicable, has good title to, or a valid leasehold interest in, all of its other property then owned or leased by it; provided, that the foregoing representation shall not be deemed to have been incorrect, (a) if any such property (inclusive, in the case of any such real property, of associated machinery and equipment installed in such property) with respect to which the Company or a Principal Domestic Subsidiary cannot make such representation has a Net Book Value of less than $500 million or (b) with respect to defects in title to or leasehold interests in any such real or personal property, either (A) such defects are Permitted Liens, (B) such defects are cured no later than 180 days after the earlier to occur of (x) the date that the Administrative Agent gives notice of such defects to the Company and (y) the date that a Financial Officer of the Company has actual knowledge of such defects, or (C) such defects would not reasonably be expected to have a Material Adverse Effect.

4.9 Intellectual Property. As of the Closing Date, the Company and each Principal Domestic Subsidiary own, or are licensed to use, all United States Intellectual Property necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own or be licensed would not reasonably be expected to have a Material Adverse Effect.

4.10 Federal Regulations. No part of the proceeds of any Loans or Letters of Credit, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulation T, U or X of the Board.

4.11 ERISA. No ERISA Default has occurred and is continuing.

4.12 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, registered or required to be registered as such under the Investment Company Act of 1940, as amended.

4.13 Ownership of the Subsidiary Borrowers. As of the Closing Date, each Subsidiary Borrower is a direct or indirect wholly-owned Subsidiary of the Company.

4.14 Use of Proceeds. The proceeds of the Loans and Letters of Credit shall be used to finance the working capital needs of the Company and its Subsidiaries and for general corporate or entity purposes, including to enable the Company to make valuable transfers to any of its Subsidiaries in connection with the operation of their respective businesses.

4.15 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect corporate policies reasonably designed to promote compliance by the Company, its Subsidiaries and their respective employees with Anti-Corruption Laws and with applicable Sanctions. Neither the Company nor any of its Subsidiaries is included on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List maintained by OFAC or any publicly available Sanctions-related list of designated Persons maintained by the U.S. Department of Treasury, His Majesty’s Treasury of the United Kingdom or the U.S. Department of State or the European Union (collectively, the “Sanctions Lists”). Neither the Company nor any of its Subsidiaries has a physical place of business, or is organized or resident, in (a) Cuba, Iran, North Korea, Syria, the Crimea, Kherson, or Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic or (b) in any other Sanctioned Country. The Company and its Subsidiary Borrowers will not knowingly use the proceeds of the Loans or Letters of Credit (i) in violation of any Anti-Corruption Laws or (ii) to fund any activities or business (x) of or with any individual or entity that is included on any Sanctions List or (y) in, or with the government of, any country, region or territory that is the subject or target of comprehensive territorial sanctions administered by OFAC, the U.S. Department of Treasury or the U.S. Department of State (a “Sanctioned Country”), except in the case of (x) or (y), to the extent licensed or otherwise authorized under U.S. law or (in the case of clause (x)) such other applicable law, as the case may be. Notwithstanding the foregoing, if any country, region or territory, including Cuba, Iran, North Korea, Syria, the Crimea, Kherson, or Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, shall no longer be the subject of comprehensive territorial sanctions administered by OFAC, then it shall not be considered a Sanctioned Country for purposes hereof and the provisions of this Section 4.15 shall no longer apply with respect to that country, region or territory.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. This Agreement and the obligation of each Lender to make extensions of credit requested to be made by it hereunder shall be effective upon (1) the execution and delivery of this Agreement by each of the Administrative Agent, the Syndication Agent, the Co-Syndication Agent, the Company, each other Borrower, the Existing Required Lenders, each Person listed on Schedule 1.1A and each other party hereto and (2) written confirmation by the Administrative Agent to the Company and the Lenders confirming that the following conditions have been satisfied (or waived in accordance with the provisions hereof):

(a) Other Loan Documents. (x) The Company shall have executed and delivered the Guarantee and (y) the L/C Fee Letter shall have been executed and delivered by the Company, each L/C Tranche Lender and each Issuing Lender.

(b) Fees. The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and out-of-pocket expenses required to be paid hereunder and (with respect to such expenses) invoiced at least three (3) Business Days prior to the Closing Date.

(c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party (or a certificate of the Loan Parties), dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, including the certificate of incorporation or formation (or equivalent organizational document) of each Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a long form good standing certificate (or equivalent thereof in the relevant jurisdiction) for each Loan Party from its jurisdiction of organization (but only to the extent applicable in the relevant jurisdiction) and (iii) a certificate of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 5.2 have been satisfied or waived.

(d) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of (i) in-house counsel to the Loan Parties and (ii) Mayer Brown LLP, counsel to the Loan Parties, each in form and substance reasonably acceptable to the Administrative Agent.

(e) Existing Three Year Credit Agreement. The Administrative Agent shall have received reasonably satisfactory evidence that all Existing Loans shall be repaid, the commitments of the lenders under the Existing Three Year Credit Agreement that are not Lenders hereunder shall have been terminated (and the Commitments of all continuing Lenders shall be as set forth on Schedule 1.1(A)) and all accrued interest and fees under the Existing Three Year Credit Agreement shall have been paid, or arrangements satisfactory to the Administrative Agent in respect thereof shall have been made.

(f) USA Patriot Act. The Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent or any Lender who is not a Lender under the Existing Three Year Credit Agreement under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan (it being expressly understood and agreed that the foregoing shall not apply to any conversion or continuation of an outstanding Loan) and the agreement of any Issuing Lender to issue any Letter of Credit (or to amend any outstanding Letter of Credit increasing the face amount thereof) requested to be made or issued (or amended) by it on any date (including its initial extension of credit) is subject to the Closing Date having occurred and to the satisfaction (or waiver pursuant to Section 10.1) of the following conditions precedent as of the borrowing date for such Loan or the date of any request to issue (or to amend to increase the face amount of) such Letter of Credit:

(a) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent such representations and warranties relate to an earlier date (including those set forth in Sections 4.1, 4.2, 4.6, 4.7, 4.8, 4.9 and 4.13), in which case, such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date, after giving effect to the extensions of credit requested to be made on such date and the use of proceeds thereof.

(c) No Subsidiary Borrower Bankruptcy Events. With respect to any Loan made to or Letter of Credit issued for the account of any Subsidiary Borrower, (i) such Subsidiary Borrower shall not have (A) commenced any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (1) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) made a general assignment for the benefit of its creditors; and (ii) there shall not be commenced against such Subsidiary Borrower any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days.

Each borrowing, or issuance of a Letter of Credit (or amendment thereof which increases the face amount thereof) hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or the date of such issuance or such amendment, as the case may be, that the conditions contained in this Section 5.2 have been satisfied or waived.

SECTION 6. AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any Letter of Credit remains outstanding or any Loan, Reimbursement Obligation, interest or fee payable hereunder or under any other Loan Document is owing to any Lender:

6.1 Financial Statements. The Company shall deliver to the Administrative Agent, audited annual financial statements and unaudited quarterly financial statements of the Company within 15 days after it is required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, after giving effect to any extensions (or, if it is not required to file annual financial statements or unaudited quarterly financial statements with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, then within 15 days after it would be required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, after giving effect to any extensions, if it had a security listed and registered on a national securities exchange) (and, for the avoidance of doubt, no such unaudited quarterly financial statements shall be required to be delivered with respect to the last fiscal quarter of any fiscal year); provided, that such financial statements shall be deemed to be delivered upon the filing with the SEC of its Form 10-K or Form 10-Q for the relevant fiscal period; provided, further, that any restatement of previously delivered (or deemed delivered) financial statements shall not constitute a breach or violation of this Section 6.1.

6.2 Compliance Certificates. The Company shall deliver to the Administrative Agent within 5 Business Days after the delivery (or deemed delivery) of any financial statements pursuant to Section 6.1, a Compliance Certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing as of the date of such certificate, except as specified in such certificate, and (ii) containing a calculation of Consolidated Domestic Liquidity and Consolidated Global Liquidity as of the last day of the fiscal period covered by such financial statements.

6.3 Maintenance of Business; Existence. The Company shall continue to engage primarily in the automotive business and preserve, renew and keep in full force and effect its organizational existence and take all reasonable actions to maintain all rights necessary for the normal conduct of its principal line of business, except, in each case, (i) to the extent that failure to do so would not have a Material Adverse Effect and (ii) as otherwise permitted or provided in the Loan Documents.

6.4 Maintenance of Insurance. The Company shall, and shall cause each other Loan Party to, maintain, as appropriate, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts (after giving effect to any self-insurance, deductibles, and exclusions which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions, deductibles, and exclusions) as the Company believes (in the good faith judgment of the management of the Company) are reasonable in light of the size and nature of its business.

6.5 Notices. Promptly upon a Financial Officer of the Company obtaining actual knowledge thereof, the Company shall give notice to the Administrative Agent of the occurrence of any Default or Event of Default. Each notice pursuant to this Section 6.5 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the other relevant Loan Party has taken, is taking, or proposes to take with respect thereto.

6.6 Guarantors, etc. (a) If any Principal Domestic Subsidiary (other than an Excluded Subsidiary) provides a guarantee of Material Indebtedness of the Company, the Company shall, substantially simultaneously with the provision of such guarantee of Material Indebtedness, deliver, or cause to be delivered, to the Administrative Agent a Guarantee Joinder, executed and delivered by such Principal Domestic Subsidiary (other than an Excluded Subsidiary), together with customary secretary’s certificates, resolutions and legal opinions.

(b) Notwithstanding the foregoing or anything in any Loan Document to the contrary, in no event shall GM Holdings or any other Excluded Subsidiary be required to be a Guarantor or a Subsidiary Guarantor.

6.7 Books and Records. The Company shall and shall cause each other Loan Party to keep proper books of records and account in which entries are made in a manner so as to permit preparation of financial statements in conformity with GAAP (or, in the case of any Foreign Subsidiary, generally accepted accounting principles in effect in the jurisdiction of organization of such Foreign Subsidiary).

6.8 Ratings. The Company shall use commercially reasonable efforts to maintain an Index Debt Rating, to the extent available, from each of S&P, Moody’s and Fitch (it being understood that Moody’s does not provide Index Debt Ratings for investment grade companies); provided, that the Company shall not be required to obtain or maintain, as applicable, a specific Index Debt Rating.

SECTION 7. NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan, Reimbursement Obligation, interest or fee payable hereunder or under any other Loan Document is owing to any Lender:

7.1 Minimum Liquidity. The Company shall not at any time permit the Consolidated Global Liquidity to be less than $4 billion or the Consolidated Domestic Liquidity to be less than $2 billion.

7.2 Indebtedness. The Company shall not, and shall not permit any Principal Domestic Subsidiary (other than an Excluded Subsidiary) to incur (A) in the case of the Company, any Indebtedness secured by a Lien and (B) in the case of any Principal Domestic Subsidiary, any Indebtedness, in each case, other than (i) Indebtedness secured by Permitted Liens, (ii) intercompany Indebtedness among the Company and its Subsidiaries (including Indebtedness between Subsidiaries), and (iii) Indebtedness (other than Indebtedness described in clauses (i)-(ii) above), in an aggregate principal amount, the Dollar Equivalent of which, at the time of the incurrence thereof, does not exceed 6.0% of Consolidated Tangible Assets.

7.3 Asset Sale Restrictions.

(a) All or Substantially All. The Company shall not, nor shall it permit any Principal Domestic Subsidiary to, in one transaction or a series of related transactions, Dispose of all or substantially all of their respective assets (on a consolidated basis), except (x) in a transaction that complies with Section 7.4(a) or (y) in the case of any Principal Domestic Subsidiary, to a wholly-owned Principal Domestic Subsidiary (or a wholly-owned Domestic Subsidiary that will be, following receipt of such assets, a wholly-owned Principal Domestic Subsidiary), in each case, other than any Excluded Subsidiary; provided, that notwithstanding the foregoing, the Company or any of its Principal Domestic Subsidiaries may Dispose of all or any portion of an Excluded Subsidiary Business to one or more Excluded Subsidiaries.

(b) Principal Trade Names. The Company shall not, nor shall it permit any Principal Domestic Subsidiary or Qualified IP Holding Company to, Dispose of any Principal Trade Name, except (x) in a transaction that complies with Section 7.4 (other than Section 7.4(b)(iii)), (y) to a wholly-owned Principal Domestic Subsidiary (or a wholly-owned Domestic Subsidiary that will be, following receipt of such Principal Trade Name, a wholly-owned Principal Domestic Subsidiary), in each case, other than any Excluded Subsidiary or (z) in the case of the Designated Principal Trade Name, in any Permitted Principal Trade Name Transfer.

7.4 Fundamental Changes.

(a) Neither the Company nor any Subsidiary Borrower shall merge or consolidate with any other Person or Dispose of all or substantially all of its assets to any Person unless (A) no Event of Default shall be continuing after giving effect to such transaction and (B)(x) such Borrower shall be the continuing entity or (y)(1) the Person formed by or surviving such merger or consolidation, or the transferee of such assets, shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia (or, in the case of any Subsidiary Borrower organized outside of the United States, the jurisdiction of incorporation of such Subsidiary Borrower or any other Foreign Subsidiary Borrower) that expressly assumes all the obligations of such Borrower under the Loan Documents pursuant to a supplement or amendment to the Loan Documents reasonably satisfactory to the Administrative Agent, (2) the Company and each Subsidiary Guarantor (if any) shall have reaffirmed its obligations under the Loan Documents and (3) the Administrative Agent shall have received an opinion of counsel (which may be internal counsel to a Loan Party) which is reasonably satisfactory to the Administrative Agent and consistent with the opinions delivered on the Closing Date with respect to such Borrower; provided, that, so long as no Obligations are owed (or in the case of Letters of Credit, as long as such Obligations are Collateralized) by the applicable Subsidiary Borrower, the Company may elect for such Subsidiary to cease to be a “Borrower” hereunder pursuant to Section 10.1(d) hereof and, thereafter, such Subsidiary shall not be subject to the restrictions contained in this paragraph.

(b) No Subsidiary that is a Subsidiary Guarantor shall merge or consolidate with any other Person or dispose of all or substantially all of its assets to any Person unless (i) the Company or a Subsidiary Guarantor shall be the continuing entity or shall be the transferee of such assets, (ii) (A) the Person formed by or surviving such merger or consolidation, or the transferee of such assets, shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia that expressly assumes all the obligations of such other Subsidiary Guarantor under the Loan Documents pursuant to a supplement or amendment to each applicable Loan Document reasonably satisfactory to the Administrative Agent, (B) the Company and each then-remaining Loan Party shall have reaffirmed its obligations under the Loan Documents and (C) the Administrative Agent shall have received an opinion of counsel (which may be internal counsel to a Loan Party) which is reasonably satisfactory to the Administrative Agent and, if applicable, consistent with the opinions delivered on the Closing Date with respect to such Loan Party, or (iii) in connection with an asset sale not prohibited by Section 7.3.

7.5 Anti-Corruption Laws and Sanctions. The Company and its Subsidiary Borrowers shall not, and shall not permit any of its Subsidiaries to, knowingly use the proceeds of the Loans or Letters of Credit (i) in violation of any Anti-Corruption Laws or (ii) to fund any activities or business (x) of or with any individual or entity that is included on any Sanctions List or (y) in, or with the government of, a Sanctioned Country, except in the case of (x) or (y), to the extent licensed or otherwise authorized under U.S. law or (in the case of clause (x)) such other applicable law, as the case may be. Notwithstanding the foregoing, if any country, region or territory, including Cuba, Iran, North Korea, Syria, the Crimea, Kherson, or Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic or the so-called Luhansk People’s Republic, shall no longer be the subject of comprehensive territorial sanctions administered by OFAC, the U.S. Department of Treasury or the U.S. Department of State, then it shall not be considered a Sanctioned Country for purposes hereof and the provisions of this Section 7.5 shall no longer apply with respect to that country, region or territory.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay (i) any principal of any Loan at maturity, (ii) any interest, Facility Fee or any Reimbursement Obligation hereunder or any fee owing pursuant to the L/C Fee Letter for a period of five Business Days after receipt of notice of such failure by such Borrower and the Company from the Administrative Agent or (iii) any other amount due and payable under any Loan Document for 30 days after receipt of notice of such failure by such Borrower and the Company from the Administrative Agent (other than, in the case of amounts in this clause (iii), any such amount being disputed by the Company in good faith); or

(b) any representation or warranty made or deemed made by the Company in any Loan Document or in any certified statement furnished pursuant to Section 6.2 at any time, shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c) any Loan Party or any Principal Domestic Subsidiary shall default in the observance or performance of (i) its agreements in Section 7.1 for a period of 20 consecutive days, or (ii) any other agreement contained in this Agreement (limited with respect to any Subsidiary Borrower that is not a Principal Domestic Subsidiary, to Section 7.4 and 7.5) or in any other Loan Document; provided, that, with respect to clause (ii) only, such default shall continue unremedied for a period of 20 Business Days after the Company’s receipt from the Administrative Agent of notice of such default; or

(d) the Company or any Principal Domestic Subsidiary shall (i) default in making any payment of any principal of any Material Indebtedness on the due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement evidencing, securing or relating to such Indebtedness; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; or

(e) (i) any Material Loan Party shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (1) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Loan Party, any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or

(f) the occurrence of an ERISA Default; or

(g) one or more judgments or decrees shall be entered in the United States against any Material Loan Party (or in the jurisdiction of organization of the applicable Material Loan Party) that is not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof, and involves a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of the Dollar Equivalent, individually or in the aggregate, of $1 billion or more; or

(h) the Guarantee of the Company or any Subsidiary Guarantor shall cease to be in full force and effect (other than pursuant to or as provided by the terms hereof or any other Loan Document); or

(i) the occurrence of a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) above with respect to the Company, automatically the Commitments and Ancillary Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing by any Loan Party to the Lenders under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all of the amounts outstanding under the Ancillary Facilities shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and Ancillary Commitments to be terminated forthwith, whereupon the Commitments and Ancillary Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans (with accrued interest thereon) and all other amounts owing to the Lenders under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all of the amounts outstanding under the Ancillary Facilities to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Company shall at such time deposit in an interest bearing cash collateral account opened by the Administrative Agent an amount equal to 100% of the aggregate then undrawn and unexpired amount of such Letters of Credit (calculated, in the case of Letters of Credit denominated in Optional Currencies, at the Dollar Equivalent thereof on the date of acceleration). Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or terminated or been fully drawn upon, if any, together with all accrued interest and earnings, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or terminated or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account, together with all accrued interest and earnings, if any, shall be returned to the Company (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party hereto or thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, e-mail, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders as soon as practicable thereafter. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified in this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans and other extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by or on behalf of the Company if it is required to do so under Section 10.5 and without limiting the obligation of the Company under Section 10.5 to do so), ratably according to their respective Commitments in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, any Letter of Credit issued or participated in by it and any other extension of credit made by it hereunder, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(e) with respect to the Company shall have occurred and be continuing) be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Company (such consent not to be unreasonably withheld or delayed and which consent shall not be required if an Event of Default under Section 8(a) or Section 8(e) with respect to the Company shall have occurred and be continuing), appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500 million. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 [Reserved].

9.11 Bookrunners, Lead Arrangers, Global and Regional Coordinators, Documentation Agents, Syndication Agent and Co-Syndication Agent. None of the Syndication Agent, Co-Syndication Agent nor any of the bookrunners, lead arrangers, documentation agents, global or regional coordinator, or other agents identified on the cover page to this Agreement or in any commitment letter relating hereto (collectively, the “Arrangers”) shall have any duties or responsibilities under this Agreement or the other Loan Documents in their respective capacities as such, nor shall the consent of any such Person, in its capacity as such, be required for any amendment, modification or supplement to this Agreement or any other Loan Document.

9.12 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that neither the Administrative Agent nor any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

9.13 Acknowledgements of Lenders and Issuing Lenders.

(a) Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business and is making the Loans and issuing Letters of Credit hereunder as commercial loans or letters of credit, as the case may be, in the ordinary course of its business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger any Syndication Agent, any Co-Syndication Agent or any other Lender or Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with customary banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.13(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with customary banking industry rules on interbank compensation from time to time in effect.

(iii) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds of such Borrower or any other Loan Party (including, for the avoidance of doubt, the proceeds of any financing or contribution incurred or obtained by such Borrower or any Loan Party).

(iv) Each party’s obligations under this Section 9.13(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) Subject to Section 2.18(b) and (c), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1 or as otherwise expressly provided herein; provided, that (i) the L/C Fee Letter shall be amended, modified, or supplemented in accordance with its individual terms and shall not be subject to the provisions of this Section 10.1 and (ii) any update or revision to any annex or schedule to any Loan Document (other than any amendment or modification to Schedule 1.1C to this Agreement) (including any update or revision to any annex or schedule to any Loan Document related to a Guarantee Joinder) shall not constitute an amendment, supplement or modification for purposes of this Section 10.1 and shall be effective upon acceptance thereof by the Administrative Agent. The Required Lenders and the Company (on its own behalf and as agent on behalf of any other Loan Party to the relevant Loan Document) may, or, with the written consent of the Required Lenders, the Administrative Agent (on behalf of the Required Lenders) and the Company (on its own behalf and as agent on behalf of any Loan Party to the relevant Loan Document) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Administrative Agent, the Issuing Lenders, the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement (including any condition precedent to an Extension of Credit) or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A) forgive or reduce any principal amount or extend the final scheduled date of maturity of any Loan or any Reimbursement Obligation (for the purpose of clarity each of the foregoing not to include any waiver of a mandatory prepayment), reduce the stated rate of any interest, fee or prepayment premium payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of any post-default increases in interest rates), or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby;

(B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender;

(C) consent to the assignment or transfer by or release of any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except, for the avoidance of doubt, in the case of any Subsidiary Borrower, pursuant to Section 10.1(d) below), release the Company from its obligations under the Guarantee, release all or substantially all of the Subsidiary Guarantors from the obligations under the Guarantee (in each case, except as otherwise provided in the Loan Documents), in each case without the written consent of all Lenders;

(D) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders;

(E) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(F) amend, modify or waive any provision of Section 9 in a manner adverse to the Administrative Agent without the written consent of the Administrative Agent;

(G) amend, modify or waive any provision of Section 3 in a manner adverse to an Issuing Lender without the written consent of such Issuing Lender;

(H) amend, modify or waive any provision of Section 2.19(a) or (b) or Section 10.7 without the written consent of each Lender adversely affected thereby;

(I) affect the rights or duties of any Ancillary Lender, in a manner adverse to such Ancillary Lender, in its capacity as such, under this Agreement or any other Loan Document without the written consent of such Ancillary Lender; or

(J) add additional available currencies to any Facility without the written consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Issuing Lenders, the Administrative Agent, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Issuing Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding the foregoing paragraph (a), without the consent of the Required Lenders or any Issuing Lender, but subject to any consent required by paragraphs (A) through (J) above, (i) the terms of any Facility may be amended, modified or waived in any manner that does not adversely affect the rights or obligations of Lenders under any other Facility with the written consent of the Majority Facility Lenders in respect of such Facility and (ii) the Administrative Agent (on its own behalf and as agent on behalf of each Lender and Issuing Lender) and the Company (on its own behalf and as agent on behalf of any other Loan Party who is a party to the relevant Loan Document) may amend, modify or supplement any provision of this Agreement or any other Loan Document, and the Administrative Agent (on its own behalf and as agent on behalf of each Lender and Issuing Lender) may waive any provision of this Agreement or any other Loan Document, in each case to (A) cure any ambiguity, omission, defect or inconsistency, (B) permit additional affiliates of the Company or other Persons to guarantee the Obligations, (C) release any Subsidiary Guarantor or other guarantor that is required or permitted to be released by the terms of any Loan Document and to release any such Subsidiary Guarantor that was or becomes an Excluded Subsidiary or (D) add or effect changes to administrative or ministerial provisions contained herein reasonably believed to be required as a result of the addition of Subsidiary Borrowers pursuant to Section 10.1(d); provided, that the Administrative Agent shall notify the Lenders and Issuing Lenders of any such amendment, modification, supplement or waiver consummated in accordance with this clause (ii) promptly after consummation thereof.

(c) For the avoidance of doubt it is understood that (i) any transaction permitted by Sections 2.11, 2.27, 2.28, 2.29 and 2.30 shall not be subject to this Section 10.1 and the Company and the Administrative Agent may, without the input or consent of any other Lender (except to the extent provided in any such Section), effect amendments to this Agreement as may be necessary in the reasonable opinion of the Company and the Administrative Agent to effect the provisions of such Sections (including any definitions relating to or necessary to effectuate the foregoing) and (ii) the delivery of a Guarantee Joinder shall not constitute an amendment, supplement or modification for purposes of this Section 10.1 and shall be effective upon the delivery thereof to the Administrative Agent.

(d) In addition, notwithstanding the foregoing, this Agreement may be amended after the Closing Date without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i) to designate (x) any Domestic Subsidiary of the Company as a Domestic Subsidiary Borrower, (y) any Domestic Subsidiary of the Company as a Domestic Subsidiary Borrower under the Multicurrency Facility and/or the L/C Tranche Facility, in each case, with the consent of each Lender under either the Multicurrency Facility or the L/C Tranche Facility, as applicable (provided, that no such Lender may withhold such consent unless it is unable to make extensions of credit or provide Commitments to such Subsidiary Borrower pursuant to any Requirement of Law) and the Administrative Agent (not to be unreasonably withheld), as a Domestic Subsidiary Borrower under the Multicurrency Facility and/or the L/C Tranche Facility and (z) any other Domestic Subsidiary of the Company as a Domestic Subsidiary Borrower under a New Local Facility or any Incremental Facility with the consent of the Administrative Agent and each Lender under such New Local Facility or such Incremental Facility, as the case may be upon (A) ten Business Days’ prior notice to the Administrative Agent (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (B) the execution and delivery by the Company, such Subsidiary and the Administrative Agent of a Borrower Joinder Agreement, providing for such Subsidiary to become a Subsidiary Borrower, (C) the agreement and acknowledgment by the Company and each Subsidiary Guarantor (if any) that the Guarantee covers the Obligations of such Subsidiary, (D) the delivery to the Administrative Agent of corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary reasonably equivalent to comparable documents delivered on the Closing Date and (E) the delivery to the Administrative Agent of any documentation or other information reasonably requested by the Administrative Agent and necessary to satisfy obligations of the Lenders described in Section 10.18 or any applicable “know your customer” or other anti-money laundering Requirement of Law; and

(ii) to remove any Subsidiary as a Subsidiary Borrower upon (A) execution and delivery by the Company to the Administrative Agent of a written notification to such effect, (B) repayment in full of all Loans made to such Subsidiary Borrower, (C) repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the other Loan Documents and (D) Collateralization of the then undrawn and unexpired amount of all Letters of Credit issued for the account of such Subsidiary Borrower (calculated, in the case of Letters of Credit denominated in Optional Currencies, at the Dollar Equivalent thereof on the date of removal) (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement) (it being understood that in the event any Subsidiary Borrower shall cease to be a Subsidiary of the Company, the Company shall remove such Subsidiary Borrower as a Subsidiary Borrower hereunder in accordance with the terms of this clause (ii)).

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice or electronic transmission, as received during the recipient’s normal business hours, addressed as follows in the case of any Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent and the Company in the case of the Lenders and Ancillary Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Any Borrower:	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-A68 Detroit, MI 48265 Attention: Treasurer

with a copy to (which shall not constitute notice):	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-D41 Detroit, MI 48265 Attention: Assistant Treasurer

with a further copy to (which shall not constitute notice):	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-C18 Detroit, MI 48265 Attention: Director, Capital Markets

with a further copy to (which shall not constitute notice):	General Motors Company Detroit Treasury Office 300 Renaissance Center Mail code: 482-C26-B98 Detroit, MI 48265 Attention: Director, Treasury Operations

with a further copy to (which shall not constitute notice):	General Motors Company Mail Code 482-C39-B40 300 Renaissance Center P.O. Box 300 Detroit, MI 48265-3000 Attention: General Counsel Email: craig.glidden@gm.com with a further copy to (which shall not constitute notice):

General Motors Company

Mail Code 482-C23-A68

300 Renaissance Center

P.O. Box 300

Detroit, MI 48265-3000

Attention: Assistant Corporate Secretary & Lead Counsel – Corporate Finance

Email: John.S.Kim@gm.com

Administrative Agent for all notices:

JPMorgan Chase Bank, N.A., as Administrative Agent

Investment Bank Loan Operations North America

500 Stanton Christiana Road, NCC5, Floor 01

Newark, DE, 19713-2107, United States

Email: laura.delgadillo@jpmorgan.com

Telephone: 302-634-3228

Attention: Laura Delgadillo

with a copy to:	JPMorgan Chase Bank, N.A. 8181 Communications Pkwy, Bldg B, 6th Floor Plano, TX, 75024, United States Email: sean.bodkin@jpmorgan.com Telephone: 972-324-1749 Attention: Sean D. Bodkin

with a further copy (with respect to any notices in connection with the Multicurrency Facility or the LC Tranche Facility) to:

J.P. Morgan Europe Limited

Loans Agency 6th Floor

25 Bank Street, Canary Wharf

London E14 5JP

United Kingdom

Attention: Loans Agency

Facsimile:    +44 20 7777 2360

Email: loan_and_agency_london@jpmorgan.com

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.4, 2.5, 2.6, 2.11, 2.12, 2.14 or 2.30 shall not be effective until received.

(b) Each of the parties hereto agrees that the Administrative Agent may, but shall not be obligated to, make any notices or other Communications available to the Lenders and the Issuing Lenders by posting such Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a user ID/password authorization system) and the Approved Electronic Platform is secured through a single user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the parties hereto acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY AFFILIATE THEREOF WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(e) Each of the parties hereto agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender or Ancillary Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses; Limitation of Liability; Indemnity.

(a) Payment of Expenses. The Company agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, the syndication of the Facilities, the consummation and administration of the transactions contemplated hereby and thereby and any amendment or waiver with respect thereto, including (i) the reasonable fees and out-of-pocket disbursements of Simpson Thacher & Bartlett LLP, and one additional local counsel in each relevant jurisdiction to the Administrative Agent and, in the event of a conflict, one separate counsel (and one local counsel in each relevant jurisdiction) for all persons similarly situated as required to address such conflict, (ii) filing and recording fees and expenses and (iii) the charges of IntraLinks, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Loan Documents including the reasonable fees and out-of-pocket disbursements and other charges of one primary counsel to the Administrative Agent, one additional local counsel in each relevant jurisdiction which counsel shall act on behalf of all Lenders and the Administrative Agent and, in the event of a conflict, one separate counsel (and one local counsel in each relevant jurisdiction) for all persons similarly situated as required to address such conflict and (c) to pay, indemnify or reimburse each Lender, each Issuing Lender and the Administrative Agent for, and hold each Lender, each Issuing Lender, and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and the other Loan Documents.

(b) Limitation of Liability. To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any Liability against any other party hereto, on any theory of liability, for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of this Agreement or the use or the proposed use of proceeds thereof and the other Loan Documents; provided, that this Section 10.5(b) shall not limit the Loan Parties’ indemnification obligations set forth above to the extent the relevant, special, indirect, consequential or punitive damages are included in any third party claim in connection with which the relevant Indemnitee is entitled to indemnification hereunder.

(c) Indemnity. The Company shall pay, indemnify or reimburse each Lender, each Issuing Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than with respect to Taxes, which shall be governed exclusively by Section 2.21 or with respect to the costs, losses or expenses which are of the type covered by Section 2.20 or Section 2.22) in respect of the financing contemplated by this Agreement or the use or the proposed use of proceeds thereof, the other Loan Documents and any Ancillary Facility Document (all the foregoing, collectively, the “Indemnified Liabilities”), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from (i) the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment, (ii) a material breach of the Loan Documents by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, advisors, agents, controlling persons or trustees as determined by a court of competent jurisdiction in a final and non-appealable judgment or (iii) any dispute solely among Indemnitees not arising out of any act or omission of the Company or any of its affiliates (other than disputes involving claims against any Indemnitee in its capacity as, or fulfilling its role as, the Administrative Agent, or an Arranger or similar role in respect of the transactions contemplated hereby).

(d) Unless such amounts are being contested in good faith by the Company, all amounts due under this Section 10.5 shall be payable not later than 45 Business Days after the party to whom such amount is owed has provided a statement or invoice therefor, setting forth in reasonable detail, the amount due and the relevant provision of this Section 10.5 under which such amount is payable by the Company and any other Borrower. For purposes of the preceding sentence, it is understood and agreed that the Company may ask for reasonable supporting documentation to support any request to reimburse or pay out-of-pocket expenses, legal fees and disbursements, that the grace period to pay any such amounts shall not commence until such supporting documentation has been received by the Company and that out-of-pocket expenses that are reimbursable by the Company are limited to those that are consistent with the Company’s then prevailing policies and procedures for reimbursement of expenses. The Company agrees to provide upon request by any party that may be entitled to expense reimbursement hereunder, on a confidential basis, a written statement setting forth those portions of its then prevailing policies and procedures that are relevant to obtaining expense reimbursement hereunder. Statements payable by the Company pursuant to this Section 10.5 shall be submitted to the Company at the address of the Company set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent.

(e) The agreements in this Section 10.5 shall survive the repayment of the Loans and all other amounts payable hereunder. Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert, and to cause each of the Subsidiary Guarantors not to assert, and hereby waives, and agrees to cause each of the Subsidiary Guarantors to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee unless the same shall have resulted from the gross negligence or willful misconduct of, or material breach of the Loan Documents by, such Indemnitee, any of its affiliates or its or their respective officers, directors, partners, employees, advisors, agents, controlling persons or trustees as determined by a court of competent jurisdiction in a final and non-appealable judgment.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) other than pursuant to Section 7.4, neither the Company nor any Subsidiary Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company or any Subsidiary Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and subject to advance notice to the Company, any Lender may assign to one or more assignees (other than the Company or any affiliate of the Company or any natural person) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (in each case, not to be unreasonably withheld or delayed) of:

(1) the Company (unless such assignment is to a Lender to which any two or more of the following ratings have been issued by the relevant rating agency: (a) in the case of S&P, at least BBB; (b) in the case of Moody’s, at least Baa2; and (c) in the case of Fitch, at least BBB);

(2) the Administrative Agent; and

(3) in the case of any assignment of any rights or interest under the L/C Tranche Facility, each Material Issuing Lender at such time (unless such assignment is to a Lender who has an investment grade rating from two of S&P, Moody’s and Fitch);

provided, that (x) no consent provided for in clause (2) above shall be required for an assignment to a Lender or an affiliate thereof, (y) no consents provided for in clause (3) above shall be required for an assignment to an L/C Tranche Lender and (z) no consent of the Company provided for in clause (1) above shall be required if an Event of Default under Section 8(a) or (e) has occurred and is continuing.

Notwithstanding the foregoing, no Lender shall be permitted to assign any of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to an Ineligible Assignee without the consent of the Company, which consent may be withheld in its sole discretion.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans, the amount of the Commitments and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10 million, unless each of the Company and the Administrative Agent otherwise consent, provided, that (1) no such consent of the Company shall be required if an Event of Default under Section 8(a) or (e) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment (or, in the case of an assignment made pursuant to the exercise of the Company’s rights under Section 2.24, the Administrative Agent, as agent for the assigning Lender, and the Assignee) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which shall be paid by the assigning Lender or the Assignee or, in the case of an assignment made pursuant to the exercise of the Company’s rights under Section 2.24, by the assigning Lender, the Assignee, or the Company); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Company an administrative questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the last sentence of (b)(iii) above, the entries in the Register shall be conclusive in the absence of manifest error, and the Company, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, at any reasonable time and from time to time upon reasonable prior notice. The Register shall be available for inspection by any Issuing Lender or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide a copy of the Register to the Company upon its request at any time and from time to time by electronic communication.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender (or, in the case of an assignment made pursuant to the exercise of the Company’s rights under Section 2.24, the Administrative Agent, as agent for the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Company, any Issuing Lender or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Loan Parties, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, (D) such Participant shall not be an Ineligible Participant, and (E) no later than January 31 of each year, such Lender shall provide the Company with a written description of each participation of Loans and/or Commitments by such Lender during the prior year (it being understood that any failure to provide notice shall not render the participation invalid). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to clause (A) of the proviso to the second sentence of Section 10.1(a) and (2) directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive in the absence of manifest error, and such Lender, the Company and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any funds directly from the Company in respect of Sections 2.20, 2.21, 2.22 or 10.7 unless such Participant shall have provided to Administrative Agent, acting for this purpose as an agent of the Company, such information as is required to be recorded in the Register pursuant to paragraph (b)(iv) above as if such Participant were a Lender. Any Participant shall not be entitled to the benefits of Section 2.21 unless such Participant complies with Sections 2.21(c), 2.21(d) and 2.21(e) as though it were a Lender.

(d) Any Lender may, without the consent of the Company or the Administrative Agent or any Issuing Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure such Lender’s obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) In connection with any assignment pursuant hereto, the assigning Lender shall surrender the Note held by it and the Company shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Note of the assigning Lender) a new Note to the order of such assigning Lender or Assignee, as applicable, in the amount equal to the amount of such assigning Lender’s or Assignee’s, as applicable, Commitment to it after giving effect to its applicable assignment (or if the Commitments have terminated, the Loan of such party). Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Company marked “cancelled.”

10.7 Adjustments. If any Lender (a “Benefitted Lender”) shall, at any time after the Loans and all other amounts payable hereunder shall have become due and payable (whether at the stated maturity, by acceleration or otherwise), receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash in Dollars (calculated, in the case of any Obligation denominated in an Optional Currency, at the Dollar Equivalent thereof as of the date such Obligations became due and payable) from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; and provided, further, that no payments in respect of Obligations owing by any Foreign Subsidiary Borrower shall be utilized to satisfy any Obligations owing by the Company or any Domestic Subsidiary Borrower.

10.8 Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Documents and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Documents and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this

Agreement, such other Loan Documents or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Documents and/or any Ancillary Document shall be deemed to include an electronic symbol or process attached to a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Documents and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Documents and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Documents and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender, any Issuing Lender, the Administrative Agent, their respective affiliates, and their respective officers, directors, partners, employees, advisors, agents, controlling persons and trustees for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents (other than agreements between any Borrower and any Issuing Lender contemplated by this Agreement).

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. (a) Each of the Administrative Agent, the Lenders, the Issuing Lenders, the Company, each Subsidiary Borrower and each other Loan Party hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York located in the Borough of Manhattan, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(iii) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

(b) Upon any Foreign Subsidiary becoming a Subsidiary Borrower, such Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint the Company as its agent to receive on behalf of such Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section 10.12. In any such action or proceeding in such New York State or Federal court, such service may be made on such Subsidiary Borrower by delivering a copy of such process to such Subsidiary Borrower in care of the Company. Each Subsidiary Borrower hereby irrevocably and unconditionally authorizes and directs the Company to accept such service on its behalf. As an alternate method of service, each Subsidiary Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Subsidiary Borrower by certified or registered air mail at its address specified in the Borrower Joinder Agreement. Each Subsidiary Borrower agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) To the extent that any Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

10.13 Judgment. The obligations of the Company or any Subsidiary Borrower in respect of this Agreement and the other Loan Documents due to any party hereto shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the sum originally due to such party is denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the Judgment Currency such party may in accordance with normal banking procedures purchase the Original Currency with the Judgment Currency; if the amount of the Original Currency so purchased is less than the sum originally due under such judgment to such party in the Original Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any party to this Agreement, such party agrees to remit to the Company such excess. The provisions of this Section 10.13 shall survive the termination of this Agreement and payment of the Loans, the Reimbursement Obligations, interest, Facility Fees and other fees payable hereunder or under any other Loan Document.

10.14 Acknowledgments. Each of the Company and the Subsidiary Borrowers hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to the Company or any Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents and the relationship between Administrative Agent and the Lenders, on one hand, and the Company or any Subsidiary, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents, or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company or any Subsidiary and the Lenders.

10.15 Releases of Guarantees.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender, each Ancillary Lender and each Issuing Lender (without requirement of notice to or consent of any Lender, any Ancillary Lender or any Issuing Lender except as expressly required in Section 10.1) to take, and the Administrative Agent hereby agrees to take promptly, any action requested by the Company having the effect of releasing, or evidencing the release of, any collateral or any obligations under the Guarantee (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in this Section 10.15.

(b) At such time as the Loans, the Reimbursement Obligations, Ancillary Facility Outstandings and interest and fees owing hereunder and under any other Loan Document and any Ancillary Facility Document shall have been paid in full, the Commitments and Ancillary Commitments have been terminated (unless otherwise agreed by the relevant Ancillary Lender) and no Letters of Credit shall be outstanding (or such Letters of Credit are Collateralized), all obligations (other than as expressly provided therein) of each Guarantor under the Guarantee shall terminate, all without delivery of any instrument or performance of any act by any person; provided, however, that amounts under any Ancillary Facility Documents may remain outstanding and the Commitments thereunder may remain available with the consent of the applicable Ancillary Lender if cash collateral arrangements are made or other arrangements are made to the reasonable satisfaction of the applicable Ancillary Lender (which may take the form of an agreement for the relevant facilities to continue on a bilateral basis and not under the Loan Documents after such date) so long as, in each case, the Administrative Agent is reasonably satisfied that (x) such Ancillary Facility shall continue on a bilateral basis and the Lenders other than such Ancillary Lender shall have no obligations with respect to such Ancillary Facility or the relevant Ancillary Facility Outstandings, (y) the Ancillary Facility Outstandings in respect of such Ancillary Facility shall not constitute “Guaranteed Obligations” (as defined in the Guarantee) and (z) the Administrative Agent shall have no further obligations with respect to such Ancillary Facility or the related Ancillary Facility Outstandings.

(c) Any guarantees of the Obligations from a Subsidiary Guarantor (including any obligations of such Subsidiary Guarantor under the Guarantee) will be automatically released if such Subsidiary Guarantor becomes an Excluded Subsidiary or for any other reason ceases to be a Subsidiary Guarantor pursuant to a transaction not otherwise prohibited by the Loan Documents.

(d) Any guarantees of the Obligations from a Subsidiary Guarantor (including any obligations of such Subsidiary Guarantor under the Guarantee) that is required to be a Guarantor solely because it has provided a guarantee of Material Indebtedness of the Company, will be automatically released upon such Subsidiary Guarantor ceasing to provide a guarantee of Material Indebtedness of the Company upon consummation of any transaction not otherwise prohibited by the Loan Documents, so long as, after giving pro forma effect to such release, no Default or Event of Default shall have occurred and be continuing hereunder (and the Administrative Agent may conclusively rely on a certificate to that effect provided to it by the Company upon its reasonable request without further inquiry). The Company shall promptly notify the Administrative Agent of any such occurrence in accordance with this Agreement.

10.16 Confidentiality. Each of the Administrative Agent, each Issuing Lender, each Lender and each Transferee (each a “Receiving Party”) agrees to keep confidential all non-public information provided to it by or on behalf of any Loan Party or any of its respective Subsidiaries, the Administrative Agent, an Issuing Lender or any Lender pursuant to or in connection with any Loan Document; provided, that nothing herein shall prevent a Receiving Party from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof for purposes of the transactions contemplated by this Agreement (it being acknowledged and agreed that such information would be subject to the confidentiality provisions of the this Section 10.16), (b) subject to a written agreement to comply with the provisions of this Section 10.16 (or other provisions at least as restrictive as this Section 10.16), to any actual or prospective Transferee or any pledgee referred to in Section 10.6(c) or any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction or to any credit insurance or reinsurance provider or broker relating to the Company and its obligations, (c) to its employees, officers, directors, trustees, agents, attorneys, accountants and other professional advisors or those of any of its affiliates for performing the purposes of a Loan Document, in each case, who are subject to or bound by an agreement to comply with the provisions of this Section 10.16 (or other provisions at least as restrictive as this Section 10.16), (d) upon the request or demand of any Governmental Authority or regulatory agency (including self-regulated agencies), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, after notice to the Company if reasonably feasible, (f) if requested or required to do so in connection with any litigation or similar proceeding, after notice to the Company if reasonably feasible, (g) that has been publicly disclosed (other than by such Receiving Party in breach of this Section 10.16), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) with the consent of the Company.

10.17 WAIVERS OF JURY TRIAL. THE COMPANY, EACH SUBSIDIARY BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA Patriot Act and the Beneficial Ownership Regulation. Each Lender hereby notifies the Company and each Subsidiary Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Company and each Subsidiary Borrower, which information includes the name and address of the Company and each Subsidiary Borrower and other information that will allow such Lender to identify the Company and each Subsidiary Borrower in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

10.19 No Novation. The terms and conditions of the Existing Three Year Credit Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to be a novation of any of the Obligations as defined in the Existing Three Year Credit Agreement. Notwithstanding any provision of this Agreement or any other Loan Document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of Obligations hereunder shall be in substitution for, but not in payment of, the Obligations owed by the Loan Parties under the Existing Three Year Credit Agreement. From and after the Closing Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Three Year Credit Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

10.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.22 Interest Rate Limitations Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the applicable Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GENERAL MOTORS COMPANY

By:	/s/ Rakesh K. Gupta
Name: Rakesh K. Gupta
Title: Vice President and Treasurer

GENERAL MOTORS FINANCIAL COMPANY, INC.

By:	/s/ Richard A. Gokenbach, Jr.
Name: Richard A. Gokenbach, Jr.
Title: Executive Vice President and Treasurer

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender

By:	/s/ Marlon Mathews
Name: Marlon Mathews
Title: Executive Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

CITIBANK, N.A., as Syndication Agent and as Lender

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Executive Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Bank of America, N.A., as Lender

By:	/s/ Brian Lukehart
Name: Brian Lukehart
Title: Managing Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

BARCLAYS BANK PLC, as Lender

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

BNP Paribas, as Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Valentin Detry
Name: Valentin Detry
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Jill Wong
Name: Jill Wong
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Annie Chung
Name: Annie Chung
Title: Managing Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Intesa Sanpaolo S.p.A., New York Branch, as Lender

By:	/s/ Jordan Schweon
Name: Jordan Schweon
Title: Managing Director

By:	/s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Head of Corporate Desk

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

MIZUHO BANK, LTD., as Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Royal Bank of Canada, as Lender

By:	/s/ Benjamin Lennon
Name: Benjamin Lennon
Title: Authorized Signatory

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

SANTANDER BANK, N.A., as Lender

By:	/s/ Nuno Andrade
Name: Nuno Andrade
Title: Managing Director

By:	/s/ Daniel Kostman
Name: Daniel Kostman
Title: Executive Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

SOCIETE GENERALE, as Lender

By:	/s/ Richard Bernal
Name: Richard Bernal
Title: Managing Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Sumitomo Mitsui Banking Corporation, as Lender

By:	/s/ Minxiao Tian
Name: Minxiao Tian
Title: Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

The Bank of Nova Scotia, as Lender

By:	/s/ Troy Washington
Name: Troy Washington
Title: Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

The Toronto-Dominion Bank, New York Branch, as Lender

By:	/s/ David Perlman
Name: David Perlman
Title: Authorized Signatory

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

LLOYDS BANK CORPORATE MARKETS PLC, as Lender

By:	/s/ Tina Wong
Name: Tina Wong
Title: Assistant Vice President

By:	/s/ Catherine Lim
Name: Catherine Lim
Title: Assistant Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Industrial and Commercial Bank of China Limited, New York Branch, as Lender

By:	/s/ Christopher Samms
Name: Christopher Samms
Title: Director

By:	/s/ Yuanyuan Peng
Name: Yuanyuan Peng
Title: Executive Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Canadian Imperial Bank of Commerce, New York Branch, as Lender

By:	/s/ Farhad Merali
Name: Farhad Merali
Title: Managing Director & Authorized Signatory

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH, as Lender

By:	/s/ Edward D. Herko
Name: Edward D. Herko
Title: Director

By:	/s/ Peter Daugavietis
Name: Peter Daugavietis
Title: Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

DBS BANK LTD., as Lender

By:	/s/ Kate Khoo
Name: Kate Khoo
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

MUFG Bank Ltd., as Lender

By:	/s/ Brett Parker
Name: Brett Parker
Title: Authorized Signature

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Senior Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Commerzbank AG, New York Branch, as Lender

By:	/s/ Michael Ravelo
Name: Michael Ravelo
Title: Managing Director

By:	/s/ Mathew Ward
Name: Mathew Ward
Title: Managing Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Wells Fargo Bank, National Association, as Lender

By:	/s/ Jonathan D. Beck
Name: Jonathan D. Beck
Title: Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

TRUIST BANK, as Lender

By:	/s/ Madison Waterfield
Name: Madison Waterfield
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH, as Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Bank of Montreal, as Lender

By:	/s/ Chris Clark
Name: Chris Clark
Title: Managing Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Agricultural Bank of China Limited, New York Branch, as Lender

By:	/s/ Nelson Chou
Name: Nelson Chou
Title: SVP & Head of Corporate Banking

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

ING Bank N.V. Dublin Branch, as Lender

By:	/s/ Cormac Langford
Name: Cormac Langford
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

China CITIC Bank International Limited New York Branch, as Lender

By:	/s/ Kun Chen
Name: Kun Chen
Title: Executive Deputy General Manager

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Mashreqbank psc, as Lender

By:	/s/ Faizan A. Siddiqui
Name: Faizan A. Siddiqui
Title: General Manager—MBNY

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as Lender

By:	/s/ Mark I. Cole
Name: Mark I. Cole
Title: Vice Presiden

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Citizens Bank, N.A., as Lender

By:	/s/ Jonathan Gleit
Name: Jonathan Gleit
Title: Senior Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

Fifth Third Bank, National Association, as Lender

By:	/s/ William Batchelor
Name: William Batchelor
Title: Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

First Abu Dhabi Bank USA N.V., as Lender

By:	/s/ Pamela Sigda
Name: Pamela Sigda
Title: Acting, Country CEO

By:	/s/ David Young
Name: David Young
Title: Head of Structured Finance, Americas

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

United Overseas Bank Limited, New York Agency, as Lender

By:	/s/ Eriberto de Guzman
Name: Eriberto de Guzman
Title: Managing Director

By:	/s/ Brian Ike
Name: Brian Ike
Title: First Vice President

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

BANGKOK BANK PUBLIC COMPANY LIMITED, NEW YORK BRANCH, as Lender

By:	/s/ Thitipong Prasertsilp
Name: Thitipong Prasertsilp
Title: VP & Branch Manager

[Signature Page to Fifth Amended and Restated 3-Year Revolving Credit Agreement]

SCHEDULE 1.1A

to

Credit Agreement

COMMITMENTS/DDTP INFORMATION

Domestic Commitment

Lender	Commitment

State Street Bank and Trust Company	$[***]

United Overseas Bank Limited, New York Agency	$[***]

Bangkok Bank Public Company Limited, New York Branch	$[***]

Mashreqbank psc	$[***]

Agricultural Bank of China Ltd., New York Branch	$[***]

Total	$[***]

L/C Issuing Commitment

Lender	Commitment	Scheme Reference Number	Jurisdiction of Tax Residence

JPMorgan Chase Bank, N.A.	$[***]	13/M/0268710/DTTP	U.S.A.

Citibank, N.A.	$[***]	13/C/62301/DTTP	U.S.A.

BNP Paribas	$[***]	5/B/255139/DTTP	France

Bank of America, N.A.	$[***]	13/B/7418/DTTP	U.S.A.

Barclays Bank PLC	$[***]	N/A	UK

Deutsche Bank AG New York Branch	$[***]	07/D/70006/DTTP	Germany

Canadian Imperial Bank of Commerce, New York Branch	$[***]	3/C/80001/DTTP	Canada

Credit Agricole Corporate and Investment Bank	$[***]	5/C/0222082/DTTP	France

Total	$[***]

Credit Agreement Schedule 1.1A

L/C Tranche Commitment

Lender	Commitment	Scheme Reference Number	Jurisdiction of Tax Residence
JPMorgan Chase Bank, N.A.	$[***]	13/M/0268710/DTTP	U.S.A.

Citibank, N.A.	$[***]	13/C/62301/DTTP	U.S.A.

Barclays Bank PLC	$[***]	N/A	UK

BNP Paribas	$[***]	5/B/255139/DTTP	France

Deutsche Bank AG New York Branch	$[***]	07/D/70006/DTTP	Germany

Bank of America, N.A.	$[***]	13/B/7418/DTTP	U.S.A.

Canadian Imperial Bank of Commerce, New York Branch	$[***]	3/C/80001/DTTP	Canada

Credit Agricole Corporate and Investment Bank	$[***]	5/C/0222082/DTTP	France

Industrial and Commercial Bank of China Limited, New York Branch	$[***]	23/I/358686/DTTP	China

Total	$[***]

Multicurrency Commitment

Lender	Commitment	Scheme Reference Number	Jurisdiction of Tax Residence

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	$[***]	9/B/75354/DTTP	Spain

Goldman Sachs Bank USA	$[***]	13/G/0351779/DTTP	U.S.A.

Mizuho Bank, Ltd.	$[***]	43/M/274822/DTTP	Japan

Royal Bank of Canada	$[***]	3/R/70780/DTTP	Canada

Societe Generale	$[***]	5/S/70085/DTTP	France

Sumitomo Mitsui Banking Corporation	$[***]	43/S/274647/DTTP	Japan

Credit Agreement Schedule 1.1A

Lender	Commitment	Scheme Reference Number	Jurisdiction of Tax Residence

The Bank of Nova Scotia	$[***]	003/T/0366714/DTTP	Canada

The Toronto-Dominion Bank, New York Branch	$[***]	3/T/80000/DTTP	Canada

Intesa Sanpaolo S.p.A.—New York Branch	$[***]	N/A (with respect to Intesa Sanpaolo S.p.A., London Branch as applicable lending office)	UK

Santander Bank, N.A.	$[***]	9/S/267974/DTTP	Spain

Morgan Stanley Bank, N.A.	$[***]		U.S.A.

Lloyds Bank Corporate Markets plc	$[***]	N/A	UK

DBS Bank Ltd.	$[***]	67/D/363894/DTTP	Singapore

U.S. Bank National Association	$[***]	13/U/62184/DTTP	U.S.A.

MUFG Bank, Ltd.	$[***]	43/B/322072/DTTP	Japan

UniCredit Bank AG, New York Branch	$[***]	7/U/237605/DTTP	Germany

Wells Fargo Bank, National Association	$[***]	13/W/61173/DTTP	U.S.A.

Truist Bank	$[***]	13S/67712/DTTP	U.S.A.

Bank of China New York Branch	$[***]	23/B/368424/DTTP	China

Bank of Montreal, Chicago Branch	$[***]	3/M/270436/DTTP	Canada

Credit Agricole Corporate and Investment Bank	$[***]	5/C/0222082/DTTP	France

Commerzbank AG New York Branch	$[***]	7/C/25382/DTTP	Germany

Industrial and Commercial Bank of China Limited, New York Branch	$[***]	23/I/358686/DTTP	China

ING Bank N.V., Dublin Branch	$[***]	12-I-371270-DTTP (with respect to ING Ireland DAC as applicable lending office)	Ireland

Fifth Third Bank	$[***]	13/F/24267/DTTP	U.S.A.

Bank of America, N.A.	$[***]	13/B/7418/DTTP	U.S.A.

Credit Agreement Schedule 1.1A

Lender	Commitment	Scheme Reference Number	Jurisdiction of Tax Residence

JPMorgan Chase Bank, N.A.	$[***]	13/M/0268710/DTTP	U.S.A.

Citibank, N.A.	$[***]	13/C/62301/DTTP	U.S.A.

China CITIC Bank International Limited	$[***]	N/A	US-NY

Citizens Bank, N.A.	$[***]	13/C/356159/DTTP	U.S.A.

Barclays Bank PLC	$[***]	N/A	UK

BNP Paribas	$[***]	5/B/255139/DTTP	France

Deutsche Bank AG New York Branch	$[***]	07/D/70006/DTTP	Germany

Morgan Stanley Senior Funding, Inc.	$[***]	13/M/307216/DTTP	U.S.A.

First Abu Dhabi Bank USA N.V.	$[***]		Curacao

Total	$[***]

Credit Agreement Schedule 1.1A

SCHEDULE 1.1B

to

Credit Agreement

Initial Excluded Subsidiaries

Name of Entity	Jurisdiction of Organization
Cruise LLC	Delaware
General Motors China LLC	Delaware
General Motors Ventures LLC	Delaware
Global Services Detroit LLC	Delaware
GM Canada Holdings LLC	Delaware
GM Regional Holdings LLC	Delaware
GMGP Holdings LLC	Delaware
Maven Drive LLC	Delaware
OnStar LLC	Delaware
GM Cruise Holdings LLC	Delaware
OnStar Global Services Corporation	Delaware
BrightDrop LLC	Delaware
BrightDrop Solutions LLC	Delaware
BrightDrop Vehicle Distribution LLC	Delaware
Equip Insurance Holdings LLC	Delaware
OnStar National Insurance Company	Illinois
OnStar Insurance Services, Inc. OnStar Property and Casualty Insurance Company	Arizona Arizona
OnStar Indemnity Company	Arizona
Stellar Connected Claims Services, LLC	Arizona
GM Protections, LLC	Arizona
GM Financial Insurance Company	Arizona
General Motors Energy LLC	Delaware

Credit Agreement Schedule 1.1B

SCHEDULE 1.1C

to

Credit Agreement

PRICING GRID

S&P / Moody’s / Fitch Applicable Rating	Facility Fee Rate	Applicable Margin for Daily Simple SOFR Loans and Term Benchmark Loans	Applicable Margin for ABR Loans	All-in Spread for Daily Simple SOFR Loans and Term Benchmark Loans
≥ A/A2/A	[***]	[***]	[***]	[***]
A-/A3/A-	[***]	[***]	[***]	[***]
BBB+ / Baa1 / BBB+	[***]	[***]	[***]	[***]
BBB / Baa2 / BBB	[***]	[***]	[***]	[***]
BBB- / Baa3 / BBB-	[***]	[***]	[***]	[***]
BB+ / Ba1 / BB+	[***]	[***]	[***]	[***]
≤ BB / Ba2 / BB	[***]	[***]	[***]	[***]

Changes in the Applicable Margin and Facility Fee Rate set forth in the pricing grid above shall become effective on the date on which S&P, Moody’s and/or Fitch changes the rating it has issued with respect to the applicable facility rating (as determined in the manner set forth in the last sentence of this paragraph) or, in the absence of a facility rating, the Company’s senior unsecured debt rating. Each such change in the Applicable Margin or Facility Fee Rate, as applicable, shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s and/or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this Schedule 1.1C to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Facility Fee Rate shall be determined by reference to the rating on the Company’s senior unsecured long-term debt rating or, if not available, then the rating most recently in effect prior to such change or cessation. [***]

Credit Agreement Schedule 1.1C

SCHEDULE 1.1 D

to

Credit Agreement

Existing Liens

Liens reflected in the lien search results, dated as of March 29, 2023 delivered to the Administrative Agent prior to the Closing Date.

Credit Agreement Schedule 1.1D

SCHEDULE 1.1 E

to

Credit Agreement

SECTION 11. Excluded Subsidiary Businesses

[***]

Credit Agreement Schedule 1.1E

SCHEDULE 4.6

to

Credit Agreement

LITIGATION

None.

Credit Agreement Schedule 4.6

Execution Version

EXHIBIT A to Credit Agreement

FIFTH AMENDED AND RESTATED GUARANTEE AGREEMENT

made by

GENERAL MOTORS COMPANY

AND CERTAIN OTHER PERSONS FROM TIME TO TIME PARTIES HERETO, as the Guarantors

in favor of

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

Dated as of March 31, 2023

ANNEX

Annex I	Form of Joinder Agreement

ii

FIFTH AMENDED AND RESTATED GUARANTEE AGREEMENT, dated as of March 31, 2023 (this “Agreement”), made by GENERAL MOTORS COMPANY, a Delaware corporation (the “Company”), and each of the Subsidiary Guarantors (such term and certain other capitalized terms used herein being defined in Section 1.1) from time to time party hereto, and each of the Other Guarantors from time to time party hereto (together with the Company and the Subsidiary Guarantors, collectively, the “Guarantors”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (collectively, the “Lenders”) from time to time party to the Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, General Motors Financial Company, Inc., a Texas Corporation, the other Subsidiary Borrowers from time to time parties thereto, the Lenders, the Administrative Agent, Citibank, N.A., as syndication agent (in such capacity, the “Syndication Agent”), Bank of America, N.A., as co-syndication agent (in such capacity, the “Co-Syndication Agent”), and the other agents named therein.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to or for the account of the Company and the Subsidiary Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each of the Company, the Subsidiary Borrowers, any Ancillary Borrower and any Applicable Account Party is a member of an affiliated group of companies that includes each other Guarantor;

WHEREAS, each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit made by the Lenders and any Ancillary Lender to or for the account of the Company, any Subsidiary Borrower, any Ancillary Borrower or any Applicable Account Party, as applicable, under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Ancillary Lenders to make their respective extensions of credit to or for the account of the Company, any Subsidiary Borrower, any Ancillary Borrower or any Applicable Account Party, as applicable, under the Credit Agreement or any Ancillary Facility Document that each Guarantor shall have executed and delivered this Agreement to the Administrative Agent;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and any Ancillary Facility Document, as applicable, and to induce the Lenders and any Ancillary Lender to make their respective extensions of credit to or for the account of the Company, any Subsidiary Borrower, any Ancillary Borrower or any Applicable Account Party, as applicable, under the Credit Agreement or any Ancillary Facility Document, as applicable, each Guarantor hereby agrees with the Administrative Agent, for the benefit of the Guaranteed Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement.

(a) The following terms shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Agreement” has the meaning assigned to such term in the preamble.

“Company” has the meaning assigned to such term in the preamble.

“Credit Agreement” has the meaning assigned to such term in the preamble.

“Guaranteed Obligations” means, collectively, the unpaid principal of and interest on the Loans, Reimbursement Obligations, Ancillary Facility Outstandings and all other obligations and liabilities of the Company, the Subsidiary Borrowers, any Ancillary Borrowers and any Applicable Account Party (including interest on such other obligations or liabilities accruing at the then applicable rate provided in the Credit Agreement or any Ancillary Facility Document, as applicable, after the maturity of the Loans and Reimbursement Obligations or Ancillary Facility Outstandings, as the case may be, and interest accruing on the Loans, Reimbursement Obligations, Ancillary Facility Outstandings and such other obligations and liabilities at the then applicable rate provided in the Credit Agreement or relevant Ancillary Facility Document, as the case may be, after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, any Subsidiary Borrower, any Ancillary Borrower or any Applicable Account Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, any Lender, any Ancillary Lender or any Issuing Lender thereunder, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Documents or Ancillary Facility Documents to which the Company, any Subsidiary Borrower, any Ancillary Borrower or any Applicable Account Party is a party, in each case whether on account of principal, interest, reimbursement obligations, fees, prepayment premiums, indemnities, costs, expenses or otherwise (including all reasonable fees and out-of-pocket disbursements of external counsel to the Administrative Agent, the Lenders, any Ancillary Lenders or the Issuing Lenders that are required to be paid by the Company, any Subsidiary Borrower, any Ancillary Borrower or any Applicable Account Party pursuant to the terms of any of the Loan Documents or Ancillary Facility Documents, as applicable).

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Ancillary Lenders and each other Person that holds a Guaranteed Obligation.

“Guarantors” has the meaning assigned to such term in the preamble.

“Joinder Agreement” has the meaning assigned to such term in Section 3.14.

“Lenders” has the meaning assigned to such term in the preamble.

“Other Guarantors” means each Person, other than the Company, a Subsidiary Guarantor or the Administrative Agent, that becomes a party to this Agreement pursuant to a Joinder Agreement executed and delivered by such Person pursuant to Section 3.14.

“paid in full” or “payment in full” means with respect to the Guaranteed Obligations, the payment in full in cash of the principal of and accrued (but unpaid) interest (including post-petition interest) and premium, if any, on, all such Guaranteed Obligations and, with respect to Letters of Credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Loan Documents or any Ancillary Facility Document, as applicable, in each case, after or concurrently with termination of all commitments thereunder and payment in full in cash of all fees payable with respect to a Guaranteed Obligation at or prior to the time such principal and interest are paid.

2

“Subsidiary Guarantor” means each Principal Domestic Subsidiary that became a party to this Agreement pursuant to Section 6.6(a) or 10.1(b) of the Credit Agreement.

1.2 Other Definitional Provisions.

(a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(b) References to agreements defined in Section 1.1(b) shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time, references to any Person shall include its successors and permitted assigns, and references to any law, treaty, statute, rule or regulation shall (unless otherwise specified) be construed as including all statutory provisions, regulatory provisions, rulings, opinions, determinations or other provisions consolidating, amending, replacing, supplementing or interpreting such law, treaty, statute, rule or regulation.

SECTION 2. Guarantee

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Guaranteed Parties, the prompt and complete payment, and not collection, and performance by the Company, each Subsidiary Borrower, each Ancillary Borrower and each Applicable Account Party, as applicable, when due (whether at the stated maturity, by acceleration or otherwise) and at all times thereafter, of all Guaranteed Obligations.

(c) Anything herein or in any other Loan Document or any Ancillary Facility Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(b) Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Guaranteed Parties hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Guaranteed Obligations shall have been paid in full, notwithstanding that from time to time during the term of the Credit Agreement, the Company and/or one or more of the Subsidiary Borrowers, any Ancillary Borrower or any Applicable Account Party may be free from any Guaranteed Obligations.

3

(c) No payment made by the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party, any of the Guarantors, any other guarantor or any other Person or received or collected by any Guaranteed Party from the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Guaranteed Obligations or any payment received or collected from such Guarantor in respect of the Guaranteed Obligations), remain liable for the Guaranteed Obligations up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations are paid in full.

2.2 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to any Guaranteed Party and each Guarantor shall remain liable to such Guaranteed Party for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation.

Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Guaranteed Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Guaranteed Party against the Company, any of the Subsidiary Borrowers, any Ancillary Borrower, any Applicable Account Party or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Guaranteed Party for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Guaranteed Parties by the Company, the Subsidiary Borrowers, any Ancillary Borrower and any Applicable Account Party on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Guaranteed Parties, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as such Guarantor (or, if an Event of Default shall have occurred and be continuing, the Administrative Agent) may determine.

2.4 Amendments, etc. with respect to the Guaranteed Obligations.

Other than as expressly contemplated by Section 3.15 hereof, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by any Guaranteed Party may be rescinded by such Guaranteed Party and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Guaranteed Party, and the Credit Agreement, the other Loan Documents, any Ancillary Facility Documents and any other documents

4

executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, the Majority Facility Lenders, all affected Lenders, or all Lenders, or any Ancillary Lender, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Guaranteed Party for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. No Guaranteed Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional.

To the extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Guaranteed Party upon the guarantee contained herein or acceptance of the guarantee contained herein; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained herein; and all dealings between the Company, any of the Subsidiary Borrowers, any Ancillary Borrower, any Applicable Account Party and any of the Guarantors, on the one hand, and the Guaranteed Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained herein. To the extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company, any of the Subsidiary Borrowers, any of the Ancillary Borrowers, any of the Applicable Account Parties or any of the Guarantors with respect to the Guaranteed Obligations. Each Guarantor understands and agrees that the guarantee contained herein shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Document or any Ancillary Facility Document, any of the Guaranteed Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party or any other Person against any Guaranteed Party, (c) any law or regulation of any jurisdiction or any other event affecting any term of the Guaranteed Obligations or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of a surety or guarantor or any other obligor on any obligation of the Company, any Subsidiary Borrower, any Ancillary Borrower or any Applicable Account Party for any of the Guaranteed Obligations, or of such Guarantor under the guarantee contained herein, in bankruptcy or in any other instance. Notwithstanding anything herein to the contrary, (x) the Company understands and agrees that this Agreement shall remain in full force and effect as to the Company’s obligations hereunder, notwithstanding the release of any Subsidiary Guarantor pursuant to Section 3.15(b), but subject to any release of such obligations hereunder to the extent provided in, and pursuant to the terms of, Section 3.15(a) and (y) each of the other Guarantors shall be released from its obligations hereunder to the extent provided in, and pursuant to the terms of, Section 3.15. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party, any other Guarantor or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party, any other Guarantor or any other

5

Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement.

The guarantee contained herein shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, any Subsidiary Borrower, any Ancillary Borrower, any Applicable Account Party or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments.

Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars or the Currency in which the relevant Guaranteed Obligations are required to be paid, at the Funding Office. All payments made hereunder shall be made in accordance with Sections 1.3 and 2.21 of the Credit Agreement.

SECTION 3. MISCELLANEOUS

3.1 Authority of Administrative Agent.

Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Guaranteed Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Guarantors the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders and any Ancillary Lender with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. No Guaranteed Party other than the Administrative Agent may exercise any right or remedy hereunder, it being understood that all of such rights and remedies are vested in, and are exercisable solely by, the Administrative Agent for the benefit of the Guaranteed Parties.

3.2 Amendments in Writing.

None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

6

3.3 Notices.

All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided, that any such notice, request or demand to or upon any Guarantor shall be addressed to the Company at the addresses provided in Section 10.2 of the Credit Agreement (or such other address as the Company may at any time or from time to time provide for purposes of the Credit Agreement and this Agreement).

3.4 No Waiver by Course of Conduct; Cumulative Remedies.

No Guaranteed Party shall by any act (except by a written instrument pursuant to Section 3.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Guaranteed Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Guaranteed Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

3.5 Enforcement Expenses; Indemnification.

(e) Without intending to duplicate the obligations of the Guarantors under Section 2.1, if and to the extent that the Company is required to pay or reimburse the Guaranteed Parties (or any of them), for various costs and expenses contemplated by Section 10.5 of the Credit Agreement, or to indemnify the Indemnitees (or any of them) for the Indemnified Liabilities, in each case as and to the extent (and in the manner) contemplated by Section 10.5 of the Credit Agreement, each Guarantor, jointly and severally, hereby agrees to make such payments or reimbursements and to provide such indemnification.

(f) The agreements of each Guarantor in this Section 3.5 shall survive repayment of the Guaranteed Obligations and all other amounts payable under the Credit Agreement.

3.6 Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the Guaranteed Parties and their permitted successors and assigns; provided, that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement other than (i) to the extent expressly permitted by the Credit Agreement or (ii) with the prior written consent of the Administrative Agent.

3.7 Counterparts; Electronic Signature.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The provisions of Section 10.8 of the Credit Agreement are hereby incorporated herein, mutatis mutandis.

7

3.8 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3.9 Section Headings.

The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

3.10 Integration.

This Agreement, the other Loan Documents and any Ancillary Facility Documents represent the entire agreement of the Guarantors and the Guaranteed Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Guarantor or any Guaranteed Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents or in any Ancillary Facility Documents.

3.11 GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

3.12 Submission To Jurisdiction; Waivers.

Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, the other Loan Documents and the Ancillary Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York located in the Borough of Manhattan, and appellate courts from any thereof;

(g) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(b) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 3.3 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(h) in the case of each Guarantor other than the Company, hereby irrevocably designates the Company (and the Company hereby irrevocably accepts such designation) as its agent to receive service of process in any such action or proceeding;

8

(c) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(i) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

3.13 Judgment.

The parties hereto agree that Section 10.13 of the Credit Agreement shall apply to the obligations of the Guarantors hereunder, mutatis mutandis.

3.14 Additional Guarantors.

Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 6.6 of the Credit Agreement, and each other Person (whether or not a Subsidiary of the Company) that the Company desires to become a party to this Agreement pursuant to Section 10.1(b) of the Credit Agreement or otherwise, shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary or other Person of a Joinder Agreement in the form of Annex I hereto (a “Joinder Agreement”).

3.15 Releases.

(a) Upon the satisfaction of the conditions set forth in Section 10.15(b) of the Credit Agreement, this Agreement and the obligations (other than those expressly stated to survive such termination) of each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, in accordance with the terms thereof.

(j) Upon the satisfaction of the conditions set forth in Section 10.15(c) or (d) of the Credit Agreement, the obligations (other than those expressly stated to survive such termination) of the applicable Subsidiary Guarantor hereunder shall terminate, without delivery of any instrument or performance of any act by any party, in accordance with the terms thereof.

(b) Notwithstanding the foregoing, the Administrative Agent agrees, at the request and the expense of the Company, at any time and from time to time, to execute and deliver any instrument or other document and in such form as may be reasonably specified by the Company, in order to give effect to the release of any Guarantor pursuant to the foregoing provisions of this Section 3.15.

3.16 WAIVER OF JURY TRIAL.

EACH GUARANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY ANCILLARY FACILITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of this page intentionally left blank.]

9

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL MOTORS COMPANY, as the Company

By:
Name:
Title:

Signature Page to Fifth Amended and Restated 3-Year Guarantee Agreement

ACCEPTED AND AGREED TO
AS OF THE DATE SET FORTH ABOVE:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

Signature Page to Fifth Amended and Restated 3-Year Guarantee Agreement

Annex 1 to Guarantee Agreement

JOINDER AGREEMENT, dated as of ________________, 20__ (the “Joinder Agreement”), made by ______________________________ (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders from time to time parties to the Credit Agreement referred to below. Unless otherwise defined herein, all capitalized terms not defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the certain Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), General Motors Financial Company, Inc., a Texas corporation (“GMF”), the other Subsidiary Borrowers from time to time parties thereto, the Lenders from time to time party thereto, the Administrative Agent, Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents named therein, the Company [has] [and certain of its Subsidiaries (collectively, the “Subsidiary Guarantors”; and, together with the Company and the other Persons party to the Guarantee Agreement (as defined below) as guarantors, collectively, the “Guarantors”) have] entered into the Fifth Amended and Restated Guarantee Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Guarantee Agreement”); and

WHEREAS, the Additional Guarantor desires to become a party to the Guarantee Agreement in accordance with Section 3.14 of the Guarantee Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 3.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities and has all rights of a Guarantor thereunder.

2. Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

ACCEPTED AND AGREED TO
AS OF THE DATE SET FORTH ABOVE:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

EXHIBIT B to Credit Agreement

[Reserved]

EXHIBIT C to Credit Agreement

[Reserved]

EXHIBIT D to Credit Agreement

[Reserved]

EXHIBIT E to Credit Agreement

FORM OF INCREMENTAL LOAN ACTIVATION NOTICE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

under the Credit Agreement referred to below

Reference is made to the Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023, as amended, restated, amended and restated, renewed, supplemented or modified from time to time (the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

This notice is an Incremental Loan Activation Notice referred to in the Credit Agreement, and the Company and each of the lenders party hereto (each, an “Incremental Lender”) hereby notify you that:

1. Each Incremental Lender party hereto agrees to commit to an Incremental Facility or increase the amount of its existing [Domestic] [L/C Tranche] [Multicurrency] Commitment in the amount set forth opposite such Incremental Lender’s name on the signature pages hereof under the caption “Incremental Commitment”.

2. The [Incremental Facility Closing Date][Commitment Increase Date] is ___________________.

3. [The Incremental Loan Maturity Date is _____________.]

4. [The [Currency] [Currencies] available under the Incremental Facility [is][are] _______________________.]

5. [The borrower[s] under the Incremental Facility [is][are] ____________.]

6. [The Applicable Margin and other fees applicable to the Incremental Loans and other extensions of credit to be made available under the Incremental Facility are: ______________________________________________________.]

7. [Insert other additional terms applicable to the Incremental Facility, including the borrowing procedures related thereto (in each case, as agreed between the Company and the Incremental Lenders providing such Incremental Loans).]

8. The agreement of each Incremental Lender party hereto to make the Incremental Loans to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the [Incremental Facility Closing Date][Commitment Increase Date], of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed and delivered by the Company and each Incremental Lender party hereto.

(b) After giving effect to the [Commitment Increase][Incremental Facility] (including the incurrence of any Incremental Loans on the applicable Commitment Increase Date or Incremental Facility Closing Date and use of proceeds thereof), [(i) no Default or Event of Default shall be continuing]1 and (ii) the sum of the Total Commitments in effect (including, for the avoidance of doubt, Incremental Commitments), the 5-Year Total Commitments (including, for the avoidance of doubt, any commitments under incremental facilities under the 5-Year Revolving Credit Agreement in effect) and the aggregate amount of all Ancillary Commitments in effect shall not exceed $17 billion.

9.Upon execution and delivery hereof, each Incremental Lender shall have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents, and shall be bound by the provisions thereof.

[Signature page follows]

[1]	To be deleted if agreed by the Lenders providing such Incremental Facility.

GENERAL MOTORS COMPANY

By:
Name:
Title:

Incremental Loan Commitment	[NAME OF EACH INCREMENTAL LENDER]
$

By:
Name:
Title:

RECEIVED BY:
JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT F

to

Credit Agreement

FORM OF CLOSING CERTIFICATE

CERTIFICATE

of

[NAME OF LOAN PARTY]

__________, 20__

This Certificate is furnished pursuant to (i) Section 5.1(c) of that certain Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “3-Year Credit Agreement”), among General Motors Company (together with its successors and permitted assigns, the “Company”), General Motors Financial Company, Inc., a Texas corporation (“GMF”), the Subsidiary Borrowers from time to time party thereto, the lenders from time to time party thereto, as lenders (the “3-Year Lenders”), JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent for the 3-Year Lenders (in such capacity, together with any successor thereto in such capacity, the “3-Year Administrative Agent”), Citibank, N.A., as syndication agent (in such capacity, the “Syndication Agent”), Bank of America, N.A., as co-syndication agent (in such capacity, the “Co-Syndication Agent”), and the other agents party thereto, (ii) Section 5.1(c) of that certain Fourth Amended and Restated Five Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time the “5-Year Credit Agreement”), among the Company, GMF, the Subsidiary Borrowers from time to time party thereto, the lenders from time to time party thereto, as lenders (the “5-Year Lenders”), JPM, as administrative agent for the 5-Year Lenders (the “5-Year Administrative Agent”), the Syndication Agent, the Co-Syndication Agent, and the other agents party thereto and (iii) Section 5.1(c) of that certain Fifth Amended and Restated 364-Day Revolving Credit Agreement, dated as of March 31, 2023, as amended, restated, amended and restated, renewed, supplemented or modified from time to time (the “364-Day Credit Agreement” and together with the 3-Year Credit Agreement and the 5-Year Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”), among the Company, GMF, the Subsidiary Borrowers from time to time party thereto, the lenders from time to time party thereto, as lenders (the “364-Day Lenders” and together with the 3-Year Lenders and the 5-Year Lenders, the “Lenders”), JPM as the Administrative Agent for the 364-Day Lenders (the “364-Day Administrative Agent” and together with the 3-Year Administrative Agent and the 5-Year Administrative Agent, the “Administrative Agent”), the Syndication Agent, the Co-Syndication Agent, and the other agents party thereto. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings assigned to such terms in each Credit Agreement.

I, the undersigned, [Assistant] Secretary of [the Company] [Name of Loan Party], a Delaware [corporation][limited liability company] (the “Company”)], do hereby certify, in the name and on behalf of the Company, and without assuming any personal liability, that:

1. Attached hereto as Annex I is a true and complete copy of the [Certificate of Incorporation][Certificate of Formation] of the Company as in effect of the date hereof. There have been no amendments to the [Certificate of Incorporation][Certificate of Formation] of the Company except for those attached in Annex I, if any, and no action has been taken by the Company, its [Board of Directors][Managers], or officers in contemplation of liquidation or dissolution of the Company.

2. Attached hereto as Annex II is a true, correct and complete copy of the [by-laws][Limited Liability Company Agreement][Operating Agreement] of the Company as in effect on the date hereof.

3. Attached hereto as Annex III is a true, correct and complete copy of resolutions duly adopted by the Board of [Directors] [Managers] of the Company [at a meeting thereof] [by written consent] as of the ___ day of ____________, 20__; such resolutions have not in any way been revoked, modified, amended, or rescinded, have been in full force and effect since their adoption to and including the date hereof, and are now in full force and effect, and are the only organizational proceedings of the Company now in force relating to or affecting the matters referred to therein, and each [Credit Agreement and the other] Loan Documents to which the Company is a party are in substantially the forms of those documents approved by the Board of [Directors] [Managers] of the Company [at such meeting].

4. The persons named in Annex IV attached hereto are now duly elected and duly qualified officers of the Company holding the offices set forth therein opposite their names and the signatures set forth therein opposite their names are their genuine signatures.

Witness my hand as of the first date written above.

[Assistant] Secretary

I, the undersigned, [[Assistant] Secretary][Responsible Officer] of the Company, do hereby certify, in the name and on behalf of the Company, and without assuming any personal liability, that:

1. ___________________ is [a] [the] duly elected and qualified [Assistant] Secretary of the Company and the signature above is [his][her] genuine signature.

2. [The representations and warranties on the part of the Company contained in each Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof, except to the extent that any such representation and warranty expressly relates solely to an earlier date, in which case such representation and warranty was true and correct in all material respects on and as of such earlier date.]1

3. [No Default or Event of Default has occurred and is continuing as of the date hereof.] 2

[[Assistant] Secretary][Responsible Officer of Company]

[1]	To be included in Certificate relating to General Motors Company only.
[2]	To be included in Certificate relating to General Motors Company only.

ANNEX I

to

Certificate

[Copy of the Certificate of [Incorporation][Formation]]

of

[NAME OF LOAN PARTY]]

ANNEX II

to

Certificate

[Copy of the [by-laws] [Limited Liability Company Agreement][Operating Agreement]

of

[NAME OF LOAN PARTY]]

ANNEX III

to

Certificate

Resolutions of the Board of [Directors] [Managers] of [Name of Loan Party]

ANNEX IV

to

Certificate

Name of Officer	Office	Signature

EXHIBIT G

to

Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender][1] ]

3.	Borrower(s):

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the

[1]	Select as applicable.

“Credit Agreement”), among General Motors Company, a Delaware corporation (together with its successors and permitted assigns, the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Borrowers from time to time party thereto, the lenders from time to time party thereto (together with their respective successors and permitted assigns, collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms used herein have the meanings assigned to such terms in the Credit Agreement.

6. Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Domestic Commitment,” “L/C Commitment,” or “Multicurrency Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted: [JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:][4]

Consented to: GENERAL MOTORS COMPANY

By:
Name: Title:

[4].

Prior written consent of the Company and the Administrative Agent, is required unless, (x) in the case of the Administrative Agent, the Assignee is a Lender or affiliate thereof, and (y) in the case of the Company only, (i) an Event of Default under Section 8(a) or (e) of the Credit Agreement has occurred and is continuing or (ii) the Assignee is a Lender to which any two or more of the following ratings have been issued by the relevant rating agency: (a) in the case of S&P, at least BBB; (b) in the case of Moody’s, at least Baa2; and (c) in the case of Fitch, at least BBB.

[Each Material Issuing Lender][5]

By:___________________________________
Name:
Title:

[5]

To be included in the case of any assignment of any rights or interest under the L/C Tranche Facility, unless such assignment is (x) to a Lender who has an investment grade rating from two of S&P, Moody’s and Fitch or (y) to an L/C Tranche Lender).

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof (or, if none of such financial statements shall have then been delivered or deemed delivered, then copies of the financial statements referred to in Section 4.1 thereof), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any Arranger, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, Syndication Agent or Co-Syndication Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H

to

Credit Agreement

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of ___, 20__, made by each signatory hereto (each a “Subsidiary Borrower”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) referred to in the Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Borrowers from time to time party thereto, the Lenders referred to therein, the Administrative Agent, Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add the Subsidiary Borrower to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 10.1(d)(i) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. The Subsidiary Borrower, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to (i) join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below; (ii) be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower in the Credit Agreement; and (iii) perform all obligations and duties required of it by the Credit Agreement.

2. The address, taxpayer identification number (if any) and jurisdiction of organization of the Subsidiary Borrower is set forth in Annex I to this Joinder Agreement.

3. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[EACH SUBSIDIARY BORROWER], as a Subsidiary Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Name:
Title:

GENERAL MOTORS COMPANY

By:
Name:
Title:

EXHIBIT I-1

to

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Three Year Revolving Credit Agreement dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the L/C Obligations in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Document is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ______________, 20__

EXHIBIT I-2

to

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Three Year Revolving Credit Agreement dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the L/C Obligations (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partner/members’ conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Document is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, 20__

EXHIBIT I-3

to

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Three Year Revolving Credit Agreement dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Documents is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: _____________, 20__

EXHIBIT I-4

to

Credit Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Three Year Revolving Credit Agreement dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.21 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment under the Credit Agreement or any other Loan Documents is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ______________, 20__

EXHIBIT J

to

Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

_____________, 20__

To:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreements referred to below

Re:

(i) the Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “3-Year Credit Agreement”), among General Motors Company (together with its successors and permitted assigns, the “Company”), General Motors Financial Company, Inc., a Texas corporation (“GMF”), the Subsidiary Borrowers from time to time party thereto, the lenders from time to time party thereto, as lenders (the “3-Year Lenders”), JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent for the 3-Year Lenders (in such capacity, together with any successor thereto in such capacity, the “3-Year Administrative Agent”), Citibank, N.A., as syndication agent (in such capacity, the “Syndication Agent”), Bank of America, N.A., as co-syndication agent (in such capacity, the “Co-Syndication Agent”), and the other agents party thereto, (ii) the Fourth Amended and Restated Five Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “5-Year Credit Agreement”), among the Company, GMF, the Subsidiary Borrowers from time to time party thereto, the lenders from time to time party thereto, as lenders (the “5-Year Lenders”), JPM, as administrative agent for the 5-Year Lenders (in such capacity, together with any successor thereto in such capacity, the “5-Year Administrative Agent”), the Syndication Agent, the Co-Syndication Agent, and the other agents party thereto and (iii) the Fifth Amended and Restated 364-Day Revolving Credit Agreement, dated as of March 31, 2023, as amended, restated, amended and restated, renewed, supplemented or modified from time to time (the “364-Day Credit Agreement” and together with the 3-Year Credit Agreement and the 5-Year Credit Agreement, the “Credit Agreements” and each a “Credit Agreement”), among the Company, GMF, the Subsidiary Borrowers from time to time party thereto, the lenders from time to time party thereto, as lenders (the “364-Day Lenders” and together with the 3-Year Lenders and the 5-Year Lenders, the “Lenders”), JPM as the Administrative Agent for the 364-Day Lenders (in such capacity, together with any successor thereto in such capacity, the “364-Day Administrative Agent” and together with the 3-Year Administrative Agent and the 5-Year Administrative Agent, the “Administrative Agent”), the Syndication Agent, the Co-Syndication Agent, and the other agents party thereto.

This Compliance Certificate (this “Certificate”) is furnished pursuant to Section 6.2 of each Credit Agreement. Unless otherwise defined herein, terms used in this Compliance Certificate have the meanings assigned to such terms in each Credit Agreement. I, the undersigned, a Responsible Officer of the Company, do hereby certify, in the name and on behalf of the Company, and without assuming any personal liability, as follows:

1. I am [the] [a] duly elected [insert title of Responsible Officer] of the Company;

2. To the best of my knowledge, no Default or Event of Default has occurred and is continuing as of the date hereof [, except as set forth in Annex 1 hereto];

3. Attached hereto as Schedule I is the calculation of Consolidated Domestic Liquidity as of the last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of each Credit Agreement; and

4. Attached hereto as Schedule II is the calculation of Consolidated Global Liquidity as of the last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of each Credit Agreement.

[signature page follows]

The foregoing certifications, together with the calculations set forth in Schedules I and II hereto, are made and delivered in my capacity described in paragraph 1 above for and on behalf of the Company.

GENERAL MOTORS COMPANY

By:
Name:
Title:

SCHEDULE I

to

Compliance Certificate

Consolidated Domestic Liquidity as of _____________, 20__ (the “Calculation Date”)1

(A) The Total Available Commitments under the 3-Year Credit Agreement as of the Calculation Date

PLUS

(B) The Total Available Commitments under the 5-Year Credit Agreement as of the Calculation Date

PLUS

(C) The Total Available Commitments Under the 364-Day Credit Agreement as of the Calculation Date

PLUS

(D) The total available commitments (after giving effect to any applicable borrowing base limitations) under other effective committed credit facilities of the Company or any Domestic Subsidiary as of the Calculation Date.

PLUS

(E) Total cash (other than restricted cash), cash equivalents, and Marketable Securities of the Company and its Domestic Subsidiaries (other than Domestic Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as determined by the Company based on adjustments to the amount of total cash (other than restricted cash), cash equivalents, and Marketable Securities, as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC

Sum of (A) plus (B) plus (C) plus (D) plus (E): Consolidated Domestic Liquidity:	$______________________

[1]	The last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of each Credit Agreement.

SCHEDULE II

to

Compliance Certificate

Consolidated Global Liquidity as of _____________, 20__(the “Calculation Date”)1

(A) The Total Available Commitments under the 3-Year Credit Agreement as of the Calculation Date

PLUS

(B) The Total Available Commitments under the 5-Year Credit Agreement as of the Calculation Date

PLUS

(C) The Total Available Commitments Under the 364-Day Credit Agreement as of the Calculation Date

PLUS

(D) The total available commitments (after giving effect to any applicable borrowing base limitations) under other effective committed credit facilities of the Company or any of its Subsidiaries as of the Calculation Date.

PLUS

(E) The total cash (other than restricted cash), cash equivalents, and Marketable Securities of the Company and its Subsidiaries (other than Subsidiaries of the Company that constitute Finance Subsidiaries, if any), as reported in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, filed with the SEC

Sum of (A) plus (B) plus (C) plus (D) plus (E): Consolidated Global Liquidity:	$______________________

[1]	The last day of the most recent fiscal period covered by the financial statements of the Company delivered or deemed delivered pursuant to Section 6.1 of each Credit Agreement.

ANNEX 1

to

Compliance Certificate

[Defaults/Events of Default that have occurred and are continuing]

EXHIBIT K

to

Credit Agreement

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

$_____________	______________, 20__

FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], [JURISDICTION OF INCORPORATION/FORMATION], [TYPE OF ORGANIZATION] (together with its successors and permitted assigns, the “Applicable Borrower”), hereby unconditionally promises to pay to ______________ (the “Lender”) or its registered assigns, on the Lender’s Termination Date specified in the Credit Agreement (as hereinafter defined) at the Funding Office specified in such Credit Agreement, in the currency of such Loans and in immediately available funds, the principal amount of (a) ___________________ (__________), or, if less, (b) the unpaid principal amount of the Loans of the Lender outstanding under the Credit Agreement. The Applicable Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.16 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Facility, Type, Currency and amount of each Loan evidenced hereby, and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Term Benchmark Loans, the length of each Interest Period with respect thereto. Subject to the provisions of Section 10.6(b) of the Credit Agreement, each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Applicable Borrower in respect of the Loans.

This Note (a) is one of the Notes referred to in the Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation, General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Borrowers from time to time party thereto, the Lender, the other lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent,

Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Loan Documents subject to the release and termination provisions contained therein.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms used herein have the meanings assigned to such terms in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[NAME OF APPLICABLE BORROWER].

By:_______________________________
Name:_____________________________
Title:______________________________

4

SCHEDULE A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Facility	Currency	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Term Benchmark Loans	Unpaid Principal Balance of ABR Loans	Made By

SCHEDULE B to Note

LOANS, CONVERSIONS AND REPAYMENTS OF TERM BENCHMARK LOANS

Date	Facility	Currency	Interest Period	Amount of Term Benchmark Loans	Amount Converted to Term Benchmark Loans	Amount of Principal of Term Benchmark Loans Repaid	Amount of Term Benchmark Loans Converted to ABR Loans	Unpaid Principal Balance of Term Benchmark Loans	Made By

SCHEDULE C to Note

LOANS, CONVERSIONS AND REPAYMENTS OF DAILY SIMPLE SOFR LOANS

Date	Facility	Currency	Amount of Daily Simple SOFR Loans	Amount Converted to Daily Simple SOFR Loans	Amount of Principal of Daily Simple SOFR Loans Repaid	Amount of Daily Simple SOFR Loans Converted to ABR Loans	Unpaid Principal Balance of Daily Simple SOFR Loans	Made By

EXHIBIT L to Credit Agreement

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent

for the lenders referred to below

Investment Bank Loan Operations North America

500 Stanton Christiana Road, NCC5, Floor 01

Newark, DE, 19713-2107, United States

Email: laura.delgadillo@jpmorgan.com

Telephone: 302-634-3228

Attention: Laura Delgadillo

_________, 20__

Ladies/Gentlemen:

The undersigned, [INSERT NAME OF APPLICABLE BORROWER] (the “Applicable Borrower”) [and General Motors Company, a Delaware corporation (“Company/Applicable Borrower”)]1, refer[s] to the Fifth Amended and Restated Three Year Revolving Credit Agreement dated as of March 31, 2023, as amended, restated, amended and restated, renewed, supplemented or modified from time to time (the “Credit Agreement”), among [the Company/the Applicable Borrower]2, General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Applicable Borrower and the Company hereby give you notice pursuant to Section[s] [2.2,] [2.4,] [and] [2.8]3 of the Credit Agreement that it requests an Extension of Credit under the Credit Agreement, and in connection sets forth below the terms on which such Extension of Credit is requested to be made[, to which the Company hereby consents]4:

1	Insert if the Company is not the Applicable Borrower.
2	If Borrowing Request from the Company, it is the “Applicable Borrower”.
3	Section 2.2 describes the procedure for Domestic Commitments. Section 2.4 describes the procedure for Multicurrency Commitments. Section 2.8 describes the procedure for L/C Tranche Commitments.
4

Insert if the Applicable Borrower is, in the case of a Borrowing Request delivered pursuant to Section 2.2, a Domestic Subsidiary Borrower or, in the case of a Borrowing Request delivered pursuant to Sections 2.4 or 2.8, a Subsidiary Borrower.

(A)	Borrowing Date (which is a Business Day)5
(B)	Facility
(C)	Currency
(D)	Aggregate Amount of Extension of Credit 6

5

Borrowing Request to be delivered to the Administrative Agent in the case of any Domestic Loan prior to (a) 1:00 p.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term Benchmark Loans, (b) in the case of Daily Simple SOFR Loans, 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date or (c) 1:00 p.m., New York City time, on the date of the proposed borrowing, in the case of ABR Loans. Borrowing Request to be delivered to the Administrative Agent (x) in the case of any Multicurrency Loan denominated in Dollars, written prior to (a) in the case of Term Benchmark Loans and Daily Simple SOFR Loans, 1:00 p.m., New York City time, three Business Days prior to the requested Borrowing Date or (b) 1:00 p.m., New York City time, on the date of the proposed borrowing, in the case of ABR Loans, (y) in the case of any Multicurrency Loan denominated in an Optional Currency (other than Japanese Yen), 1:00 p.m., London time, three Business Days prior to the requested Borrowing Date and (z) in the case of any Multicurrency Loan denominated in Japanese Yen, written prior to 1:00 p.m., London time, four Business Days prior to the requested Borrowing Date. Borrowing Request to be delivered in the case of any L/C Tranche Loan denominated in Dollars, written prior to (a) in the case of Term Benchmark Loans and Daily Simple SOFR Loans, 1:00 p.m., New York City time, three Business Days prior to the requested Borrowing Date, or (b) 1:00 p.m., New York City time, on the date of the proposed borrowing, in the case of ABR Loans, (y) in the case of any L/C Tranche Loan denominated in an Optional Currency (other than Japanese Yen), a written Borrowing Request prior to 1:00 p.m. , London time, three Business Days prior to the requested Borrowing Date, and (z) in the case of any L/C Tranche Loan denominated in Japanese Yen, a written Borrowing Request prior to 1:00 p.m., London time, four Business Days prior to the requested Borrowing Date.

6

Each borrowing under the Domestic Commitments shall be in an amount equal to $25 million (or, if the Total Available Domestic Commitments at such time are less than $25 million, such lesser amount) or a whole multiple of $5 million in excess thereof. Each borrowing under the Multicurrency Commitments shall be in an amount that is an integral multiple of $5 million of the relevant Currency and no less than an amount which is equal to the Dollar Equivalent of $25 million (or, if the Total Available Multicurrency Commitments are less than $25 million at such time, such lesser amount). Each borrowing under the L/C Tranche Commitments shall be in an amount that is an integral multiple of $10 million of the relevant Currency and no less than an amount which is equal to the Dollar Equivalent of $50 million (or, if the Total Available L/C Tranche Commitments are less than $50 million at such time, such lesser amount).

(E)	Type of Extension of Credit 7
(F)	Interest Period and the last day thereof 8
(G)	Funds are requested to be disbursed to the Borrower’s account with _____________ (Account No. _________________ ).

[Remainder of page intentionally left blank]

7	Specify Term Benchmark Borrowing, Daily Simple SOFR Borrowing or ABR Borrowing.
8	Which shall be subject to the definition of “Interest Period” and end on or before the Termination Date applicable to such Facility for such Lender.

The Applicable Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the requested Extension of Credit, the conditions to lending specified in Section[s] [5.1 and9] 5.2 of the Credit Agreement have been satisfied.

[INSERT NAME OF APPLICABLE BORROWER]10

By:
Name:
Title:

GENERAL MOTORS COMPANY

By:
Name:
Title:

9	[Insert for Borrowing on the Closing Date.]
10	[Insert for Borrowings by an Applicable Borrower other than the Company.]

EXHIBIT M to Credit Agreement

FORM OF COMPANY CONSENT

__________, 20__

To:	[_____________________________] (the “Issuing Lender”)

Re:

Fifth Amended and Restated Three Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “Credit Agreement”), among General Motors Company, a Delaware corporation (together with its successors and permitted assigns, the “Company”), General Motors Financial Company, Inc., a Texas corporation, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the other agents party thereto. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 3.2 of the Credit Agreement, the Company hereby consents to the issuance by the Issuing Lender or its Applicable Lending office of a Letter of Credit in the original face amount of ________________ [Insert Currency] requested by and for the account of __________________________________________________ (the “Applicable Account Party”) pursuant to that certain Application dated [__________________, 20__] and executed by the Applicable Account Party].

GENERAL MOTORS COMPANY

By:_______________________________
Name:
Title:

EXHIBIT N to Credit Agreement

FORM OF LETTER OF CREDIT ACKNOWLEDGMENT

LETTER OF CREDIT ACKNOWLEDGMENT, dated as of _____________, 20__, is entered into by _________________, a _________________ (the “Applicable Lending Office”), in favor of [INSERT ISSUING LENDER], General Motors Company, a Delaware corporation (the “Company”), and [                ] (the “Applicable Account Party”). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement referred to below. This is a “Letter of Credit Acknowledgment” as referenced in the Credit Agreement.

RECITALS

WHEREAS, the Company, General Motors Financial Company, Inc., the Subsidiary Borrowers from time to time party thereto, JPMorgan Chase Bank, N.A, as Administrative Agent, and each of the Lenders from time to time party thereto have entered into that certain Fifth Amended and Restated Three-Year Revolving Credit Agreement, dated as of March 31, 2023 (as amended, restated, amended and restated, renewed, supplemented or modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the terms of the Credit Agreement, the Applicable Account Party has requested that the Applicable Lending Office issue a letter of credit (the “Requested Letter of Credit”) on behalf of the Applicable Account Party, which letter of credit shall be a “Letter of Credit” for all purposes under the Credit Agreement; and

WHEREAS, the Applicable Account Party may in the future request that the Applicable Lending Office issue additional letters of credit (each such letter of credit, a “Future Letter of Credit”) on behalf of the Applicable Account Party, each such Future Letter of Credit to be a “Letter of Credit” for all purposes under the Credit Agreement upon the issuance thereof.

NOW, THEREFORE, IT IS AGREED:

1. Acknowledgment. Each of the Applicable Lending Office, [INSERT ISSUING LENDER], the Company and the Applicable Account Party hereby acknowledge that, upon the issuance thereof pursuant to the terms of the Credit Agreement, the Requested Letter of Credit and any Future Letter of Credit shall constitute and shall be deemed to be a Letter of Credit for all purposes under the Credit Agreement and shall be subject to the terms thereof, as such terms may be amended solely pursuant to Section 2 below.

The Applicable Lending Office hereby agrees to be bound by the terms and conditions of the Credit Agreement (including all representations, warranties, and covenants), derive rights and assume the obligations thereunder.

2. Amendments. Solely with respect to the Requested Letter of Credit and any Future Letter of Credit, the terms of the Credit Agreement governing Letters of Credit shall be amended as follows:

        [Insert any amendments to the Letter of Credit provisions set forth in Section 3 of the Credit Agreement necessary to the extent (i) of any operational terms required by the Applicable Lending Office for similarly situated applicants that do not have a material impact on its ability to issue Letters of Credit and are not materially inconsistent with the terms of the Credit Agreement and the L/C Fee Letter or (ii) required pursuant to any applicable Requirements of Law.]

3. Representations, Warranties and Covenants. The Company hereby confirms that the Credit Agreement (other than as specifically amended hereby solely with respect to the Requested Letter of Credit and any Future Letter of Credit) remains in full force and effect and will continue to constitute legal, valid and binding obligations of the Company in accordance with its terms. Each of the Company and the Applicable Lending Office represents and warrants that it has the full power and authority, and has taken all actions necessary to execute and deliver this Letter of Credit Acknowledgment and to consummate the transactions contemplated hereunder.

4. Governing Law; Etc. This Letter of Credit Acknowledgment shall be governed in accordance with the laws of the State of New York [or local law if Acknowledgement would be unenforceable if governed by New York law]. This Letter of Credit Acknowledgment may be executed in one or more counterparts which taken together shall constitute one agreement. Any signature delivered by facsimile or by email (in “pdf” or similar format) shall be deemed an original signature hereto.

[APPLICABLE ACCOUNT PARTY] By: Name: Title:

GENERAL MOTORS COMPANY By: Name: Title:

Accepted and Agreed:

[ISSUING LENDER]

By:
Name:
Title:

[APPLICABLE LENDING OFFICE]

By:
Name:
Title: